As filed with the Securities and Exchange Commission on July 26, 2004
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Distribución y Servicio D&S S.A.

(Exact name of Registrant as specified in its charter)
Distribution and Service D&S Inc.
(Translation of the Registrant’s name in English)

The Republic of Chile	Not Applicable
(Jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Avenida Presidente Eduardo Frei Montalva 8301

Quilicura
Santiago, Chile
(56-2) 200-5000
(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System

1633 Broadway
New York, New York 10019
(212) 894-8600
(Name, address and telephone number of agent for service)

Copies to:

S. Todd Crider, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
(212) 455-2000

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), please check the following box.    ☐
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities	Amount to	Aggregate Price	Aggregate Offering	Amount of
to be Registered	be Registered(1)	Per Unit(2)	Price(2)	Registration Fee

Shares of common stock, without face (par) value(3)	37,134,885	US$1.016	US$37,729,043.16	US$4,780.27

Rights (ADR rights)(4)	37,134,885 (2,475,659)	None	None	None

(1)	Includes shares that may be offered and sold in the form of American Depositary Shares that are to be offered in the United States. This amount also includes shares that are to be offered in Chile and elsewhere outside the United States, but which may be resold from time to time in the United States during the distribution.

(2)	Calculated based on an estimated maximum offering price per share of Ch$637.81 (the closing price per share on the Santiago Stock Exchange on July 22, 2004) and at an exchange rate of Ch$627.53 = US$1.00, the Observed Exchange Rate (as defined in the accompanying prospectus) on July 22, 2004, and rounded upwards to a convenient amount.

(3)	American Depositary Shares evidenced by American Depositary Receipts issuable upon deposit of shares registered hereby have been registered under a separate Registration Statement on Form F-6.

(4)	No separate consideration will be received for the rights or the ADR rights.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 26, 2004

PRELIMINARY PROSPECTUS

Distribución y Servicio D&S S.A.

Rights Offering for Shares of Common Stock

in the Form of American Depositary Shares or Shares

     We are offering to our common shareholders rights to subscribe for 83,362,365 new shares in Chile and elsewhere outside Chile, of which 30,945,735 shares will be represented by American depository receipts or ADRs. Each share held of record as of 11:59 p.m. (Santiago, Chile time) on July 31, 2004 entitles its holder to 0.18 rights. One right is required to subscribe for one new share at the subscription price of Ch$           per new share. We will accept subscriptions for whole new shares only.

     JPMorgan Chase Bank (formerly known as Morgan Guaranty Trust Company of New York), as our depositary, will make available to our ADR holders (which evidence American depositary shares or ADSs, representing 15 shares) rights to subscribe for newly issued ADSs at the rate of 0.18 ADR rights for each ADS held of record at 5:00 p.m. (New York City time) on July 30, 2004. One ADR right is required to subscribe for one new ADS at the U.S. dollar equivalent of the subscription price of Ch$           per new ADS. We will accept subscriptions for whole new ADSs only. You must pay the subscription price for new ADSs in U.S. dollars.

     We are offering these preemptive rights as required by Chilean law and, though not obligated to do so, have elected to register these preemptive rights with the Securities and Exchange Commission in order to extend to our U.S. shareholders and holders of ADRs equal opportunity to participate in the preemptive rights offering.

     The offering of new shares by means of rights to holders of shares will expire at 4:30 p.m. (Santiago, Chile time) on September 4, 2004. The offering of new ADSs to holders of ADRs will expire at 5:00 p.m. (New York City time) on                          , 2004.

     Any holder of share rights may transfer any whole number of rights. Rights will be eligible to trade on the Santiago Stock Exchange, the Chilean Electronic Stock Exchange and the Valparaíso Stock Exchange, from August 6, 2004 to September 3, 2004.

     The ADR Rights are not transferable.

     Our ADSs are traded on the New York Stock Exchange under the symbol “DYS” and our common shares are traded on the Santiago Stock Exchange, the Electronic Stock Exchange, the Valparaíso Stock Exchange and the Madrid Stock Exchange. On July 22, 2004, the closing prices on the New York Stock Exchange per ADS and on the Santiago Stock Exchange per share were US$15.12 and Ch$637.81, respectively. We have applied for our new ADSs to be listed on the New York Stock Exchange. We have applied for our new shares to be listed on the Santiago Stock Exchange, the Electronic Stock Exchange and the Valparaíso Stock Exchange.

     Investing in our shares and ADSs involves risks. See “Risk Factors” beginning on page 12.

	Subscription Price		Proceeds to Company

Per New Share (per New ADS)	Ch$ [ ] (US$	)	Ch$ [ ] (US$	)
Total Offering	Ch$ [ ]		Ch$ [ ]

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004

      No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities other than the securities described in this prospectus, or an offer to sell or the solicitation of an offer to buy any securities in any circumstances in which such offer or solicitation is unlawful. The delivery of this prospectus shall not, under any circumstances, create any implication that there has been no change in our affairs since the date hereof, or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

      As used in this prospectus, the terms “D&S”, “we”, us and “our” may refer, depending upon the context, to Distribucíon y Servicio D&S S.A., to one or more of its consolidated subsidiaries or to all of them taken as a whole, unless we state otherwise.

      We have prepared this prospectus on the basis of information which we have or have obtained from sources we believe to be reliable. Summary discussions of documents referred to in this prospectus may not be complete and we refer you to the documents for more complete information. You should consult your own legal, tax and business advisors regarding an investment in our shares of common stock or ADSs.

i

FORWARD-LOOKING INFORMATION

      This prospectus contains or incorporates by reference statements which constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 that include statements regarding the intent, belief or current expectations of our directors and officers with respect to our future operating performance, both before and after the consummation of the offerings. Such statements include any forecasts, projections and descriptions of anticipated cost savings or other synergies. Such forward-looking statements are not guarantees of future performance and may involve risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements as a result of various factors (including, without limitation, the actions of competitors, future global economic conditions, market conditions, foreign exchange rates, and operating and financial risks related to managing growth and integrating acquired businesses), many of which are beyond our control. The occurrence of any such factors not currently expected by us would significantly alter the results set forth in these statements.

      Factors that could cause our actual results to differ materially and adversely from those set forth in the forward-looking statements include, but are not limited to:

•	changes in general economic, business or political or other conditions in Chile or changes in general economic or business conditions in Latin America;

•	changes in capital markets in general that may affect policies or attitudes toward lending to Chile or Chilean companies;

•	changes in exchange rates or regulations applicable to currency exchanges or transfer;

•	unexpected developments in pending litigation;

•	increased costs of operations;

•	unanticipated increases in financing and other costs or the inability to obtain additional debt or equity financing on attractive terms; and

•	the factors discussed under “Risk Factors” beginning on page 12.

      You should not place undue reliance on such statements, which speak only as of the date that they were made. These cautionary statements should be considered in connection with any written or oral forward-looking statements that we may issue in the future. Except to the extent required by U.S. federal securities laws, we do not have any obligation or intention to release publicly any revisions to such forward-looking statements after completion of this offering to reflect later events or circumstances or to reflect the occurrence of unanticipated events. You should also read carefully the factors described in the “Risk Factors” section of this prospectus beginning on page 12.

ii

PRESENTATION OF FINANCIAL INFORMATION

Financial Statements

      We present our audited consolidated financial statements and, unless otherwise indicated, other financial information concerning us that is included or incorporated by reference in this prospectus, in constant Chilean pesos in conformity with accounting principles generally accepted in Chile, which we refer to in this prospectus as Chilean GAAP. Chilean GAAP as applied to us differs in certain important respects from accounting principles generally accepted in the United States of America, which we refer to in this prospectus as U.S. GAAP. See Note 25 to our audited consolidated financial statements as of December 31, 2002 and 2003 and for the years ended December 31, 2001, 2002 and 2003 included herein, for a description of the principal differences between Chilean GAAP and U.S. GAAP as they relate to us and a reconciliation to U.S. GAAP of our net income for the years ended December 31, 2001, 2002 and 2003 and shareholders’ equity as of December 31, 2002 and 2003 reported under Chilean GAAP.

      Unless otherwise specified, in this prospectus:

•	“U.S. dollars”, “dollars”, “$”, or “US$” refer to United States dollars;

•	“pesos” or “Ch$” refer to Chilean pesos, the legal currency of Chile;

•	“Argentine pesos” or “A$” refer to Argentine pesos, the legal currency of Argentina;

•	“UF” refers to Unidades de Fomento, an inflation-indexed, peso-denominated monetary unit. The UF rate is set daily in advance based on changes in the previous month’s inflation rate; and

•	“€” refers to Euros, the legal currency of the European Union.

      For your convenience, this prospectus contains translations of certain peso amounts into U.S. dollars at specified rates. You should not construe these translations as representations that the peso amounts actually represent such dollar amounts or could be converted into dollars at the rate indicated. Unless otherwise indicated, these U.S. dollar amounts have been translated from pesos based on the Dólar Observado (the Observed Exchange Rate) reported by the Banco Central de Chile (the Central Bank of Chile), for March 31, 2004, which was Ch$ 616.41 = US$1.00. The Federal Reserve Bank of New York does not report a noon buying rate for pesos. See “Exchange Rates”.

      Certain amounts which appear in this prospectus (including percentage amounts) may not sum due to rounding or, in respect of financial information separated by segment, due to intercompany sales.

      We use the metric system of weights and measures in presenting our financial and other information contained in this prospectus. One meter equals 3.2808 feet or 1.0936 yards and one square meter equals 10.7639 square feet.

Market Information

      We have computed the information contained in this prospectus regarding annual volume, per capita growth rates and levels, market share, product segment, and population data in the supermarket industry based upon market statistics. Sales figures for the supermarket industry in Chile, which are based upon industry surveys and information reported to the Instituto Nacional de Estadísticas, or INE, are based on data supplied by the A.C. Nielsen Company. Additional data was obtained from third parties and from our own research. We believe that our estimates are reliable, but they have not been confirmed by independent sources.

iii

SUMMARY

      The following summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our securities. You should read the entire prospectus carefully, including the “Risk Factors” and “Forward-Looking Information” sections and our historical consolidated financial statements and the notes to those financial statements, before making an investment decision. As used in this prospectus, unless the context otherwise requires, references to “D&S”, “we”, “us” and “our” may refer to Distribución y Servicio D&S S.A., to one or more of its consolidated subsidiaries or to all of them taken as a whole, unless we state otherwise.

Our Company

      We are Chile’s leading hypermarket and supermarket company in terms of sales, with an estimated market share in the hypermarket and supermarket industry of 34.2% as of March 31, 2003. With over a century of experience in the distribution and retailing of food in the Chilean market, at March 31, 2004, we operated 74 stores in three complementary store formats under the Lider brandname. In January 2004, we acquired Carrefour Chile S.A. for €100 million, adding six hypermarkets that we are now converting into Lider stores. Over the last five years, we have increased our total number of stores from 45 to 74 (including six from Carrefour), of which 45 are located in the Santiago metropolitan region. Our expansion program currently projects the opening of seven new stores in 2004 (exclusive of the Carrefour acquisition) and eight stores in 2005. Our total net revenues were Ch$ 1,163,000 million (US$1,886.7 million) in 2003 and Ch$ 328,993 million (US$533.7 million) in the first three months of 2004.

      We have positioned ourselves as Chile’s low price leader in the hypermarket and supermarket industry. In mid-2003, we strengthened our commitment to offering low prices through our strategy of “Every Day Low Prices”, or EDLP, and re-branded all of our existing Ekono and Almac stores under our Lider brand. We believe our strong market position, our Lider brand’s reputation for value and our competitive cost structure will enhance our ability to successfully pursue our EDLP strategy, allowing us to cross-sell an expanded selection of quality non-food products and offer other complementary products and services, such as pharmacies, restaurants and credit cards to a large and growing customer base attracted by our traditional supermarket offering and our low prices.

      We operate three store formats under the Lider brand umbrella:

•	Our 29 Lider hypermarkets (including six acquired from Carrefour) have an average selling space of 9,244 square meters, and offer “one-stop” shopping for traditional food items and non-food items such as home appliances, electronics, apparel and toys. Our hypermarkets generated 60.5% of our net revenues in 2003 and 62.1% of our net revenues in the first three months of 2004.

•	Our 19 Lider Vecino compact hypermarkets have an average selling space of 3,824 square meters, and seek to combine the proximity and friendly atmosphere of neighborhood supermarkets with the advantages of low prices and a broad non-food product assortment that allows one-stop shopping. Our compact hypermarkets generated 21.1% of our net revenues in 2003 and 19.9% of our net revenues in the first three months of 2004.

•	Our 26 Lider Express supermarkets have an average selling space of 1,532 square meters, and emphasize quality groceries and perishables at low prices. Our supermarkets generated 12.7% of our net revenues in 2003 and 11.0% of our net revenues in the first three months of 2004.

      We also operate in businesses complementary to our core retail operations, including real estate development, credit card operations, pharmacies and restaurants, which together generated 5.7% of our net revenues in 2003 and 7.0% of our net revenues in the first three months of 2004.

Our Core Strengths

      We believe our core competitive strengths provide us with a strong platform for successful deployment of Lider’s EDLP strategy.

•	Chile’s value leader. Based on market surveys and our own monitoring of our competitors’ pricing, we believe we offer consumers the lowest overall prices of any major supermarket or hypermarket chain in Chile.

•	Chile’s leading hypermarket and supermarket company. For the first three months of 2004, we estimate that our market share in the Chilean hypermarket and supermarket industry was 34.2%, compared to a market share of 21.1% for our nearest competitor. We believe our leading market position helps us establish and maintain strong supplier relationships and gives us access to the largest customer base of any Chilean hypermarket and supermarket company.

•	Strong brand with a reputation for value. We believe that our stores derive substantial benefit from the widespread recognition of the Lider brand name in Chile and its reputation for value. This strong brand identity helps us gain more immediate recognition with customers when opening new stores and reinforces our Every Day Low Price strategy.

•	Low cost competitor. Based on publicly available market data, in proportion to net revenues, we have the lowest overall operating costs of any major hypermarket or supermarket company in Chile. This cost advantage derives, we believe, from our scale advantage, our unified branding strategy and our advanced distribution and technology. We believe our distribution center on the outskirts of Santiago is among the most advanced of its kind in Chile.

Our Strategy

      Our goal is to maximize value to our shareholders, while expanding our position as the leading hypermarket and supermarket company in Chile. We believe we can best achieve this goal by delivering a broader selection of goods and services to our customers at low prices. Key elements of our strategy include:

•	Continuing to expand customer traffic. We have approximately 15 million customer visits to our stores each month, providing us with what we believe is the greatest retail opportunity in Chile. To further expand our customer base, we are:

•	Offering Every Day Low Prices. In mid-2003, we strengthened our commitment to our EDLP strategy, which seeks to generate additional customer traffic in Lider stores by maintaining a discernable pricing difference with respect to the total price of a basket of goods purchased at Lider versus the same basket of goods purchased at competitors’ stores. We believe that the economies of scale arising from our large size and low selling costs, combined with our brand equity as the low cost leader, will enable this strategy to succeed.

•	Expand Lider’s presence. We intend to open seven new Lider stores in 2004 and eight additional Lider stores in 2005 (exclusive of FarmaLider pharmacies or other non-supermarket stores). These are in addition to six hypermarkets we acquired from Carrefour in January 2004 that are being converted into the Lider format. As such, assuming no further acquisitions, we project increased year-over-year selling space of 25% at year-end 2004 and 10% at year-end 2005.

•	Increasing our share of wallet. We estimate that for 2003 our share of Chilean food sales was 10%, while our market share for products in the non-food sectors in which we compete was 3%. We estimate that for 2003 our overall market share for food and non-food products was approximately 7.5%. We intend to steadily increase our share of the Chilean wallet by cross-selling both food and non-food products, as well as by expanding our credit card offering, to our strong and growing base of customers. To do so, we are:

•	Expanding our offerings of non-food products. We estimate that our customers visit Lider stores an average of six to seven times per month. To capitalize on this traffic, we intend to sell an expanding range of quality non-food products to customers attracted by our traditional supermarket offerings and our low prices. Key product categories include greater selections of apparel, housewares and electronics.

•	Building FarmaLider and other new businesses. We are expanding Lider’s offering of complementary businesses, including FarmaLider pharmacies, restaurants/cafes and other new value-added services.

•	Leveraging our Presto credit card. Our in-house credit card, Presto, had 700,954 accounts in good standing at March 31, 2004. We believe that our market-leading in-store traffic should permit us to continue to expand the number of Presto account holders and will afford cross-marketing opportunities to expand into financial and other services that we may seek to provide in the future. Our challenge is to properly manage the credit risk relating to the increased number of Presto account holders.

•	Maintaining a competitive cost structure. Our Every Day Low Price strategy builds upon our competitive cost structure. We are focused on:

•	Maximizing efficiency. In 2003, we rolled out a comprehensive store-by-store operational review which we refer to as the Faro Project (translated as the Lighthouse Project). This program consists of four different focus areas: improving productivity, improving our supply chain, reducing costs, and reducing shrinkage.

•	Taking advantage of single brand and EDLP to reduce advertising costs. Over time, as a result of re-branding all of our stores under the Lider brand and as we implement our EDLP strategy, we expect to achieve significant reductions in the proportion of our revenues that we spend on advertising. A single brand allows us to have a single marketing strategy. Moving away from a “high-low” pricing strategy in favor of EDLP allows us to pursue a broad-based advertising strategy that eliminates costly weekly mailings and promotions.

•	Recruiting and developing talent. To implement our strategy, we seek to recruit and develop talented personnel at all levels of our business. We have strengthened our management team with executives recruited from leading international and Chilean companies. This team is invested in the success of our EDLP strategy. We also seek to become a preferred place to work in Chile which, we believe, over time, will help ensure our continued success.

Recent Developments

      Acquisition of Carrefour Chile S.A. On December 19, 2003, we agreed to acquire 100% of the shares of Carrefour Chile S.A., which we refer to as Carrefour Chile, representing all of Carrefour’s operations in Chile, for € 100 million (at that time, approximately US$124 million). Actual payment relating to the acquisition and stock transfer and consummation of the transaction took place on January 7, 2004. Through the acquisition, we acquired seven hypermarkets in the city of Santiago with a total sales area of 58,638 square meters (an average of 8,377 square meters per store). In 2003, these acquired stores had sales of US$180 million and an estimated market share of 2.8% of the Chilean supermarket industry based on annualized revenues for 2003. As of the date of this prospectus, we have integrated six of these stores into our business and closed the seventh store, which was located adjacent to an existing Lider hypermarket. We believe that the acquisition of Carrefour Chile will allow us to expand our retail operations in densely populated areas of the Santiago metropolitan region as well as further expand our non-food businesses, specifically in the areas of housewares, general merchandise, clothing and electronics.

      Our principal executive office is located at Avenida Presidente Eduardo Frei Montalva 8301, Quilicura, Santiago, Chile. Our telephone number is 56-2-200-5000 and our website is www.dys.cl. Information on our website is not incorporated into this prospectus and is not part of this prospectus.

THE OFFERING

      This summary highlights certain information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to purchase our securities. We urge you to read the entire prospectus carefully, including the “Risk Factors” and “Forward-Looking Information” sections, along with our consolidated financial statements and the notes to those financial statements.

The Preemptive Rights Offering

ADR rights offering

ADR rights offering	Each ADS held of record on July 30, 2004 (as reflected in the Depositary’s books and records) entitles its holder to 0.18 ADR rights. ADR rights will be represented by nontransferable warrants. We will not distribute any fractional ADR rights. One ADR right entitles its holder to subscribe for one new ADS at the U.S. dollar equivalent of the subscription price of Ch$ per new ADS. The amount of U.S. dollars that Holders of ADR rights must pay to the warrant agent will vary in accordance with the exchange rate. Based on the Observed Exchange Rate on , 2004, the estimated ADS subscription price is US$ per new ADS subscribed.

We will accept subscriptions for whole, new ADSs only and will round down any subscription submitted for fractional, new ADSs to the nearest whole number of new ADSs. The warrant agent will use its best efforts, to the extent permitted by law, to sell entitlements to fractional ADR rights and the rights corresponding to unexercised ADR rights for the pro rata benefit of the holders entitled thereto. Our depositary, JPMorgan Chase Bank, will also act as the warrant agent. See “The Rights Offering.”

Transferability	ADR rights are not transferable.

Subscription period	From August 6, 2004 through 5:00 p.m. (New York City time) on , 2004. You must deliver to the warrant agent a properly completed warrant and full payment of the ADS subscription price, in each case by 5:00 p.m. New York City time on , 2004, or your ADR rights will lapse and you will have no rights other than the right to receive the net proceeds, if any (after deducting all applicable taxes and any fees and expenses of the depositary and warrant agent), from the sale of the rights relating to such unexercised ADR rights, as described under “The Rights Offering — The exercise of ADR Rights is irrevocable and may not be canceled or modified — Exercise of ADR rights and Sale of Unexercised Rights” below. Deposit in the mail will not constitute delivery to the warrant agent. The exercise of ADR rights is irrevocable and may not be canceled or modified.

ADS Subscription Price	Ch$ per new ADS. You should pay to the warrant agent a U.S. dollar amount equal to the ADS subscription price translated into U.S. dollars at the average exchange rate at which the warrant agent converts such funds into Chilean pesos following the ADR rights expiration date. The warrant agent will use its reasonable best efforts to convert such U.S. dollars into Chilean pesos and to make payment relating to subscribed new ADSs to us as promptly as possible after , 2004, but such conversion may require two or more business days to accomplish. Holders of ADR rights subscribing for new ADSs must tender US$ per ADS subscribed for (equal to approximately % of the ADS subscription price, based on the Observed Exchange Rate on , 2004) prior to , 2004 to make it more likely that the depositary will have sufficient funds to pay the ADS subscription price in Chilean pesos, in light of any exchange rate fluctuations. Such subscribers will be billed for any shortfall with respect to the amount of their subscription or will receive a refund of any excess, without interest. See “The Rights Offering — Subscription by Holders of ADRs — Method of Subscription and Payment”.

Delivery of ADRs	ADRs evidencing new ADSs will be made available to subscribing holders promptly upon receipt by the depositary (or its agents) of the new shares subscribed from us which we expect to occur on or about , 2004 (provided that the subscribing holder has paid any shortfall due with respect to the ADS subscription price).

Exchange Privileges	You may not exchange ADR rights for rights to subscribe shares of common stock.

Listing	We have applied to list the new ADSs on the New York Stock Exchange.

NYSE trading symbol	DYS.

Warrant agent/depositary	JPMorgan Chase Bank, which we refer to as JPMorgan.

Rights Offering

Rights offering	Holders of our common shares will receive rights for each share held of record (as reflected on our share register) as of 11:59 p.m. (Santiago, Chile time) on July 31, 2004. One right is required to subscribe for one new share at the subscription price of Ch$ per new share. We will accept subscriptions for whole shares only and will round down any subscription submitted for fractional shares to the nearest whole number of shares. Holders of rights must pay the share subscription price for the full amount of shares for which they are subscribing.

Transferability	Any holder of rights may transfer its rights to others. Rights will be eligible to trade on the Chilean stock exchanges from August 6, 2004 to September 4, 2004 but will not be eligible to trade on any securities exchange in the United States.

Exchange privileges	You may not exchange rights to subscribe shares of common stock for ADR rights.

Subscription period	From August 6, 2004 through 4:30 p.m. (Santiago, Chile time) on September 4, 2004, the rights expiration date. You must deliver to Deposito Central de Valores full payment of the share subscription price by 4:30 p.m. (Santiago, Chile time) on September 4, 2004, or your rights will lapse and will have no further value. Deposit in the mail will not constitute delivery to us. The exercise of rights is irrevocable and may not be canceled or modified.

New share subscription price	Ch$ per new share. You must pay the share subscription price in Chilean pesos.

Registration of new shares	We will register new shares issued upon exercise of rights in our share register as soon as practicable after our receipt of payment with respect to such exercise. Certificates representing the new shares will be issued upon request.

Risk factors	See “Risk Factors” beginning on page 12 for a discussion of certain factors relating to us, our business and an investment in the ADSs or shares.

Combined Offering

Combined offering	In connection with our ADR rights offering and our rights offering, we are also offering 96,637,631 shares of our common stock in Chile and 70,000,005 shares of our common stock in the United States and elsewhere outside Chile in the form of shares of common stock or ADSs.

Timetable for the Offering

Share record date — 11:59 p.m. (Santiago, Chile time)	July 31, 2004
Commencement date of rights offering	August 6, 2004
Trading of rights expected to commence on the Chilean stock exchanges	August 6, 2004
ADR record date — 5:00 p.m. (New York City time)	July 30, 2004
Commencement date of ADR rights offering	August 6, 2004
ADR rights expiration date — 5:00 p.m. (New York City time)	, 2004
Rights expiration date — 4:30 p.m. (Santiago, Chile time)	September 4, 2004

SUMMARY FINANCIAL DATA

      The following table presents our summary consolidated financial data and other financial and operating information at the dates and for the periods indicated. The summary consolidated financial data as of December 31, 2002 and 2003 and for the years ended December 31, 2001, 2002 and 2003, was derived, with the exception of the U.S. dollar convenience translations, from our consolidated financial statements, including the notes thereto, which were audited by Deloitte & Touche, Sociedad de Auditores y Consultores Ltda., an independent registered public accounting firm. The summary consolidated financial information as of and for the three months ended March 31, 2003 and 2004, was derived from our unaudited consolidated financial statements and, in the opinion of management, reflects all adjustments which are of a normal recurring nature necessary for a fair presentation of the results of such periods. The results of operations for the three months ended March 31, 2004 are not necessarily indicative of the operating results for the entire year ending December 31, 2004. The consolidated financial data should be read in conjunction with our consolidated financial statements, including the notes thereto, and with “Operating and Financial Review and Prospects” included in our annual report on Form 20-F for the year ended December 31, 2003 and incorporated herein by reference. Our consolidated financial statements are prepared in accordance with Chilean GAAP, which differs in certain significant respects from U.S. GAAP. Note 25 to our audited consolidated financial statements provides a description of the principal differences between Chilean GAAP and U.S. GAAP as they relate to us and a reconciliation to U.S. GAAP of net income and shareholders’ equity for the periods and as of the dates covered by the financial statements.

      As required by Chilean GAAP, our financial statements are adjusted to reflect changes in purchasing power of the Chilean peso due to inflation. These changes are based on the consumer price index, or CPI, measured from December 1 to November 30 of each year. All non-monetary assets and liabilities and income statement accounts have been restated to reflect the changes in the Chilean consumer price index from the date such assets and liabilities were acquired or incurred to the end of the period.

      For the convenience of the reader, this prospectus contains translations of certain Chilean peso amounts into U.S. dollars at specified rates. Unless otherwise indicated, U.S. dollar equivalent information for amounts in Chilean pesos is based on the Observed Exchange Rate reported by the Central Bank of Chile for March 31, 2004, which was Ch$ 616.41 = US$1.00. The Federal Reserve Bank of New York does not report a noon buying rate in New York City for Chilean pesos. No representation is made that the Chilean peso or U.S. dollar amounts presented in this prospectus could have been or could be converted into Chilean pesos or U.S. dollars, as the case may be, at any particular rate or at all.

	At and for the Year Ended December 31,								At and for the Three Months Ended March 31,

	2001		2002		2003		2003(1)		2003		2004		2004(1)

	(Amount in millions of constant Ch$ and millions of US$, except per share and per ADS information and percentages
	or as otherwise indicated)
INCOME STATEMENT DATA:
Chilean GAAP:
Net revenue	Ch$	949,713	Ch$	1,058,719	Ch$	1,163,000	US$	1,959	Ch$	265,968	Ch$	328,993	US$	534
Cost of sales		(735,918)		(817,078)		(901,115)		(1,518)		(204,185)		(255,713)		(415)
Gross profit		213,795		241,641		261,885		441		61,783		73,280		119
Selling and administrative expenses		(157,179)		(198,977)		(216,643)		(365)		(46,888)		(66,191)		(107)
Operating income		56,616		42,664		45,242		76		14,895		7,089		12
Non-operating income		1,613		1,320		1,484		2		221		447		0.7
Non-operating expenses		(15,425)		(20,751)		(18,532)		(31)		(4,411)		(5,519)		(9)
Net price-level restatement and foreign exchange gain (loss)		5,760		5,485		(872)		(1)		1,138		(1,219)		(2)
Non-operating loss		(8,052)		(13,946)		(17,920)		(30)		(3,052)		(6,291)		(10)
Income before income taxes		48,564		28,718		27,322		46		11,843		798		1
Income taxes		(7,612)		(4,703)		(6,503)		(11)		(2,408)		(610)		(1)
Net income	Ch$	40,952	Ch$	24,015	Ch$	20,819	US$	35	Ch$	9,435	Ch$	188	US$	0.3
Net income per share(2)	Ch$	29.67	Ch$	17.40	Ch$	15.09	US$	0.03	Ch$	6.8	Ch$	0.14	US$	0.0
Net income per ADS(3)		445.12		261.03		226.29		0.38		103		2		0.0
Dividends per share(4)	Ch$	10.0	Ch$	10.0	Ch$	5.00	US$	0.01		—		—		—
Dividends per ADS(3)(4)		150.0		150.0		75.00		0.13		—		—		—
Weighted average shares outstanding (in millions)(5)		1,380		1,380		1,380		1,380		1,380		1,380		1,380
U.S. GAAP:
Net revenue	Ch$	878,258	Ch$	975,867	Ch$	1,068,304	US$	1,799
Operating income		56,173		32,221		44,800		75
Net income (loss)		44,446		29,407		23,667		39
Net income (loss) per share	Ch$	32.21	Ch$	21.3	Ch$	17.15	US$	0.03
Net income (loss) per ADS(3)		483.11		319.64		257.25	US$	0.43
Weighted average shares outstanding (in millions)(5)		1.380		1.380		1.380		1.380
BALANCE SHEET DATA:
Chilean GAAP:
Total current assets	Ch$	156,434	Ch$	249,988	Ch$	320,900	US$	540	Ch$	241,480	Ch$	271,784	US$	441
Property, plant and equipment-net		458,774		494,475		499,646		841		492,250		551,202		894
Total assets		693,549		762,814		844,726		1,423		753,283		871,486		1,414
Short-term debt		45,432		115,838		135,047		227		155,244		170,562		277
Long-term debt		163,673		138,851		175,064		295		123,557		171,536		278
Total shareholders’ equity		293,858		303,740		310,829		523		311,672		309,462		502
Ratio of shareholders’ equity to capitalization(6)		59.6%		62.3%		60.5%		60.5%		64.9%		60.6%		60.6%

	At and for the Year Ended December 31,								At and for the Three Months Ended March 31,

	2001		2002		2003		2003(1)		2003		2004		2004(1)

	(Amount in millions of constant Ch$ and millions of US$, except per share and per ADS information and percentages
	or as otherwise indicated)
U.S. GAAP:
Total assets	Ch$	695,428	Ch$	768,298	Ch$	846,197	US$	1,425
Long-term debt		163,673		138,851		175,064		295
Total shareholders’ equity		278,084		293,122		303,713		511
OTHER FINANCIAL INFORMATION
Chilean GAAP:
Capital expenditures	Ch$	71,911	Ch$	68,842	Ch$	44,159	US$	74	Ch$	9,457	Ch$	10,700	US$	17.36
Depreciation and amortization		31,757		34,597		37,999		64		9,184		11,783		19.12
Net cash provided from (used in) operating activities		66,792		29,385		33,451		56		(19,772)		(20,360)		(33.03)
Financial Ratios(7) (Chilean GAAP):
Gross margin		22.5%		22.8%		22.5%				23.2%		22.3%
Operating margin		6.0		4.0		3.9				5.6		2.2
Net margin		4.3		2.3		1.8				3.5		0.1
Current ratio		68.3		79.5		91.2				77.5		70
Total debt/total shareholders’ equity		74.1		83.9		99.8				89.5		110.6
Operating Information:
Number of stores (at end of period):
Almac(8)		4		4		—				4		—
Ekono(9)		28		23		—				23		—
Lider Express		—		—		26				—		26
Lider		16		21		23				21		30
Lider Vecino		5		13		19				13		19
Lider Mercado(10)		1		1		—				1		—
Total		54		62		68				62		75
Total selling space(11)		263,635		309,361		333,344				307,750		394,267
Average selling space per store(12)		4,810		5,005		4,902				4,964		5,257
Average sales per store (in millions)(13)(14)	Ch$	16,179	Ch$	16,196	Ch$	16,108	US$	27		3,800		3,800	US$	6.2
Increase (decrease) in same store sales(14)(15)		3.0%		(1.4)%		0.3%				(4.5)%		1.8%
Sales per square meter (in millions)(16)(16)	Ch$	3.4	Ch$	3.2	Ch$	3.3	US$	0.006		0.77		0.72	US$	0.0012
Total number of employees(17)		15,988		17,912		17,400				15,449		20,187
Sales per employee(16)(18)	Ch$	66.5	Ch$	58.7	Ch$	65.4	US$	110,059	Ch$	15.1	Ch$	13.8	US$	0.02

(1)	Chilean peso amounts (except dividend payments) have been translated into U.S. dollars at the rate of Ch$ 616.41 per U.S. dollar, the Observed Exchange Rate at March 31, 2004. Dividends are translated at the Observed Exchange Rate on the date of payment. Such U.S. dollar transactions are presented for the convenience of the reader and should not be construed as representations that the Chilean peso amounts have been or could be converted into U.S. dollars at that rate or any other rate.

(2)	Net income (loss) per share expressed in constant Chilean pesos.

(3)	Determined by multiplying per share amounts by 15 (one ADS = 15 shares).

(4)	Figures are in constant Chilean pesos and U.S. dollars. U.S. dollar amounts for dividend payments are calculated by applying the Observed Exchange Rate on the dividend payment date to the nominal peso amount.

(5)	Calculated on the basis of the number of shares outstanding and fully paid.

(6)	Capitalization is equal to the current portion of long-term debt, plus long-term debt plus minority interest and equity.

(7)	These ratios, which are expressed as percentages, were calculated as follows: Gross margin = Gross income/ Net revenues; Operating margin = Operating income/ Net revenues; Net margin = Net income/ Net revenues; Current ratio = Current assets/ Current liabilities.

(8)	During 2003, we converted all of our Almac stores into Lider Express supermarkets.

(9)	During 2003, we converted three of our Ekono Stores into Lider Vecino compact hypermarkets and the remaining Ekono stores into Lider Express supermarkets.

(10)	During 2003, we converted our Lider Mercado store into a Lider hypermarket.

(11)	In square meters at period end.

(12)	In square meters. Calculated by adding the average monthly selling space for each month during the year and dividing the result by 12. Average monthly selling space is defined as total selling space as of the last day of the month divided by the number of stores open on the last day of such month. Sales area of FarmaLider stores not included (marginal).

(13)	Sales for the period divided by the average number of stores at the end of each month during the period. Includes sales from FarmaLider stores.

(14)	“Sales” sets forth net revenues under Chilean GAAP, excluding contractual vendor allowances. As such, sales is equal to net revenues under U.S. GAAP.

(15)	Reflects increase (decrease) in net revenues of all stores open and operated by our company throughout two corresponding financial periods and, consequently, excludes net revenues of stores opened or closed or which underwent renovation during either of such periods.

(16)	Sales for the period divided by the average square meters of selling space at the end of each month during the period includes sales from FarmaLider stores, sales area of these stores is not included.

(17)	Number of full-time equivalent employees at period-end (company total).

(18)	Sales for the period divided by the average number of employees at the end of each month during the period (full-time shifts in stores), including employees in FarmaLider stores.

RISK FACTORS

      Prior to making an investment decision, you should carefully consider, in light of your own financial circumstances and investment objectives, all the information set forth herein and, in particular, should evaluate the risk factors set forth below. You should be prepared to accept the occurrence of any and all of the risks associated with purchasing the new shares and new ADSs, which could result in a loss of all your investment.

Risks Relating to Our Company

Our “Every Day Low Prices” strategy may erode our profitability.

      In 2003, we strengthened our commitment to our “Every Day Low Prices”, or EDLP strategy. The long-term success of this strategy in increasing our net income will depend on our ability to achieve a combination of increased sales volume and cost reductions that is significant enough to offset the reduction in our average operating margins. In the short term, we expect our EDLP strategy to reduce our profitability because we do not expect volume increases and cost reductions to fully offset the price decreases. In the second half of 2003 and in the first quarter of 2004, our operating margins have declined principally due to the implementation of our EDLP strategy. The long-term success of our EDLP strategy is subject to significant risks, including the following:

•	we may generate less additional sales volume than expected;

•	we may encounter difficulties obtaining additional vendor allowances from suppliers in the expected amounts and within the timeframe we currently anticipate;

•	our competitors may decide to match or undercut some or all of our reduced prices, making it difficult to sustain a sufficient price differential to attract the desired increase in customers;

•	we may fail to achieve desired reductions in selling expenses;

•	our Faro efficiency projects may yield lower cost reductions than expected; and

•	even if we are successful in implementing our strategy, it may take longer than planned to achieve the desired results.

      Any one of these factors could adversely affect our EDLP strategy and, consequently, our business, financial condition, results of operations, cash flows and prospects.

Increased competition may adversely affect our results of operations.

      The retail food industry in Chile is characterized by growing competition and increasing pressure on profit margins. The number and type of competitors and the degree of competition experienced by individual stores vary by location. Competition occurs on the basis of price, location, quality of products and services, product variety and store conditions. Through our Lider store formats (hypermarkets, compact hypermarkets and supermarkets), we compete across the full spectrum of food retailing in Chile with a number of national hypermarket and supermarket chains, smaller chains and unaffiliated independent food stores.

      Additionally, there is a trend towards consolidation in the Chilean supermarket industry. Our Chilean competitor, Cencosud S.A., which owns Jumbo, purchased Santa Isabel from Royal Ahold in 2003, and we purchased Carrefour Chile S.A. from Carrefour in January 2004. As a result of the Cencosud acquisition of Santa Isabel, Cencosud has recently become a stronger competitor in the Chilean market. Also, some companies in other areas of the retail industry in Chile are expanding into other retail areas, including, for example, the merger of Falabella (a department store) with Sodimac (a home improvement store). If these retailers expand into the supermarket sector and are successful in capturing market share, our results of operations may be adversely affected.

      We have adopted a strategy of “Every Day Low Prices”, which has had an adverse effect on our average operating margins. The pricing responses of our competitors may cause us to lower our prices further and take other actions that may adversely affect our profitability, compel us to reduce our planned capital expenditures or otherwise force us to forego growth opportunities. Some of our competitors and potential competitors in Chile have greater financial resources than we do and could use these resources to take steps which could adversely affect our financial condition and competitive position. Future competition may materially and adversely affect our business, financial condition, results of operations, cash flows or prospects.

The Chilean retail market may become saturated and prevent us from carrying out our plans for expansion or from achieving further growth.

      Historically, our sales growth has resulted primarily from the addition of new stores. As the number of stores increases, we may not be able to expand our floor space without decreasing sales of our existing stores. Additionally, during the 1990s, aggressive expansion by supermarket and hypermarket retailers operating in Chile resulted in an average annual growth in retail floor space of 11% that continued through 2002. If the Chilean retail industry continues to expand and becomes saturated relative to the current purchasing power of the Chilean consumer, it may limit our ability to profitably expand through new store openings.

The growth of our credit card operations may expose us to increased credit and financial risk, which may adversely affect our financial condition and results of operations.

      Our Presto credit card business is a growing segment of our operations. Over the twelve months from December 31, 2002 to December 31, 2003, we increased our number of accounts in good standing by 43% from 455,403 to 652,541 account holders. At March 31, 2004, we had 700,954 accounts in good standing with credit outstanding of Ch$ 95,292 million (US$154.6 million), and we intend to continue to increase the number of account holders in the near term.

      We assume sole responsibility for account approval and credit risk by administering Presto as a separate operating unit. As a result, we are exposed to increased credit and financial risk, which may adversely affect our financial condition and results of operation. These risks include:

•	Economic Downturns — Our credit card business is affected by general economic conditions beyond our control, including employment levels, consumer confidence and interest rates. A downturn in the Chilean economy may lead to a decrease in credit sales;

•	Increased Delinquencies and Charge-offs — Subject to our credit standards, we seek to increase the in-store credit available to our customers, particularly to permit the purchase of more expensive, higher-margin durable goods. As a result, our credit card operations accept a significant portion of applicants otherwise rejected by credit card operations administered by local Chilean banks. These customers generally have higher rates of charge-offs and delinquencies and are more adversely affected by downturns in the Chilean economy than customers with better credit profiles;

•	Inability to Predict Future Charge-offs — The approaches we use to select our customers may not be as effective at predicting future charge-offs due to changes in the economy, which may result in higher incidence of delinquencies among our customers;

•	Changes in Credit Card Use — A variety of social factors may cause changes in credit card use, including changes in consumer confidence levels, the public’s perception of the use of credit cards, and changing attitudes about incurring debt; and

•	Increased Regulation — Although our credit card business is currently not subject to government regulation other than generally applicable laws, the Chilean government may impose regulations in the future. Any such regulations could increase our costs and limit the manner in which we may offer and extend credit. The Chilean government is currently considering new legislation which may require additional disclosure by retail companies granting credit to consumers.

Our percentage of past due accounts is increasing, and our allowance for doubtful accounts may not be adequate to cover actual losses.

      We maintain an allowance for doubtful accounts to provide for defaults on the credit card loans we extend to Presto cardholders. At March 31, 2004 our allowance for doubtful accounts was Ch$ 3,499 million (US$5.7 million), representing 4.3% of our total net credit card loans. Credit card loans more than 90 days past due rose as a percentage of total accounts receivable from 4.8% at December 31, 2002 to 13.3% at December 31, 2003 and amounted to Ch$ 19,595 million (US$31.8 million), or 20.6% of total accounts receivable at March 31, 2004. If our past-due credit card receivables continue to increase at a faster rate than our growth in credit card loans, our allowance for doubtful accounts may not be adequate to cover actual losses, and we would be compelled to increase our allowance for doubtful accounts. Consequently, future provisions for loan losses may have an adverse effect on our operating results.

If we are unable to access capital markets in the future, our financial condition and results of operations may be adversely affected.

      We cannot assure you that we will be able to generate sufficient cash flows from our operations or obtain sufficient funds from external sources to fund our capital expenditure requirements. Our ability to access financial markets in sufficient amounts and at acceptable costs to finance our operations and fund our future capital expenditures will depend to some degree on prevailing capital and financial market conditions over which we have no control. Our failure to generate sufficient cash flows from operations or to obtain such financing could cause us to delay or abandon some or all of our planned capital expenditures, which, in turn, could adversely affect our competitive position, financial condition, results of operations, cash flows and prospects.

A change in antitrust law, regulation or regulatory oversight in Chile could require that we take certain compliance measures including the incurrence of significant incremental expenses which could adversely impact our ability to expand our business.

      Chile has antitrust laws that limit the abuse of market share by a company in any particular industry. The Chilean government recently issued findings and recommendations related to a fact-finding investigation regarding procurement practices in the food retailing sector. These findings and recommendations noted the potential for abuse of market position by supermarket companies in their relationship with suppliers and recommended the implementation of rules of conduct that would safeguard the functioning of the market. Although we believe our procurement policies comply with applicable laws and regulations, Chilean regulatory scrutiny and policies requiring further objective, uniform and non-discriminatory procurement policies may constrain our ability to achieve optimal pricing based on our market leading market share, which may adversely affect the success of our EDLP strategy.

      If Chile exercises its regulatory authority in order to revoke or revisit past authorizations or adopts stricter standards of enforcement of its antitrust laws, prospectively or retroactively, we could be required to take certain compliance measures which could potentially adversely affect our results of operations and financial condition. These potential antitrust concerns could adversely impact any future plans we have to expand our business, including though strategic acquisitions.

The default on the payment of the deferred amount of the purchase price for Ekono-Argentina may adversely affect our financial condition and results of operations.

      We sold our former Argentine subsidiary, Ekono-Argentina, to Disco S.A. in December of 1999 for US$150 million. However, only US$60 million of the purchase price for our Argentine operations was paid in May 2000, with the balance of US$90 million payable in May 2003 and guaranteed by the Netherlands Antilles Company “Disco-Ahold International Holdings N.V.”, which we refer to as Ahold. We were informed in December 2002 that Disco S.A. would not pay us the entire US$150 million amount in U.S. dollars, but would instead convert the US$90 million balance owed to us into Argentine pesos under Argentine foreign currency convertibility regulations. On May 2, 2003, Disco S.A. made payment of A$ 126 million. After approval by the Central Bank of Argentina in August 2003, this amount plus accrued interest was remitted to us based on an effective exchange rate of A$ 3.00 to US$1.00 and totalled US$42 million.

      We are involved in various legal challenges to recover the remaining amounts due. If we are unable to recover the remaining balance (currently US$47.5 million), plus interest and costs, owed to us, our financial condition and prospects may be adversely affected. Moreover, if we are unable to recover, or if we determine it is probable that we will be unable to recover, the remaining amounts owed, we may be required to write off the amount in dispute, which would lower our net income for that period.

Our controlling shareholders own a substantial majority of our share capital and exercise significant influence over board decisions.

      Control of our company is vested in a series of companies beneficially owned or controlled by our controlling shareholders, Messrs. Felipe and Nicolás Ibáñez Scott and related persons. Together, these companies controlled 74.7% of our outstanding capital stock at March 31, 2004. In addition, Mr. Cristóbal Lira Ibáñez, our chief executive officer, is a cousin of Messrs. Felipe and Nicolás Ibáñez Scott. Upon completion of this offering and the combined offering, our controlling shareholders will hold 63.4% of our outstanding capital stock (assuming full exercise of preemptive rights by our shareholders), or 66.8% (assuming such preemptive rights are not exercised). Therefore, our controlling shareholders are and will continue to be in a position to direct our management and to determine the result of substantially all matters to be decided by a shareholder’s vote, including:

•	the election of a majority of the members of our board of directors;

•	the determination of the amount of dividends we distribute (subject to the legally mandated minimum of 30% of net income);

•	the ability to control persons named to our board of directors and management;

•	the acquisition or disposition of assets; and

•	future issuance of shares or other securities and other management policies.

In addition, if the depositary does not receive voting instructions from a holder of ADSs on or before the date set by the depositary, such holder will be deemed to have instructed the depositary to give a discretionary proxy with full power of substitution to the president of our board of directors, or to a person designated by the president of our board of directors, to vote such shares.

The decision of our controlling shareholders to dispose of a significant number of their shares could adversely affect the trading price of our shares and ADSs.

      The disposition by the companies controlled by certain members of the Ibáñez family of a significant number of the shares of our company they hold, or the perception that such a disposition might occur, could adversely affect the trading price of our shares and ADSs. If a significant disposition were to occur, the Ibáñez family may not continue to own a controlling percentage of our capital stock and an actual or potential reduction in their ownership percentage may have an adverse effect on our results of operations or financial condition.

Risk Factors Relating to the ADSs and the Shares

Preemptive rights may be unavailable to ADS holders.

      Chilean law requires us, whenever we issue new shares for cash, to grant preemptive rights to holders of our shares (including shares represented by ADSs), giving them the right to purchase a sufficient number of shares to maintain their existing ownership percentage. However, we may not be able to offer shares to U.S. holders of ADSs pursuant to preemptive rights granted to our shareholders in connection with any future issuance of shares unless a registration statement under the Securities Act is effective with respect to such rights and shares, or an exemption from the registration requirements of the Securities Act is available. Under the procedure established by the Central Bank, the Foreign Investment Contract of a Chilean company with an existing ADR program will become subject to an amendment (which will also be deemed to incorporate all laws and regulations applicable to international offerings in effect as of the date of the amendment) that will extend the benefits of such contract to new shares issued pursuant to a preemptive rights offering to existing ADS owners and to other persons residing and domiciled outside of Chile that exercise pre-emptive rights, upon request to the Central Bank. We intend to evaluate at the time of any rights offering the costs and potential liabilities associated with any such registration statement as well as the indirect benefits to us of enabling U.S. holders of ADSs to exercise preemptive rights and any other factors that we consider appropriate at the time, and then make a decision as to whether to file such registration statement.

      We may elect not to file a registration statement. To the extent holders of ADSs are unable to exercise such rights because a registration statement has not been filed, the depositary will attempt to sell such holders’

preemptive rights and distribute the resulting net proceeds if a secondary market for such rights exists and a premium can be recognized over the cost of any such sale. If such rights cannot be sold, they will expire and holders of ADSs will not realize any value from the grant of such preemptive rights. In any such case, such holder’s equity interest in our company would be diluted proportionately. See “Description of Share Capital — Preemptive Rights and Increases of Share Capital” and “Description of American Depositary Receipts — Distributions on Deposited Securities”.

You may be unable to receive share dividends.

      Chilean law provides that we can declare a dividend in cash or in shares. When a share dividend is declared above the legal minimum of 30% of profits (which minimum must be paid in cash), we have the option to declare that the portion of the dividend above the legal minimum be paid either in shares or in cash. In the event that a share dividend is declared, U.S. holders of ADSs may not be permitted to receive such a dividend in shares unless a registration statement under the Securities Act is effective with respect to such shares, or an exemption from the registration requirements of the Securities Act is available. In the event that we shall offer or cause to be offered a dividend in shares to the U.S. holders of ADSs, or an option to elect to receive dividends in shares instead of cash, we have agreed to consult with the depositary to determine whether it is lawful and feasible to make such option available to U.S. holders of ADSs and, if such share dividend or option is to be made available to such holders, the procedures to be followed. In the event that we determine with the depositary that such share dividend or option should not be offered to U.S. holders of ADSs, the depositary will sell such shares or elect to receive cash if such option is available and allocate the proceeds of such sale, or such cash, for the account of such ADS holders. The inability of all or certain U.S. holders of ADSs to receive dividends in shares could result in the dilution of such holders’ percentage ownership of our common stock.

Shareholders’ rights in Chile and under our By-laws are fewer and less well defined than in the United States.

      Our corporate affairs are governed by the laws of Chile and our estatutos sociales, as amended on April 29, 2003, which we refer to as our By-laws and which function as our articles of incorporation and our By-laws. See “Description of Share Capital”. Under such laws and our By-laws, our shareholders may have fewer or less well-defined rights than they might have as shareholders of a corporation incorporated in a U.S. jurisdiction. For example, our shareholders would not be entitled to appraisal rights in the event of a merger or other business combination undertaken by us. See “Description of Share Capital — Shareholders’ Meetings and Voting Rights” and “— Dividend, Liquidation and Appraisal Rights”.

Future sales of shares by us and our shareholders may adversely affect the price of our shares and ADSs.

      Future sales of substantial amounts of our common stock or the perception that such future sales may occur, may depress the price of our shares and our ADSs. We cannot assure you that the price of our shares and our ADSs would recover from any such decline in value.

If you do not participate in this offering you may suffer very significant dilution.

      Holders of our common shares or of ADSs who do not complete and timely submit a subscription form or a warrant or who do not otherwise sell their rights, which, in the case of holders of ADSs requires delivery of an irrevocable instruction to the warrant agent, will be deemed to have forfeited their rights to participate in the rights offering. Such holders of common shares or ADSs that do not participate in the rights offering will have their equity interest in, and voting rights with respect to, us diluted by the new common shares and the new ADSs issued in connection with the rights offering.

You will not be able to rescind your subscription in this offering.

      Exercises of rights are irrevocable upon submission of a subscription form or warrant and you may not rescind your subscription. Moreover, the value of our shares and ADSs may decrease significantly from the time the right is exercised until the issuance of the ADSs. We cannot assure you that the subscription price paid will accurately reflect the value of the ADSs delivered.

You may not be able to effect service of process on us, our directors or executive officers within the United States, which may limit your recovery in any foreign judgment you obtain against us.

      We are a publicly-held open stock corporation (sociedad anónima) organized under the laws of Chile. All of our directors and executive officers, and certain experts named or mentioned in this or other documents incorporated by reference in this prospectus, reside outside the United States. All or a substantial portion of our assets and the assets of these persons are located outside the United States. As a result, it may not be possible for you to effect service of process within the United States upon us or such persons or to enforce against them in United States courts judgments obtained in such courts predicated upon the civil liability provisions of the United States federal securities laws. We have been advised by our Chilean counsel, Carey y Cía, that there is doubt whether Chilean courts would enforce in all respects, to the same extent and in as timely a manner as a U.S. or foreign court, an action predicated solely upon the civil liability provisions of the United States federal securities laws or other foreign regulations brought against such persons or against us. For a description of these limitations, see “Service of Process and Enforcement of Civil Liabilities.”

You may not be able to fully exercise your withdrawal rights.

      In accordance with Chilean laws and regulations, any shareholder that votes against specified actions or does not attend the meeting at which such actions are approved may withdraw from our company and receive payment for our shares according to a prescribed formula, provided that such shareholder exercises its rights within certain prescribed time periods. Specified actions triggering withdrawal rights include the approval of:

•	the transformation of our company into an entity that is not a corporation (sociedad anónima) governed by the Chilean Companies Law;

•	our merger with or into another company;

•	the sale of 50% or more of our assets, whether or not our liabilities are included, or the formulation of a business plan contemplating a sale on those terms;

•	creation of personal securities or asset-backed securities for the purpose of guaranteeing third-party obligations in excess of 50% of our assets;

•	the creation of preferential rights for a class of shares or an amendment to those already existing rights, in which case the right to withdraw only accrues to the dissenting shareholders of the class or classes of shares adversely affected;

•	the remedy of nullification of our documents of incorporation caused by a formality or an amendment to such documents that results in the granting of a right to such remedy; and

•	such other cases as may be established by the By-laws (no such additional cases currently are specified in the By-laws).

      However, because of the absence of legal precedent as to whether a shareholder that has, at the same time, voted both for and against a proposal (such as the depositary) may exercise withdrawal rights with respect to those shares voted against the proposal, there is doubt as to whether holders of ADSs will be able to exercise withdrawal rights either directly or through the depositary.

Risks Relating to Chile

Our growth and profitability depend on the level of economic activity in Chile and other emerging markets.

      All of our assets and revenues are currently located or generated in Chile. Retail food sales show a high degree of correlation with the economic situation prevailing in the relevant market. Accordingly, our financial condition and results of operations are dependent to a significant extent upon economic conditions prevailing in Chile. Chilean economic conditions can be adversely affected by a variety of factors, most of which are beyond our control, including:

•	the economic or other policies of the Chilean government, which has a substantial influence over many aspects of the private sector;

•	other political or economic developments in or affecting Chile;

•	regulatory changes or administrative practices of Chilean authorities;

•	inflation and government policies to combat inflation;

•	currency exchange movements;

•	world and/or regional economic conditions;

•	copper prices, which influence the profitability of Chile’s copper exports; and

•	other factors.

      Our financial condition and results of operations to some extent also depend on the level of economic activity in both Latin American and other countries, especially the United States and certain nations in Asia. In addition, although economic conditions are different in each country, investors’ reactions to developments in one country may affect the securities of issuers in other countries, including Chile. For example, adverse developments in other developing or emerging market countries may lead to decreased investor interest in investing in Chile or in the securities of Chilean companies.

Currency fluctuations could adversely affect our financial condition and results of operations and the value of our shares and ADSs.

      The Chilean government’s economic policies and any future changes in the value of the Chilean peso against the U.S. dollar could affect the dollar value of our common stock and our ADSs. The peso has been subject to large devaluations in the past and, more recently, periods of significant appreciation, and could be subject to significant fluctuations in the future. In the period from December 31, 2002 to December 31, 2003, the value of the Chilean peso relative to the U.S. dollar increased by 15.9%. The Observed Exchange Rate on June 30, 2004 was Ch$636.30 = US$1.00. Our results of operations may be affected by fluctuations in the exchange rates between the peso and the U.S. dollar.

      In the event of a devaluation of the Chilean peso, our financial condition and results of operations, and our ability to meet obligations in foreign currencies, could be adversely affected. The Chilean government’s economic policies and future fluctuations in the value of the Chilean peso against the U.S. dollar could adversely affect our operating results and the dollar value of an investor’s return on an investment in the ADSs.

      Chilean trading in the shares of our common stock that underlie our ADSs is conducted in pesos. Cash distributions with respect to shares of our common stock will be received in Chilean pesos by the depositary and converted by the depositary into U.S. dollars at the then-prevailing exchange rate for the purpose of making payments in respect of our ADSs. If the value of the Chilean peso falls relative to the U.S. dollar, the value of our ADSs and any distributions to be received from the depositary would be adversely affected. In addition, the depositary will incur customary currency conversion costs (to be borne by the holders of our ADSs) in connection with the conversion and subsequent distribution of dividends or other payments.

Inflation could adversely affect our financial condition, results of operations and the value of our shares and ADSs.

      Although Chilean inflation has moderated in recent years, Chile has experienced high levels of inflation in the past. High levels of inflation in Chile could adversely affect the Chilean economy and have a material adverse effect on our financial condition and results of operations. The annual rates of inflation (as measured by changes in the CPI and as reported by the INE) in 1999, 2000, 2001, 2002, 2003 and the first six months of 2004 were 2.3%, 4.5%, 3.1%, 3.0%, 1.1% and 1.5%, respectively. We cannot assure you that Chilean inflation will not increase significantly in the future. We generally pass on our increased costs resulting from inflation to our customers through increases in the prices of the products we sell. There can be no assurance, however, whether or to what extent we will pass on increased costs in the future. Further, the performance of the Chilean economy, our operating results or the value of the ADSs may be adversely affected by continuing or increased levels of inflation and Chilean inflation may increase significantly from the current level.

The Chilean market for our shares may be volatile and illiquid and such volatility and lack of liquidity may have adverse effects on the market for our ADSs.

      The Chilean securities markets are substantially smaller, less liquid and more volatile than major securities markets in the United States. The companies listed on the Santiago Stock Exchange, which is Chile’s principal exchange, had an aggregate equity market capitalization of approximately Ch$ 51,271,067 million (US$83,177 million) at December 31, 2003 and an aggregate average monthly trading volume of approximately US$626 million for 2003. The ten largest companies in terms of market capitalization at December 31, 2003, represented approximately 48.5% of the Santiago Stock Exchange’s aggregate market capitalization. Daily share trading volumes on the Santiago Stock Exchange are on average substantially lower than those on the principal national securities exchanges in the United States. For 2003, approximately 12.6% of the securities listed and traded on the Santiago Stock Exchange traded on 90% or more of the trading days.

      The lack of liquidity owing, in part, to the relatively small size of the Chilean securities markets may have a significant effect on the trading prices of our shares. Because the market for our ADSs depends, in part, on investors’ perception of the value of our underlying shares, this lack of liquidity for our shares in Chile may have a significant effect on the trading prices of our ADSs.

      In addition, the Chilean securities markets may be affected by developments in other emerging markets, particularly other countries in Latin America.

      The depth and liquidity of the market for our shares and the potential impact of developments in other emerging markets may cause the trading prices of our ADSs to fluctuate significantly.

Chile imposes controls on foreign investment and repatriation of investments that may affect your investment in, and earnings from, our ADSs.

      Equity investments in Chile by non-Chilean residents generally are subject to various exchange control regulations that restrict the repatriation of investments and earnings from investments. The ADS facility, however, is the subject of a Foreign Investment Contract among the depositary, us and the Central Bank, which grants the depositary and the holders of the ADSs access to Chile’s Mercado Cambiario Formal, or Formal Exchange Market. Pursuant to current Chilean law, the Foreign Investment Contract may not be amended unilaterally by the Central Bank. Additionally, there are judicial precedents (although not binding on future judicial decisions) indicating that the Foreign Investment Contract may not be abrogated by future legislative changes. However, additional Chilean restrictions applicable to the holders of ADSs, to the disposition of underlying shares of common stock or to the repatriation of the proceeds from such disposition may be imposed in the future, and the duration or implications of any such restrictions that might be imposed are difficult to predict. If, for any reason, including changes in the Foreign Investment Contract or Chilean law, the depositary were unable to convert pesos to U.S. dollars, investors might receive dividends or other distributions in pesos. Transferees of shares withdrawn from the ADS facility will not be entitled to access the Formal Exchange Market unless the withdrawn shares are redeposited with the depositary. If transferees are unable to access the Formal Exchange Market, they may be unable to convert peso amounts to dollars in connection with the sale of these shares.

      Cash and property dividends paid by us with respect to ADSs held by a foreign (non-Chilean) holder will be subject to a 35.0% Chilean withholding tax, which is withheld by our company. Stock dividends are not subject to Chilean taxation.

Chile has different corporate disclosure, governance and accounting standards than those you may be familiar with in the United States.

      The securities laws of Chile which govern open or publicly listed companies, such as our company, impose disclosure requirements that are more limited than those in the United States in certain important respects. As a foreign private issuer, we are exempt from many of the corporate governance standards the New York Stock Exchange applies to issuers that are U.S. companies. In addition, although Chilean law imposes restrictions on insider trading and price manipulation, the Chilean securities markets are not as highly regulated and supervised as the U.S. securities markets. There are also important differences between Chilean and U.S. accounting and financial reporting standards. As a result, Chilean financial statements and reported earnings generally differ from those reported based on U.S. accounting and reporting standards. See Note 25 to our audited financial statements for a description of the principal differences between Chilean GAAP and U.S. GAAP as they relate to us and a reconciliation to U.S. GAAP of net income for the years ended December 31, 2001, 2002 and 2003 and shareholders’ equity as of December 31, 2002 and 2003 reported under Chilean GAAP.

      Pursuant to Chilean Companies Law No. 19,705, enacted in December 2000, the controlling shareholders of a Chilean open stock corporation can only sell their controlling shares through a tender offer issued to all shareholders in which the bidder would have to buy all the offered shares up to the percentage determined by it, when the price paid is substantially higher than the market price (that is, when the price paid was higher than the average market price of a period starting 90 days before the proposed transaction and ending 30 days before such proposed transaction, plus 10%).

      Minority shareholders of our company may nevertheless still have fewer and less well-defined rights under Chilean law and our By-laws, than they might have as minority shareholders of a corporation incorporated in a United States jurisdiction.

USE OF PROCEEDS

      We estimate that we will receive net proceeds totaling US$248.5 million from the preemptive rights offering and the combined offering (assuming the preemptive rights offering is fully subscribed), based on the price of US$15.12 per ADS, the closing price on the New York Stock Exchange on July 22, 2004, after deducting underwriting discounts and estimated expenses.

•	If the preemptive rights offering is fully subscribed, we estimate that our net proceeds from the preemptive rights offering will be approximately Ch$84.0 million, after deducting estimated expenses;

•	We estimate that our net proceeds from the combined offering will be approximately Ch$164.5 million, after deducting underwriting discounts and estimated expenses.

      We cannot assure you that the preemptive rights offering will be fully or partially subscribed. Consequently, our net proceeds may be limited to the net proceeds of the combined offering.

      We intend to use the net proceeds of the preemptive rights offering and the combined offering as follows:

•	approximately US$100 million to fund the capital expenditures required by our store expansion program; and

•	the balance, if any, for general corporate purposes, including funding related to our Presto credit card operations.

MARKET INFORMATION

      Our shares of common stock are traded in Chile on the Santiago Stock Exchange, the Chilean Electronic Stock Exchange, and the Valparaíso Stock Exchange (collectively referred to as the Chilean Stock Exchanges). Since October 1997, our ADSs, each representing 15 shares of common stock, have been listed on the New York Stock Exchange (NYSE) under the symbol “DYS”. JPMorgan Chase Bank is the depositary with respect to the ADSs. Since December 2002, our common shares have been listed on the Madrid Stock Exchange (Latibex).

      The table below shows the high and low daily closing prices of our common shares in Chilean pesos and the trading volume of such shares on the Santiago Stock Exchange for the last five years. The table also shows the high and low daily closing prices of our ADSs on the New York Stock Exchange and the quarterly trading volume of our ADSs for the first quarter of 1999 through March 2004.

	Quarterly Share Prices on
	the Santiago Stock Exchange					Quarterly ADS Prices on the NYSE

	Share Volume	Ch$ per Share(1)				ADS Volume	US$ per ADS

		High		Low			(High)		Low
	(In thousands)					(In thousands)
1999
1st Quarter	19,257	Ch$	406	Ch$	280	2,726	US$	12.9	US$	8.5
2nd Quarter	30,767		635		405	1,007		18.8		12.5
3rd Quarter	9,227		665		545	2,874		19.4		15.8
4th Quarter	35,962		679		540	6,049		19.5		15.0
2000
1st Quarter	20,300		800		585	6,373		23.7		17.3
2nd Quarter	19,847		690		540	2,302		20.2		16.0
3rd Quarter	17,427		690		600	2,650		18.7		15.9
4th Quarter	20,020		685		570	2,273		18.4		14.9
2001
1st Quarter	37,078		665		530	3,654		17.3		13.1
2nd Quarter	27,954		650		482	2,975		16.0		11.9
3rd Quarter	55,106		680		487	3,826		15.1		10.5
4th Quarter	61,158		600		476	4,987		13.3		10.1
2002
1st Quarter	39,604		650		519	3,783		14.8		11.5
2nd Quarter	68,598		663		540	6,006		15.4		11.8
3rd Quarter	56,221		561		440	3,613		12.0		8.7
4th Quarter	70,856		497		385	3,345		10.7		7.5
2003
1st Quarter	87,051		481		404	6,439		10.20		8.3
2nd Quarter	71,964		600		398	6,961		12.80		8.2
3rd Quarter	46,920		759		580	4,029		16.98		12.4
4th Quarter	34,819		890		690	4,029		20.75		16.5
2004
1st Quarter	59,241		837		640	8,925		21.95		16.22
January 2004	12,191		837		660	1,593		21.95		16.28
February 2004	32,274		794		640	2,784		20.0		16.22
March 2004	14,776		781		700	1,548		19.89		17.12
2nd Quarter	51,161		720		580	3,282		17.58		13.44
April 2004	14,133		720		635	1,020		17.58		15.18
May 2004	21,748		655		580	1,121		15.53		13.44
June 2004	15,280		645		595	1,141		15.44		13.83

(1)	Chilean pesos per share reflect nominal price at trade date per share of Common Stock; the price has not been restated in constant Chilean pesos.

Source: Santiago Stock Exchange Official Quotations Bulletin; NYSE.

      At March 31, 2004, ADRs evidencing 7,042,166 ADSs were outstanding (equivalent to 105,632,490 shares or 7.7% of the total number of issued shares).

      On January 5, 2004, the closing sales price for our shares on the Santiago Stock Exchange was Ch$837.01 per share or US$21.67 per ADS, translated at the then-current Observed Exchange Rate of Ch$579.43 = US$1.00. On the New York Stock Exchange, the closing sales price was US$21.95 per ADS on such date.

      On July 22, 2004, the closing sales price for our shares on the Santiago Stock Exchange was Ch$637.81 per share or US$1.02 per ADS, translated at the then-current Observed Exchange Rate of Ch$627.53  = US$1.00. On the New York Stock Exchange, the closing sales price was US$15.12 per ADS on such date.

      On                     , 2004, the closing sales price for our shares on the Santiago Stock Exchange was Ch$           per share or US$           per ADS, translated at the then-current Observed Exchange Rate of Ch$            = US$           . On the New York Stock Exchange, the closing sales price was US$           per ADS on such date.

DIVIDENDS AND DIVIDEND POLICY

      Our company’s dividend policy is decided upon from time to time by the board of directors and is announced at the regular annual shareholders’ meeting, which is generally held in April of each year. However, the board of directors must submit at the annual regular shareholders’ meeting for shareholder approval each year a proposal for the declaration of the final dividend or dividends to be paid for the preceding year, consistent with the then-established dividend policy. Our current dividend policy is to pay a minimum annual dividend of Ch$ 10.0 per share. As required by the Chilean Companies Act, unless otherwise decided by unanimous vote of the issued and subscribed shares, we must distribute a cash dividend in an amount equal to at least 30% of our net income for a given year, unless and except to the extent we have a deficit in retained earnings. There can be no assurance that future dividends will be paid in an amount exceeding the 30% level required by law. Our board has the authority to decide whether such dividends will be paid in the form of interim dividends or a single annual payment.

      When one (or more) interim dividends are paid during the fiscal year, a final dividend is declared at the annual shareholders’ meeting in an amount that, together with the interim dividends previously paid, is sufficient to satisfy the statutory requirement that at least 30% of net income for the year be paid out in dividends. Such final dividend is paid on a date fixed by the board of directors, generally in March or April.

      The amount and timing for payment of dividends is subject to revision from time to time, depending upon our current level of sales, costs, cash flow and capital requirements, as well as market conditions. Any change in dividend policy would ordinarily be effective for dividends declared in the year following adoption of the change, and a notice as to any such change of policy would be required to be filed with Chilean regulatory authorities and would be publicly available information. Notice of such a change of policy would not, however, be sent to each shareholder or ADS holder. There can be no assurance as to the amount or timing of the declaration or payment of dividends in the future.

      Dividends are paid to shareholders of record on the fifth business day preceding the date set for payment of the dividend. The holders of ADSs on the applicable record dates for the ADSs will be entitled to all dividends paid on the ADSs.

      Direct shareholders who are not residents of Chile must register as foreign investors under one of the foreign investment regimes contemplated by Chilean law to have dividends, sale proceeds or other amounts with respect to their shares remitted outside of Chile through the formal exchange market. Under our foreign investment contract, the depositary, on behalf of ADR holders, will be granted access to the formal exchange market to convert cash dividends from pesos to U.S. dollars and to pay such U.S. dollars to ADR holders outside of Chile. See “Exchange Controls”. Dividends received in respect of shares of common stock by holders, including holders of ADRs who are not Chilean residents, are subject to Chilean withholding tax. See “Taxation”.

      The following table sets forth our dividend paid ratio and the amounts of total dividends paid on each fully paid share and ADS in respect of the year indicated. Amounts in Chilean pesos are presented in historical Chilean pesos as of the respective payment dates. Amounts are translated into U.S. dollars per ADS (representing 15 shares) at the Observed Exchange Rate of each of the respective dividend dates. See “Exchange Rates”.

	Dividend	Dividend per		Dividend per
Year Declared	Paid Ratio	Share		ADS

1999(1)	NA	Ch$	8.0	US$	0.20
2000	48.1		10.0		0.25
2001	35.1		10.0		0.25
2002	58.0		10.0		0.25
2003	66.3		10.0		0.25

(1)	In 1999, dividends were paid despite the net loss recorded for the year and were charged to retained earnings.

DILUTION

      At March 31, 2004, our company had a net tangible book value under Chilean GAAP of Ch $225.3 per share and of Ch $3,379.95 per ADS (US$0.38 per share and US$5.70 per ADS at the exchange rate in effect on March 31, 2004). Assuming full exercise of the preemptive rights under the preemptive rights offering, and after giving effect to the full subscription of the combined offering full exercise of the overallotment option, the net tangible book value would be US$           per ADS and the immediate dilution to purchasers of ADSs in the offering would be US$           per ADS. Dilution, for this purpose, represents the difference between the price per ADS paid by purchasers in the offering and pro forma net tangible book value per ADS at March 31, 2004.

      The following table illustrates the per ADS dilution as of March 31, 2004:

Offering price per ADS	US$	Ch$
Net tangible book value per ADS before the offering
Increase in net tangible book value per ADS attributable to the offering
Pro forma net tangible book value per ADS after giving effect to the offering
Dilution to purchasers per ADS	US$	Ch$

      Immediately following the preemptive rights offering and combined offering, we will have 1,630,000,000 shares outstanding (assuming full exercise of preemptive rights under the preemptive rights offering). Investors in the preemptive rights will own shares or ADSs representing an aggregate of            shares (or      % of the outstanding shares) for which they will have paid an aggregate amount of US$           million, or an average price of US$           per share (based on an exchange rate of Ch$ = US$1.00 on July      , 2004).

CAPITALIZATION

      The following table sets forth the cash and cash equivalents, short-term debt and total capitalization of our company at March 31, 2004, in accordance with Chilean GAAP and as adjusted to give effect to the preemptive rights offering and the combined offering (assuming full exercise of preemptive rights under the preemptive rights offering). After giving effect to the public offering price of US$           per ADS in the preemptive rights offering and combined offering, and an equivalent Ch$           per share (US$          ) in the combined offering, the net proceeds of the preemptive rights offering and combined offering are US$           million.

	At March 31, 2004

			As Adjusted
			for the
	Actual		Offerings(3)

	(In millions of constant Ch$ and
	millions of US$)(2)
Cash and cash equivalents	Ch$	8,129	Ch $	US$

Short-term debt
Short-term bank debt		83,248
Commercial paper		57,878
Current portion of long-term debt		29,436

Total short-term debt		170,562

Long-term debt:
Long-term debt		31,589
Commercial paper and bonds		131,539
Lease obligations		8,408

Total long-term debt		171,536

Minority interest		116
Shareholders’ equity:
Shares, without (nominal) par value(1)		215,848
Reserves		1,307
Retained earnings		92,307

Total shareholders’ equity		309,462

Total capitalization(4)		510,550

(1)	At March 31, 2004, 1,380,000,000 shares were issued and outstanding. The “As Adjusted” columns assume full exercise of preemptive rights under the preemptive rights offering and give effect to the combined offering.

(2)	Chilean peso amounts have been translated into U.S. dollars at an exchange rate of Ch$ 616.41 = US$1.00.

(3)	We expect to use the proceeds of the offering to fund capital expenditures relating to our store expansion program. Any remainder is reflected in cash and cash equivalents.

(4)	Total capitalization includes current portion of long-term debt, total long-term debt, minority interest and shareholders’ equity.

EXCHANGE RATES

      Chile has two currency markets, the Mercado Cambiario Formal, or the Formal Exchange Market and the Mercado Cambiario Informal, or the Informal Exchange Market. The Central Bank is empowered to determine that certain purchases and sales of foreign currencies must be carried out in the Formal Exchange Market. Pursuant to Central Bank regulations which are currently in effect, all payments, remittances or transfers of foreign currency abroad which are required to be effected through the Formal Exchange Market may be effected with foreign currency procured outside the Formal Exchange Market. The Formal Exchange Market is comprised of the banks and other entities so authorized by the Central Bank. Current regulations require that the Central Bank be informed of certain transactions and that they be effected through the Formal Exchange Market.

      The reference exchange rate for the Formal Exchange Market is reset daily by the Central Bank, taking internal and external inflation into account, and is adjusted daily to reflect variations in parities between the peso and each of the U.S. dollar, the euro and the Japanese yen. The Observed Exchange Rate for a given date is the average exchange rate of the transactions conducted in the Formal Exchange Market on the immediately preceding banking day, as certified by the Central Bank.

      Prior to September 2, 1999, authorized transactions by banks were generally transacted within a certain band above or below the reference exchange rate. In order to maintain the average exchange rate within such limits, the Central Bank intervened by selling and buying foreign currencies on the Formal Exchange Market. On September 2, 1999, the Central Bank eliminated the exchange rate band as an instrument of exchange rate policy, introducing more flexibility to the exchange market. The Central Bank announced that it will intervene in the exchange market only in special and qualified cases.

      Purchases and sales of foreign currencies which may be effected outside the Formal Exchange Market can be carried out in the Informal Exchange Market. The Informal Exchange Market reflects transactions carried out at informal exchange rates by entities not expressly authorized to operate in the Formal Exchange Market, such as certain foreign exchange houses and travel agencies. There are no limits imposed on the extent to which the rate of exchange in the Informal Exchange Market can fluctuate above or below the Observed Exchange Rate. At June 30, 2004, the average exchange rate in the Informal Exchange Market was approximately the same as the published Observed Exchange Rate for such date of Ch$ 636.30 per US$1.00.

      The following table sets forth the high, low, average and year-end Observed Exchange Rates for U.S. dollars for the periods indicated as expressed in pesos per US$1.00, as reported by the Central Bank. No indication is made that the Chilean peso or U.S. dollar amounts referred to in this prospectus actually represent, could have been or could be converted into, U.S. dollars or Chilean pesos, as the case may be, at the rates indicated, at any particular rate or at all. The Federal Reserve Bank of New York does not report a daily 12:00 p.m. buying rate for Chilean pesos:

	Observed Exchange Rate(3)

Period	Low(1)		High(1)		Average(3)		Year End

1999	Ch$	470.23	Ch$	550.93	Ch$	512.85	Ch$	530.07
2000		501.04		580.37		542.08		573.65
2001		557.13		716.62		636.39		654.79
2002		641.75		756.56		694.46		718.61
2003		593.10		758.21		691.40		593.80
January 2004		559.21		596.78		573.64		N/A
February 2004		571.35		598.60		584.31		N/A
March 2004		588.04		623.21		603.91		N/A
April 2004		596.61		624.84		608.19		N/A
May 2004		622.25		644.42		635.76		N/A
June 2004		634.35		649.45		643.50		N/A

(1)	Reflects pesos at historical values rather than constant pesos.

(2)	The average of Observed Exchange Rates for pesos on the last day of each full month during the relevant period.

(3)	The average of closing Observed Exchange Rates for pesos for each day of transactions during the month.

(4)	Transactions carried out on the previous bank business day reported by the Central Bank.

      Source: The Central Bank

EXCHANGE CONTROLS

      The Central Bank of Chile is responsible for, among other things, monetary policy and exchange controls in Chile. Appropriate registration of a foreign investment in Chile permits the investor access to Chile’s Formal Exchange Market. Foreign investments can be registered with the Foreign Investment Committee under Decree Law 600 of 1974, or can be registered with the Central Bank of Chile under Chapter XIV of the Compendium and the Central Bank Act. The Central Bank of Chile Act is an organic constitutional law requiring a “special majority” vote of the Chilean Congress to be modified.

      Equity investments in Chile by persons who are not Chilean residents are generally subject to various exchange-control regulations which restrict the repatriation and earnings of the investment. The ADSs offered hereby, however, are the subject of a Foreign Investment Contract among JPMorgan in its capacity as the depositary for shares represented by the ADSs, (the “depositary”), us and the Central Bank of Chile, which, pursuant to Article 47 of the Central Bank of Chile Act and Chapter XXVI of the Compendium of Foreign Exchange Regulations of the Central Bank of Chile (“Chapter XXVI”), is intended to grant the depositary and the holders of the ADSs access to the Formal Exchange Market.

      Absent the Foreign Investment Contract, under applicable Chilean exchange controls, investors would not be granted access to the Formal Exchange Market for the purpose of converting from Chilean pesos to U.S. dollars and repatriating from Chile amounts received with respect to deposited shares or shares withdrawn from deposit on surrender of ADSs (including amounts received as cash dividends and proceeds from the sale in Chile of the underlying shares and any rights with respect thereto). The following is a summary of certain material provisions that are contained in the Foreign Investment Contract, a copy of which was filed as an exhibit to Amendment No. 2 to our Registration Statement filed on Form F-1, dated as of October 6, 1997. Our Foreign Investment Contract will be amended to provide for the new shares offered in the combined offering and hereby. This summary does not purport to be complete and is qualified by reference to Chapter XXVI and the Foreign Investment Contract.

      Under Chapter XXVI and the Foreign Investment Contract, the Central Bank of Chile has agreed to grant to the depositary, on behalf of ADR holders, and to any non-Chilean resident investor who withdraws shares upon delivery of ADSs access to the Formal Exchange Market to convert pesos to dollars (and to remit such dollars outside of Chile) in respect of shares represented by ADSs or such withdrawn shares, including amounts received as:

•	cash dividends;

•	proceeds from the sale in Chile of withdrawn shares, or from shares distributed because of our liquidation, merger or consolidation, subject to receipt by the Central Bank of Chile of a certificate from the holder of the withdrawn shares (or from an institution authorized by the Central Bank of Chile) that such holder’s residence and domicile are outside Chile and a certificate from a Chilean stock exchange (or from a brokerage or securities firm established in Chile) that such withdrawn shares were sold on a Chilean exchange;

•	proceeds from the sale in Chile of preemptive rights to subscribe for additional shares;

•	proceeds from our liquidation, merger or consolidation; and

•	other distributions, that result from holding shares represented by ADSs or withdrawn shares, including without limitation, those resulting from any recapitalization.

      Transferees of withdrawn shares are not entitled to any of the foregoing rights under Chapter XXVI, unless the withdrawn shares are redeposited with the depositary. Investors receiving withdrawn shares in exchange for ADSs have the right to redeposit such shares in exchange for ADSs, provided that the conditions to redeposit are satisfied.

      Chapter XXVI provides that access to the Formal Exchange Market in connection with dividend payments will be conditioned upon our certification to the Central Bank of Chile that a dividend payment has been made and that any applicable tax has been withheld. Chapter XXVI also provides that the access to the Formal Exchange Market in connection with the sale of withdrawn shares or distributions thereon will be conditioned upon receipt by the Central Bank of Chile of certification by the depositary that such shares have been withdrawn in exchange for the pertinent ADSs and receipt of a waiver of the benefit of the Foreign Investment Contract with respect thereto until such withdrawn shares are redeposited.

      Chapter XXVI and the Foreign Investment Contract provide that a person who brings foreign currency into Chile to purchase shares with the benefit of the Foreign Investment Contract must convert such currency into pesos on the date of entry and has five business days from such date to invest in shares in order to receive the benefits of the Foreign Investment Contract. If such person decides not to acquire shares within such period, he can access the Formal Exchange Market to reacquire U.S. dollars, provided that the applicable request is presented to the Central Bank of Chile within seven days of the initial conversion into Chilean pesos. Shares acquired as described above may be deposited for ADSs and receive the benefits of the Foreign Investment Contract, as amended, subject to:

•	receipt by the Central Bank of Chile of a certificate from the depositary that such deposit has been effected and that the related ADSs have been issued; and

•	receipt by the Custodian of a declaration from the person making such deposit waiving the benefits of the Foreign Investment Contract with respect to the deposited shares.

      Access to the Formal Exchange Market under any of the circumstances described above is not automatic. Pursuant to Chapter XXVI, such access requires approval of the Central Bank of Chile based on a request for such approval presented through a banking institution established in Chile. The Foreign Investment Contract provides that if the Central Bank of Chile has not acted on such request within seven banking days, the request will be deemed approved.

      Pursuant to current Chilean law, the Foreign Investment Contract cannot be amended unilaterally by the Central Bank of Chile. Additionally, there are judicial precedents (which are not binding with respect to future judicial decisions) indicating that the Foreign Investment Contract may not be abrogated by future legislative changes. There can be no assurance, however, that additional Chilean restrictions applicable to the holders of ADSs, to the disposition of underlying shares or to the repatriation of the proceeds from such disposition will not be imposed in the future, nor can there be any assessment of the duration or impact of such restrictions if imposed. If for any reason, including changes in the Foreign Investment Contract or Chilean Law, the depositary were unable to convert Chilean pesos to U.S. dollars, investors would receive dividends or other distributions in Chilean pesos.

RECENT DEVELOPMENTS

Results of Operations for the Three Months Ended March 31, 2004

      For the three months ended March 31, 2004, our net revenues increased 23.7% compared to Ch$ 328,993 million (US$533.7 million) in the corresponding period in 2003. We attribute our increased net revenue primarily to the opening/ acquisition of new stores, the improved performance of the Chilean economy and the implementation of our EDLP strategy. However, our operating income decreased by 52.4% to Ch$ 7,089 million (US$11.5 million) for the three months ended March 31, 2004 compared to Ch$ 14,895 million for the corresponding period in 2003. The decrease in operating income resulted primarily from a decrease in our gross margins due to our EDLP strategy and a 152.5% increase in selling and administrative expenses resulting mainly from costs of integrating the Carrefour stores and higher provisions for losses on credit card loans. Net income was also negatively affected by a net loss corresponding to price-level restatement and foreign exchange differences as compared to a net gain for the corresponding period in 2003. As a result of these factors, our net income for the three months ended March 31, 2004 decreased by 98.0% to Ch$ 188 million (US$0.3 million) as compared with the corresponding period in 2003 and to a lesser extent by a 15.9% increase in financial expenses.

      Net Revenues. Our net revenues for the three months ended March 31, 2004 were Ch$ 328,993 million (US$533.7 million), which represented an increase of 23.7% compared to Ch$ 265,968 million for the corresponding period in 2003. The following table sets forth the composition of our net revenues for the periods indicated and the percentage change between periods.

	Three Months Ended March 31,

	2003		2004		% change

	(In millions of constant Ch$)
Hypermarket and Supermarket	Ch$	254,037	Ch$	306,022	20.5%
Credit cards		3,494		7,451	97.3
Other		8,436		16,076	90.6

Total	Ch$	265,968	Ch$	328,993	23.7%

      The 23.7% increase in our net revenues for the three months ended March 31, 2004 resulted primarily from:

•	Hypermarkets and Supermarkets. A 20.5% increase in net revenues derived from our hypermarket and supermarket business, to Ch$ 306,022 million (US$496.5 million) for the three months ended March 31, 2004 from Ch$ 254,037 million for the corresponding period in 2003. This increase resulted primarily from an addition of 86,517 square meters of sales area (one new Lider hypermarket, seven Carrefour stores, three new Lider Vecino compact hypermarkets, two new Lider Express supermarkets and the transformation of four Ekono supermarkets into Lider Vecino stores), an increase of approximately 28.0% over the total sales area at March 31, 2003. These new Lider stores (excluding Carrefour and including Lider Vecino and Lider Express) accounted for 19.2% of our hypermarket and supermarket sales for the three months ended March 31, 2004. Another factor which contributed to the increase in hypermarket and supermarket business was a 1.8% increase in same-store sales compared to the corresponding period in 2003. The same store sales increase was driven by the implementation of our EDLP strategy, which helped to increase our customer traffic levels, as well as by the improved performance of the Chilean economy.

•	Credit Card. A 97.3% increase in net revenues derived from our credit card operations compared to the corresponding period in 2003 reflecting an increase in our net financial revenues, including primarily interest and service fees, to Ch$ 7,415 million (US$11.2 million) for the three months ended March 31, 2004 from Ch$ 3,494 million for the corresponding period in 2003. This increase was attributable to a 70.3% increase in the number of active accounts, an increase in average monthly account balances per individual account to Ch$ 80,871 for the three months ended March 31, 2004 from Ch$ 47,513 for the corresponding period in 2003, and our promotion of sales of non-food products through our Presto card, leading to increased use of our Presto credit card to purchase higher priced non-food products.

•	Other Revenues. A 90.6% increase in net revenues derived from other revenues to Ch$ 16,076 million (US$26.1 million) for the three months ended March 31, 2004 from Ch$ 8,436 for the corresponding period in 2003. This increase resulted primarily from increased lease payments received from merchants leasing space in our stores and in our shopping centers.

      Cost of Sales and Gross Profit. Our gross profit for the three months ended March 31, 2004 was Ch$ 73,280 million (US$118.9 million), representing an increase of 18.6%, compared to Ch$ 61,784 million for the corresponding period in 2003.

      As a percentage of net revenues, our cost of sales for the three months ended March 31, 2004 was 77.7% compared to 76.8% for the corresponding period in 2003. Shrinkage for the three months ended March 31, 2004 increased to 2.1% of total sales, as compared to 1.9% of total sales for the corresponding period in 2003 reflecting primarily integration costs associated with the acquisition of the seven stores we acquired from Carrefour and to a lesser extent from higher shrinkage levels at our Lider stores. The increase in cost of sales as a percentage of net revenues was principally attributable to the implementation of our EDLP strategy in the second half of 2003 and the first quarter of 2004 under which we reduced our prices by a greater amount than we were able to reduce our costs of sales.

      As a result of our increase in cost of sales as a percentage of net revenues, our gross margin in the three months ended March 31, 2004 declined to 22.3% from 23.2% for the corresponding period in 2003. We expect to experience continued pressure on our gross margin in connection with our EDLP strategy. However, we expect that increases in other revenues, including revenues related to our Presto card, real estate and contractual vendor allowances, will counteract this effect.

      The costs associated with our credit card business are included in our selling and administrative expenses.

      Selling and Administrative Expenses. Selling and administrative expenses for the three months ended March 31, 2004 were Ch$ 66,191 million (US$107.4 million), representing a 41.2% increase as compared to Ch$ 46,888 million for the corresponding period in 2003. As a percentage of net revenues, selling and administrative expenses rose to 20.1% for the three months ended March 31, 2004 from 17.6% for the corresponding period in 2003 principally due to the integration of the recently acquired Carrefour stores, which typically have a higher cost structure than our existing Lider stores, an increase in depreciation charges related to the six new stores opened during 2003 and the seven stores we acquired from Carrefour, expenses relating to new stores which have not yet been offset by their revenues and selling and administrative expenses related to our order credit card operations.

      Our selling and administrative expenses related to our credit card operations increased 152.0% to Ch$ 7,204 million (US$11.7 million) for the three months ended March 31, 2004 from Ch$ 2,863 million for the corresponding period in 2003. This increase was principally attributable to our provisions for doubtful accounts which increased 177.0% for the three months ended March 31, 2004 compared to the corresponding period in 2003 reflecting primarily the increase in our receivables over the period and other credit card related expenses which increased 131% for the three months ended March 31, 2004 compared to the corresponding period in 2003. The increase in other credit card related selling and administrative expenses primarily reflects advertising expenses incurred in connection with a special promotion for our Presto card.

      Operating Income. Our operating income for the three months ended March 31, 2004 was Ch$ 7,089 million (US$11.5 million), representing a decrease of 52.4% as compared to Ch$ 14,895 million for the corresponding period in 2003 reflecting increased selling and administrative expenses related to the integration of recently acquired Carrefour stores, higher depreciation charges related to Carrefour stores and the new stores opened during 2003, start-up expenses resulting from the conversion of five Carrefour stores into the Lider format, and lower than expected revenues from new stores, in addition to lower gross margin due to the implementation of our EDLP strategy. Additionally, operating expenses and provisions related to Presto, which are accounted for in our consolidated selling and administrative expenses, increased 153.3% as compared to the three months ended March 31, 2003. As a percentage of net revenues, operating income for the three months ended March 31, 2004 was 2.2%, as compared to operating income of 5.6% of net revenues for the corresponding period in 2003.

      Non-operating Income. The following table sets forth, for the periods indicated, information concerning our non-operating income on a consolidated basis:

	Three Months
	Ended March 31,

	2003		2004

	(In millions of
	constant Ch$)
Interest income	Ch$	96	Ch$	135
Minority interest		—		11
Other non-operating income(1)		37		215
Amortization of negative goodwill		88		86

Total non-operating income	Ch$	221	Ch$	447

(1)	“Other” includes principally equity in earnings of related companies.

      Non-operating Expense. The following table sets forth, for the periods indicated, the components of our non-operating expenses on a consolidated basis:

	Three Months
	Ended March 31,

	2003		2004

	(In millions of
	constant Ch$)
Financial expense	Ch$	4,128	Ch$	4,784
Minority interest		25		—
Other non-operating expense(1)		74		234
Amortization of goodwill		185		501

Total non-operating expense	Ch$	4,411	Ch$	5,519

(1)	“Other” includes equity in losses of related companies and charitable contributions.

      Non-operating expense for the three months ended March 31, 2004 was Ch$ 5,519 million (US$9.0 million), representing an increase of 25% compared to non-operating expense of Ch$ 4,411 million for the corresponding period in 2003. This increase for the three months ended March 31, 2004 resulted primarily from a 15.9% increase in financial expenses, due to an increase in our indebtedness due to our Carrefour acquisition, increased goodwill amortization charges due to the Carrefour acquisition and increased charitable contributions.

      Price-level Restatement and Foreign Exchange Gain (Loss). Our net price-level restatement and foreign exchange gain (loss) amounted to a net loss of Ch$ 1,219 million (US$2.0 million) for the three months ended March 31, 2004, as compared to a net gain of Ch$ 1,138 million for the corresponding period in 2003. The net loss for the three months ended March 31, 2004 is primarily attributable to deflation of 0.5% applied to our assets during the period, and to the negative net effect resulting from a loss arising from derivatives contracts entered into by our company that outweighed the gain in the exchange difference applied to our assets denominated in U.S. dollars.

      Income Taxes. Income taxes for the three months ended March 31, 2004, including current and deferred taxes, amounted to Ch$ 610 million (US$1.0 million), representing a decrease of 74.6% compared to Ch$ 2,408 million (US$3.9 million) for the corresponding period in 2003. This decrease primarily reflects the decrease in our taxable income. The statutory income tax rate applicable to Chilean companies for the three months ended March 31, 2004 was 17.0% of income before income taxes, as compared to 17.5% for the corresponding period in 2003. In accordance with Chilean law, we and each of our subsidiaries compute and pay taxes on a separate, unconsolidated basis.

      Net Income. Net income in the three months ended March 31, 2004 was Ch$ 188 million (US$0.3 million), representing a decrease of 98.0% as compared to net income of Ch$ 9,435 million in the corresponding period of 2003. As a percentage of net revenues, net income was 0.1% in the three months ended March 31, 2004, as compared to 3.5% in 2003.

Liquidity and Capital Resources for the Three Months Ended March 31, 2004

      Sources of Funds. At March 31, 2004, we had net working capital in the amount of negative Ch$ 114,367 million (US$185.5 million), compared with net working capital of Ch$ 70,102 million at March 31, 2003. For the three months ended March 31, 2004, net cash used in operations was Ch$ 20,360 million (US$33.0 million), representing an increase of 3.0% as compared to Ch$ 19,772 million for the corresponding period in 2003.

      Uses of Funds. Our capital expenditures for the three months ended March 31, 2004 totaled Ch$ 10,700 million, as compared to Ch$ 9,457 million for the corresponding period in 2003. These capital expenditures were invested in the transformation of our Ekono Arika store into the Lider Vecino format, the transformation of five recently acquired Carrefour stores into Lider stores, and the expansion of our distribution center.

      Debt. At March 31, 2004, our aggregate outstanding debt and lease obligations were Ch$ 342,098 million (US$555.0 million), consisting of:

•	long-term debt including lease obligations of Ch$ 171,536 million (US$278.3 million), which includes financial debt of Ch$ 163,128 million (US$264.6 million) and lease obligations in the amount of Ch$ 8,408 million (US$13.6 million), and

•	short-term debt including the current portion of long-term debt of Ch$ 170,562 million (US$276.7 million), including short-term financial debt of Ch$ 141,126 million (US$228.9 million) and the current portion of long-term debt in the amount of Ch$ 29,436 million (US$47.8 million).

      In addition to our aggregate outstanding debt, we have short-term obligations incurred with our suppliers of Ch$ 180,947 million (US$293.5 million).

      We are also party to various capital lease and lease-back operations, of which, the total long-term portion amounted to Ch$ 8,408 million (US$13.6 million) at March 31, 2004, as compared to Ch$ 11,475 million at March 31, 2003. At March 31, 2004, our foreign currency liabilities totaled Ch$ 25,209 million (US$40.9 million). At March 31, 2003, we had liabilities of Ch$ 25,975 million denominated in U.S. dollars.

      Our major categories of indebtedness are as follows:

•	Bonds and commercial paper placed in the local capital markets in an aggregate principal amount of (Ch$ 193,183 million (US$313.4 million) at March 31, 2004. We have issued four series of bonds in Chile which bear interest at a rate of 7.0%, 6.5%, 4.5% and 5.5%, and commercial paper bearing interest at a rate of 5.0%, 4.8% and 4.32%.

•	Local bank debt in aggregate principal amount at March 31, 2004 of Ch$ 141,898 million (US$230.2 million). We have a Series of Chilean peso, UF- and U.S. dollar-denominated loans, the bulk of which are payable in UF and bear market interest rates according to the terms of the debt agreements.

THE RIGHTS OFFERING

      This summary of the terms and conditions of this offering is qualified in its entirety by reference to the detailed information included elsewhere in this prospectus. A prospectus was filed with the Chilean Superintendencia de Valores y Seguros on April 21, 2004.

      The ADR rights offering is part of a larger offering we are making in Chile, the United States and elsewhere outside of Chile. We will issue new shares in the preemptive rights offering and expect to raise approximately US$84.0, net of expenses, based on an assumed price of US$15.12 per ADS, the closing price on the New York Stock Exchange on July 22, 2004, assuming that all shares available for purchase in the offering will be purchased. In addition, we are conducting an equity offering in Chile, the United States and elsewhere outside of Chile, which we refer to as the combined offering and expect to raise approximately US$164.5, net of expenses, based on an assumed price of US$15.12 per ADS, the closing price on the New York Stock Exchange on July 22, 2004.

      We are offering to holders of our shares rights to subscribe for new shares. Holders of shares will receive 0.18 rights for each share held of record as of 11:59 p.m. (Santiago, Chile time) on July 31, 2004, as shown in our share register. We will accept subscriptions for whole new shares only. We will round down any subscription for fractional new shares to the nearest whole number. One right will be required to subscribe for one new share.

      We have made arrangements with the depositary, JPMorgan, to make available to ADR holders of record as reflected in the books and records of the depositary as of 5:00 p.m. (New York City time) on July 30, 2004 rights to subscribe for new ADSs. Such ADR holders will receive 0.18 ADR rights for each ADS held of record on July 30, 2004. We will accept subscriptions for whole new ADSs only. We will round down any subscription for fractional new ADSs to the nearest whole number. One ADR right will be required to subscribe for one new ADS at a price of Ch$           per new ADS. We will send to ADR holders of record on July 30, 2004:

•	Non-transferable warrants evidencing the ADR rights; and

•	this prospectus relating to the offering.

      Our new shares will be identical to our currently issued and outstanding shares and our new ADSs will be identical to our currently issued and outstanding ADSs. See “Description of Share Capital” and “Description of American Depositary Receipts”. The ADS subscription price and the new share subscription price are set forth on the cover page of this prospectus.

Subscription by Holders of ADRs

      The summary timetable set forth below lists certain important dates relating to the offering to holders of ADRs:

ADR record date — 5:00 p.m. (New York City time)	July 30, 2004
Commencement date of ADR rights offering	August 6, 2004
ADR rights expiration date — 5:00 p.m. (New York City time)	, 2004
Delivery of new ADRs As soon as practicable after	, 2004

      ADR Rights Exercise Period. Beginning on the commencement date for the ADR rights offering on August 6, 2004 and continuing through the ADR rights expiration date at 5:00 p.m. (New York City time) on                           , 2004, every holder of ADRs as of the ADR record date will be entitled to purchase one new ADS for each ADR right exercised at the ADS subscription price of Ch$           per new ADS.

      Record Date. The record date for determination of holders of ADRs entitled to receive ADR rights is 5:00 p.m. (New York City time) on July 30, 2004.

      Warrants. ADR rights are evidenced by nontransferable warrants which are being issued to holders of ADR rights. Each ADS held of record on the ADR record date will entitle the holder thereof to 0.18 ADR rights. One ADR right is required to subscribe for one new ads at the ads subscription price.

      Fractional Entitlements. ADR holders may exercise all or part of their ADR rights at their discretion. However, subscription will be accepted for whole new ADSs only. Subscriptions submitted for fractional new ADSs will be rounded down to the nearest whole number of new ADSs. The warrant agent will use its best efforts, to the extent permitted by law, to sell entitlements to fractional ADR rights and the rights corresponding to unexercised ADR rights for the pro rata benefit of the holders entitled thereto.

      ADR Rights Expiration Date. The warrants evidencing the ADR rights will expire at 5:00 p.m. (New York City time) on                                , 2004 and will thereafter lapse and have no rights other than the right to receive proceeds from the sale (if any) of the rights relating to such unexercised ADR rights. See “— The exercise of ADR rights is irrevocable and may not be canceled or modified — Exercise of ADR rights and Sale of Unexercised Rights.”

      ADS Subscription Price. The ADS subscription price is the U.S. dollar equivalent of Ch$           per new ADS.

      Transfer of ADR Rights. ADR rights are not transferable and may not be exercised by, or sold or assigned to, third parties.

      Warrant Agent. JPMorgan, the depositary for the ADRs, is acting as the warrant agent to accept subscriptions for new ADSs.

      Method of Subscription and Payment. ADR rights are exercisable by the delivery, by mail or otherwise, to the warrant agent of a properly executed warrant accompanied by payment in full of the ADS subscription price for each new ADS subscribed. The warrant agent has discretion to refuse any improperly completed or delivered or unexecuted warrant. Warrants must be received with payment of the ADS subscription price for new ADSs by the warrant agent on or before 5:00 p.m. (New York City time) on                                , 2004. Deposit in the mails will not constitute effective delivery to the warrant agent.

      The ADS subscription price is payable in U.S. dollars in an amount equal to the ADS subscription price translated into U.S. dollars based on the average exchange rate at which the warrant agent converts such funds into Chilean pesos following the ADR rights expiration date. The warrant agent will use its reasonable best efforts to convert such U.S. dollars into Chilean pesos one business day following the ADR rights expiration date. Holders of ADR rights are required to tender US$           per new ADS (equal to approximately      % of the ADS subscription price, based on the Observed Exchange Rate on                     , 2004) prior to                     , 2004, in order to make it likely that the warrant agent will have sufficient funds to pay the ADS subscription price in Chilean pesos, in light of possible exchange rate fluctuations. Any excess will be refunded promptly without interest to the ADR subscriber. ADR subscribers bear the risks of all exchange rate fluctuations relating to the exercise of ADR rights and the purchase of new ADSs.

      In the event that a payment made in U.S. dollars by a holder of ADR rights, when converted to Chilean pesos, is less than the ADS subscription price for the number of new ADSs, the warrant agent will pay such shortfall to us on behalf of such holder. Such holder will be required to pay such shortfall promptly (including interest and expenses) and will not receive any new ADSs subscribed for by him prior to the warrant agent’s receipt of such payment. If such shortfall is not paid by                     , 2004, the warrant agent shall be entitled to sell the new ADSs held by it for the account of the holder owning such shortfall and to use the proceeds therefrom to repay such amount (including interest and expenses). Any excess will be refunded to such holder, without interest.

      Completed warrants and payments for new ADSs should be sent to JPMorgan, by hand delivery at JPMorgan Chase Bank c/ o Securities Transfer and Reporting Services, Inc., 100 Williams St., 3rd Floor, New York, New York 10038, or by first class mail at JPMorgan Chase Bank c/ o Colbent, PO Box 859208, Braintree, Massachusetts 02185, or by overnight mail to JPMorgan Chase Bank c/ o Colbent, 161 Bay State Drive, Braintree, Massachusetts 02184.

The exercise of ADR rights is irrevocable and may not be canceled or modified.

      Exercise of ADR Rights and Sale of Unexercised Rights. One business day following the ADR rights expiration date, the warrant agent shall determine the ADR rights that have been timely exercised by our ADR holders and shall convert the ADS subscription price paid by such holders into Chilean pesos as described above and shall (as contemplated by our Deposit Agreement) instruct Banco Santander-Santiago in Santiago, Chile, as custodian for the ADR facility, to (i) exercise in Chile the rights corresponding to the ADR rights exercised and (ii) sell or cause to be sold the rights corresponding to ADR rights not exercised, including the rights, if any corresponding to the aggregate of fractional ADR rights not exercised. The warrant agent will cause the proceeds of such sale, if any, to be converted promptly into U.S. dollars as provided under our deposit agreement and, after deduction of Chilean withholding tax, any applicable taxes and any other applicable fees and expenses of the depositary as provided under our deposit agreement and the depositary’s cost of sale and conversion, will be paid to our ADR holders as of the record date given above of such unexercised ADR rights in proportion to the number of unexercised ADR rights held by each.

      Delivery of ADRs. ADRs evidencing new ADSs allotted upon the exercise of ADR rights will be made available as soon as practicable after                     , 2004.

Subscription by Holders of Shares

      The summary timetable set forth below lists certain important dates relating to the offering to holders of shares.

Share record date — 11:59 p.m. (Santiago, Chile time)	July 31, 2004
Commencement date of rights offering	August 6, 2004
Trading of rights expected to commence on the Chilean stock exchanges	August 6, 2004
Rights expiration date — 4:30 p.m. (Santiago, Chile time)	September 4, 2004
New shares available in our share register	As soon as practicable after receipt of payment therefor.

      Rights Exercise Period. Beginning on the commencement date for the rights offering on August 6, 2004 and continuing through the rights expiration date at 4:30 p.m. (Santiago, Chile time) on September 4, 2004, every holder of shares as of the share record date will be entitled to purchase one new share at the share subscription price of Ch$           per new share.

      Share Record Date. The date for determination of holders of shares entitled to rights is 11:59 p.m. (Santiago, Chile time) on July 31, 2004. Persons owning shares as of such date, as shown by entries made in our share register, will be allocated 0.18 rights for each share so owned.

      Fractional Entitlements. Holders may exercise all or part of their rights at their discretion. However, subscription will be accepted for whole new shares only. Subscriptions submitted for fractional new shares will be rounded down to the nearest whole number of new shares.

      Rights Expiration Date. Any rights with respect to which full payment has not been received by us by 4:30 p.m. (Santiago, Chile time) on September 4, 2004 will lapse and will have no further value.

      Share Subscription Price. The share subscription price is Ch$           per new share.

      Method of Subscription and Payment. In order to subscribe for new shares, subscription instructions together with payment of the share subscription price for each new share subscribed for must be given in person, by or on behalf of the holder of the rights being exercised, not later than 4:30 p.m. (Santiago, Chile time) on September 4, 2004 to Deposito Central de Valores at Huerfanos 770, Piso 17, Santiago, Chile. Such rights must be registered in the name of such holder in our share register as of such date. Deposit in the mails will not constitute delivery. The share subscription price is payable only in Chilean pesos.

      We have discretion to refuse to accept incomplete or unexecuted subscription instructions. Only actual delivery and receipt of the subscription instructions and payment for any new shares subscribed will constitute delivery to us for purposes of determining, whether subscription has been made for new shares on a timely basis. All questions regarding the timeliness, validity, form, compliance and eligibility of any purchase will be determined by us in our sole discretion, and our decisions in each instance will be conclusive and binding on us and all applicable holders of shares. We will have no duty to notify any holder of rights or any other person of any defect or irregularity in connection with the subscription of new shares and will incur no liability for failure to give such notification.

The exercise of rights is irrevocable and may not be canceled or modified.

      Purchase and Sale of Rights. Any holder of rights may transfer the right to purchase any whole number of new shares to which such rights entitle such holder. Rights may be bought or sold through banks or brokers in Chile and are expected to be traded on the Chilean stock exchanges.

      Unexercised Rights. Following the rights expiration date, new shares corresponding to any unexercised rights may be issued and sold by us at any time prior to April 12, 2007, subject to certain restrictions as to price and terms. See “Description of Share Capital — Preemptive Rights and Increases of Share Capital”.

      Registration of New Shares. New shares issued upon exercise of rights will be registered in our share register as soon as practicable after receipt by us of payment therefor. Certificates representing the new shares will be issued upon request.

DESCRIPTION OF SHARE CAPITAL

      Set forth below is certain information concerning our share capital and a brief summary of certain significant provisions of our by-laws and Chilean law. This description contains all material information concerning our shares, and is qualified in its entirety by reference to the By-laws (a copy of which has been filed as an exhibit to our 2002 Annual Report on Form 20-F and is incorporated herein by reference), the Chilean General Banking Law, the Chilean Companies Law and the Chilean Securities Market Law, each referred to below.

General

      Shareholders’ rights in an open-stock (public) corporation are governed by the corporation’s estatutos (which effectively serve the purpose of both the articles or certificate of incorporation and the By-laws of a company incorporated in the United States) and by the provisions of the Chilean Companies Law applicable to open stock corporations. Article 137 of the Chilean Companies Law provides that all provisions of the Chilean Companies Law take precedence over any contrary provision in a corporation’s estatutos. Both the Chilean Companies Law and our by-laws provide that legal actions by shareholders against us (or our officers or directors) to enforce their rights as shareholders or by one shareholder against another in their capacity as such are to be brought in Chile in arbitration proceedings or, at the option of the plaintiff, in the ordinary courts in Santiago, Chile.

      The Chilean securities markets are principally regulated by the Superintendencia de Valores y Seguros (the “SVS”) under the Chilean Securities Market Law and the Chilean Companies Law. These two laws provide for disclosure requirements, restrictions on insider trading and price manipulation, and protection of minority investors. The Securities Market Law sets forth requirements relating to public offerings, stock exchanges and brokers, and outlines disclosure requirements for companies that issue publicly offered securities. The Chilean Companies Law sets forth the rules and requirements for establishing open stock corporations while eliminating government supervision of closed (closely-held) corporations. Open stock (public) corporations are those with 500 or more shareholders, or companies in which 100 or more shareholders own at least 10% of the subscribed capital (excluding those whose individual holdings exceed 10%) and all other companies that publicly offer their stock.

Ownership Restrictions

      Under Article 12 of the Securities Market Law and Circular 585 of the SVS, certain information regarding transactions in shares of open stock corporations must be reported to the SVS and the Chilean stock exchanges. Since the ADSs are deemed to represent the underlying shares, transactions in ADSs will be subject to these reporting requirements.

      Shareholders of a publicly held corporation are required to report the following to the SVS and the Chilean stock exchanges:

•	any direct or indirect acquisition or sale of shares or options to buy or sell shares, in any amount, if made by a holder of 10% or more of the publicly-held corporation’s capital;

•	any direct or indirect acquisition or sale of shares or options to buy or sell shares, in any amount, if made by a director, receiver, senior officer, chief executive officer or manager of such corporation; and

•	any direct or indirect acquisition of shares resulting in a person acquiring, directly or indirectly, 10% or more of a publicly held corporation’s share capital.

      A beneficial owner of ADSs representing 10% or more of our share capital will be subject to these reporting requirements under Chilean law.

      Under Article 54 of the Securities Market Law, persons or entities aiming to acquire direct or indirect control of an open stock corporation are also required to:

•	send a written communication to the target corporation, the entities controlled by such corporation or the entities that control such corporation, as well as to the SVS and the Chilean stock exchanges, and

•	inform the general public, in advance, through notice published in two Chilean newspapers of national distribution.

      This written communication and notice must be published at least ten business days in advance of the date of the execution of the documents that will entitle the person to acquire control of the open stock corporation, and, in all cases, concurrently with the commencement of negotiations that include delivery of information and documentation about the corporation. The content of the notice and written communication are determined by SVS regulations and include, among other information, the identification of persons or entities purchasing or selling, the price as well as the other essential conditions of negotiation.

      Title XV of the Securities Market Law sets forth the basis for determining what constitutes control, a direct holding and a related party, while Title XXV establishes a special procedure for acquiring control of an open stock corporation.

Capitalization

      Under Chilean law, the shareholders of a company, acting at an extraordinary shareholders’ meeting, have the power to authorize an increase in such company’s capital. When an investor subscribes for issued shares, the shares are issued and registered in such investor’s name, even if not paid for, and the investor is treated as a shareholder for all purposes except with respect to receipt of dividends and the return of capital. The investor becomes eligible to receive dividends once it has paid for the shares (if it has paid for only a portion of such shares, it is entitled to receive a corresponding pro rata portion of the dividends declared with respect to such shares unless the company’s by-laws provide otherwise). If an investor does not pay for shares for which it has subscribed on or prior to the date agreed upon for payment, the company is entitled under Chilean law to auction the shares on the stock exchange where such shares are traded, and it has a cause of action against the investor for the difference, if any, between the subscription price and the auction proceeds. However, until such shares are sold at auction, the subscriber continues to exercise all the rights of a shareholder (except the right to receive dividends and return of capital). Article 22 of the Chilean Companies Law states that the purchaser of shares of a company implicitly accepts its bylaws and any agreements adopted at shareholders’ meetings.

      At the date of this prospectus, our issued and outstanding capital stock consisted of Ch$ 216,932,458,000, represented by 1,380,000,000 no-par value common shares. Following our preemptive rights offering and combined offering, our capital stock will be Ch$386,932,458,000, divided into 1,630,000,000 no-par value common shares assuming full exercise of preemptive rights in the preemptive rights offering.

Preemptive Rights and Increases of Share Capital

      The Chilean Companies Law provides that whenever a Chilean company issues new shares for cash, it must offer its existing shareholders the right to purchase a sufficient number of shares to maintain their existing ownership percentages in the company. Pursuant to this requirement, preemptive rights in connection with any future issue of shares will be offered by us to the depositary as the registered owner of the shares underlying the ADSs. However, the depositary will not be able to make such preemptive rights available to United States holders of ADSs unless a registration statement under the Securities Act is effective with respect to the underlying shares or an exemption from the registration requirements of the Securities Act is available. We intend to evaluate at the time of any preemptive rights offering the costs and potential liabilities associated with any such registration statement, as well as the indirect benefits to it of thereby enabling the exercise by the holders of ADSs of their preemptive rights and any other factors we consider appropriate at the time, and then to make a decision as to whether to file such registration statement. No assurance can be given that any registration statement would be filed. If no registration statement is filed and no exemption from the registration requirements of the Securities Act is available, the depositary will attempt to sell such holders’ preemptive rights and distribute the proceeds thereof if a secondary market for such rights exists and a premium can be recognized over the cost of such sale. See “Description of American Depositary Receipts — Distributions on Deposited Securities”.

      Under the procedures established by the Central Bank, a Chilean company with an existing ADR program may apply to the Central Bank to amend the Foreign Investment Contract so as to extend the benefits of such contract to new shares issued pursuant to preemptive rights offering to existing ADS owners. We note that we will amend our foreign exchange contract in connection with the combined offering. Although approval is expected to be granted upon satisfaction of certain formal requirement, any such amendment (which will be deemed to incorporate all laws and regulations applicable to international offerings in effect as of the date of the amendment) will be reviewed by the Central Bank on a case-by-case basis. These procedures are expected to make it easier for Chilean companies to offer preemptive rights to ADS holders in connection with capital increases. Additionally, as of May 25, 1998, the Central Bank published new regulations, pursuant to which any person residing and domiciled outside of Chile that exercises rights may, subject to certain conditions, deposit with the depositary new shares received upon the exercise of rights in exchange for ADSs.

      In the event that the depositary is not able, or determines that it is not feasible, to sell such rights at a premium over the cost of any such sale, all or certain US holders of ADRs may receive no value for such rights. Non-US holders of any ADRs may be able to exercise their preemptive rights regardless of whether a registration statement is filed. The inability of all or certain US holders of ADRs to exercise preemptive rights in respect of shares underlying such ADSs could result in such holders not maintaining their percentage ownership of the shares following such preemptive rights offering unless such holder made additional market purchases of ADSs or shares.

      Under Chilean law, preemptive rights are required to be exercisable and freely transferable by shareholders during the 30-day period following the grant of such rights. During such 30-day period (except for shares as to which preemptive rights have been waived), Chilean companies are not permitted to offer any newly issued shares for sale to third parties. For an additional 30-day period thereafter, Chilean companies are not permitted to offer any unsubscribed shares or convertible debentures for sale to third parties on terms which are more favorable than those offered to their shareholders. Thereafter, such unsubscribed shares or convertible debentures may be offered through any Chilean stock exchange without any limitation on price.

Shareholders’ Meetings and Voting Rights

      An ordinary annual meeting of shareholders is held within the first four months of each year, but in any case following the preparation of our financial statements for the previous year. The ordinary annual meeting of shareholders is the corporate body that approves the annual financial statements, approves all dividends in accordance with the dividend policy determined by the Board of Directors, elects the Board of Directors and approves any other matter which does not require an extraordinary shareholders’ meeting. The last ordinary annual meeting of our shareholders was held on April 29, 2003. Extraordinary meetings may be called by the Board of Directors when deemed appropriate, and ordinary or extraordinary meetings must be called by the Board of Directors when requested by shareholders representing at least 10% of the issued voting shares. Notice to convene the ordinary annual meeting or an extraordinary meeting is given by means of three notices which must be published in a newspaper of our corporate domicile (currently Santiago) in a prescribed manner, and the first notice must be published not less than 15 days nor more than 20 days in advance of the scheduled meeting. Notice must also be mailed no less than 15 days in advance to each shareholder and given to the Chilean Stock Exchanges. Currently, we publish our official notice in the Chilean newspaper, El Mercurio.

      The quorum for a shareholders’ meeting is established by the presence, in person or by proxy, of shareholders representing at least an absolute majority of the issued shares; if a quorum is not present at the first meeting, the meeting can be reconvened (in accordance with the procedures described in the previous paragraph) and, upon the meeting being reconvened, shareholders present at the reconvened meeting are deemed to constitute a quorum regardless of the percentage of the shares represented. The shareholders’ meetings pass resolutions by the affirmative vote of an absolute majority of those shares with voting rights present or represented at the meeting. The vote required at any shareholders’ meeting to approve any of the following actions, however, is a two-thirds majority of the issued shares:

•	a change of organization, merger or division of our company;

•	an amendment to our term of existence or early dissolution;

•	a change in corporate domicile;

•	a decrease of corporate capital;

•	the approval of capital contributions in kind and a valuation of the assets contributed;

•	a modification of the powers of shareholders or limitations on the powers of the Board of Directors;

•	a reduction in the number of members of the Board of Directors;

•	the transfer of 50% or more of corporate assets and liabilities or corporate assets;

•	the form of distributing corporate profits;

•	the granting of real or personal guarantees to secure third-party obligations unless such third parties are subsidiary companies, in which case the approval of the Board shall suffice;

•	the purchase by our company of shares of our own issuance;

•	the cure of formal misstatements or omissions in our Bylaws, or any amendments thereto; and

•	an amendment to the Bylaws intended to create, modify or eliminate preferences shall be approved under the affirmative vote of two-thirds of the shares in the series affected.

      The shareholders may accumulate their votes for the election of directors and cast the same in favor of one person.

      In general, Chilean law does not require a Chilean open stock corporation to provide the level and type of information that United States securities laws require a reporting company to provide to its shareholders in connection with a solicitation of proxies. However, shareholders are entitled to examine the books of the company within the 15-day period before the scheduled meeting. Under Chilean law, a notice of a shareholders’ meeting listing matters to be addressed at the meeting must be mailed not fewer than 15 days prior to the date of such meeting, and, in cases of an ordinary annual meeting, shareholders holding a prescribed minimum investment must be sent an annual report of the company’s activities which includes audited financial statements. Shareholders who do not fall into this category but who request it must also be sent a copy of the company’s annual report. In addition to these requirements, we regularly provide, and management currently intends to continue to provide, together with the notice of shareholders’ meeting, a proposal for the final annual dividend.

      The Chilean Companies Law provides that whenever shareholders representing 10% or more of the issued voting shares so request, a Chilean company’s annual report must include, in addition to the materials provided by the Board of Directors to shareholders, such shareholders’ comments and proposals in relation to the company’s affairs. Similarly, the Chilean Companies Law provides that whenever the board of directors of an open stock corporation convenes an ordinary meeting of the shareholders and solicits proxies for that meeting, or distributes information supporting its decisions, or other similar material, it is obligated to include as an annex to its annual report any pertinent comments and proposals that may have been made by shareholders owning 10% or more of the company’s voting shares who have requested that such comments and proposals be so included.

      Only shareholders registered as such with us on the fifth business day prior to the date of a meeting are entitled to attend and vote their shares. A shareholder may appoint another individual (who need not be a shareholder) as his proxy to attend and vote on his behalf. Every shareholder entitled to attend and vote at a shareholders’ meeting has one vote for every share subscribed.

Dividend, Liquidation and Appraisal Rights

      Under the Chilean Companies Law, Chilean companies are generally required to distribute at least 30% of their earnings as dividends. In the event of any loss of capital, no dividends can be distributed so long as such loss is not recovered.

      Dividends that are declared but not paid by the date set for payment at the time of declaration are adjusted to reflect the change in the value of the UF from the date set for payment to the date such dividends are actually paid. Such dividends also accrue interest at the then-prevailing rate for UF-denominated deposits during such period. The right to receive a dividend lapses if it is not claimed within five years from the date such dividend is payable.

      We may declare a dividend in cash or in shares. When a share dividend is declared above the legal minimum (which minimum must be paid in cash), shareholders must be given the option to elect to receive cash. A U.S. holder of ADSs may, in the absence of an effective registration statement under the Securities Act or an available exemption from the registration requirement thereunder, effectively be required to receive such a dividend in cash. See “Description of Share Capital — Preemptive Rights and Increases of Share Capital”.

      In the event of our liquidation, the holders of fully paid shares would participate equally and ratably, in proportion to the number of paid-in shares held by them, in the assets available after payment of all creditors.

Approval of Financial Statements

      The Board of Directors is required to submit our audited financial statements to the shareholders annually for their approval. The approval or rejection of such financial statements is entirely within the shareholders’ discretion. If the shareholders reject the financial statements, the Board of Directors must submit new financial statements not later than 60 days from the date of such rejection. If the shareholders reject the new financial statements, the entire Board of Directors is deemed removed from office and a new Board is elected at the same meeting. Directors who individually approved such financial statements are disqualified for re-election for the ensuing period.

Registrations and Transfers

      We act as our own registrar and transfer agent, as is customary among Chilean companies. In the case of jointly owned shares, an attorney-in-fact must be appointed to represent the joint owners in dealings with us.

DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

      JPMorgan Chase Bank is the depositary bank for our American Depositary Shares, or ADSs. JPMorgan Chase Bank acts as depositary pursuant to a deposit agreement, dated as of October 7, 1997. The following is a summary of certain provisions of the deposit agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the deposit agreement, which has been filed as an exhibit to our 2002 Annual Report on Form 20-F. Copies of the deposit agreement are available for inspection at the principal office of the depositary in New York, which is presently located at 60 Wall Street, New York, New York 10260.

      ADRs evidencing ADSs are issuable by the depositary pursuant to the terms of the deposit agreement. Each ADS represents the right to receive fifteen (15) shares deposited under the deposit agreement, together with any additional shares deposited under the deposit agreement and all other securities, property and cash received and held with respect to such deposited shares, which we refer to together with the shares as the deposited securities, with Banco Santander-Santiago, the principal offices of which are located at Bandera 201, Santiago, Chile, as custodian under the deposit agreement. An ADR may evidence any number of ADSs. Only persons in whose names ADRs are registered on the books of the depositary will be treated by the depositary and our company as holders of ADRs.

Deposit, Transfer and Withdrawal

      In connection with the deposit of shares under the deposit agreement, the depositary or the custodian may require the following in form satisfactory to it:

•	a written order directing the depositary to execute and deliver to, or upon the written order of, the person or persons designated in such order an ADR or ADRs evidencing the number of ADSs representing such deposited shares;

•	proper endorsements or duly executed instruments of transfer in respect of such deposited shares;

•	instruments assigning to the custodian or its nominee any distribution on or in respect of such deposited shares or indemnity for these shares; and

•	proxies entitling the custodian to vote such deposited shares.

As soon as practicable after the custodian receives shares or other property pursuant to any deposit or pursuant to the form of ADR, the custodian shall present such shares or other property for registration of transfer into the name of the custodian or its nominee, to the extent such registration is practicable, at the cost and expense of the person making such deposit (or for whose benefit such deposit is made) and shall obtain evidence satisfactory to it of such registration. Deposited securities shall be held by the custodian for the account and to the order of the depositary at such place or places and in such manner as the depositary shall determine. Deposited securities may be delivered by the custodian to any person only under the circumstance expressly contemplated in the deposit agreement.

      After any such deposit of shares, the custodian shall notify the depositary of such deposit and of the information contained in any related order directing delivery of ADRs by letter, first class airmail postage prepaid, or, at the request, risk and expense of the person making the deposit, by cable, telex or facsimile transmission. After receiving such notice from the custodian, the depositary, subject to the terms and conditions of the deposit agreement, as promptly as practicable, shall execute and deliver to a designated transfer office which is presently located at the depositary’s principal office, to or upon the order of any person named in such notice, an ADR or ADRs registered as requested and evidencing the aggregate ADSs to which such person is entitled.

      Subject to the terms and conditions of the deposit agreement, the depositary may issue ADRs for delivery at the transfer office only against deposit with the custodian of:

•	shares in form satisfactory to the custodian;

•	rights to receive shares from our company or any registrar, transfer agent, clearing agent or other entity recording share ownership or transactions; or

•	unless requested in writing by our company to cease doing so at least two days in advance of the proposed deposit, other rights to receive shares, which, until such shares are actually deposited pursuant to the first two points above, are referred to as pre-released ADRs only if:

•	these pre-released ADRs are at all times fully collateralized (marked to market daily) with cash or U.S. government securities held by the depositary for the benefit of holders and beneficial owners of ADSs (but such collateral shall not constitute “deposited securities”);

•	each recipient of pre-released ADRs agrees in writing with the depositary that such recipient:

•	owns such shares;

•	assigns all beneficial right, title and interest in such shares to the depositary;

•	holds such shares for the account of the depositary in its capacity as such and for the benefit of the holders and beneficial owners; and

•	will deliver such shares to the custodian as soon as practicable and promptly upon demand thereof; and

•	all pre-released ADRs evidence not more than 30% of all ADSs (excluding those evidenced by pre-released ADRs), provided, however, that the depositary reserves the right to change or disregard such limit from time to time as it deems appropriate.

      The depositary may retain for its own account any earnings on collateral for pre-released ADRs and its charges for issuance thereof. At the request, risk and expense of the person depositing shares, the depositary may accept deposits for forwarding to the custodian and may deliver ADRs at a place other than its office. Every person depositing shares under the deposit agreement is deemed to represent and warrant that such shares are validly issued and fully paid, nonassessable and free of preemptive rights, that the person making such deposit is duly authorized to make the deposit and that such shares:

•	are not restricted securities as such term is defined in Rule 144 under the Securities Act of 1933 unless at the time of deposit they may be freely transferred in accordance with Rule 144(k) and may otherwise be offered and sold freely in the United States; or

•	have been registered under the Securities Act of 1933.

      Such representations and warranties shall survive the deposit of shares and issuance of ADRs. The depositary will not knowingly accept for deposit under the deposit agreement any shares required to be registered under the Securities Act of 1933 and not so registered; the depositary may refuse to accept for such deposit any shares identified by us in order to facilitate our compliance with such Act.

      Subject to the terms and conditions of the deposit agreement, upon surrender of an ADR in form satisfactory to the depositary at the transfer office, the holder of the ADR is entitled to delivery at the custodian’s office of the deposited securities at the time represented by the ADSs evidenced by such ADR. At the request, risk and expense of the holder thereof, the depositary may deliver such deposited securities at such other place as may have been requested by the holder.

      Simultaneously with the delivery of deposited securities to or upon the order of the person or persons specified in the written order of withdrawal, the custodian, pursuant to a foreign investment contract entered into between our company, the depositary and the Central Bank, which we refer to as the Foreign Investment Contract, will issue or cause to be issued to such person or persons a certificate which states that the deposited securities have been transferred to such person or persons by the depositary and that the depositary waives in favor of such person or persons the right of access to the formal foreign exchange market relating to such withdrawn deposited securities.

      Notwithstanding any other provision of the deposit agreement or the ADR, the withdrawal of deposited securities may be restricted only for the reasons set forth in General Instruction I.A. (1) of Form F-6 (as such instructions may be amended from time to time) under the Securities Act of 1933.

Distributions on Deposited Securities

      Subject to the terms and conditions of the deposit agreement, to the extent practicable, the depositary will, as promptly as practicable, distribute by mail to each entitled holder on the record date set by the depositary at such holder’s address shown on the ADR register kept by the depositary, in proportion to the number of deposited securities (on which the following distributions on deposited securities are received by the custodian) represented by ADSs evidenced by such holder’s ADRs:

•	Cash: Any U.S. dollars available to the depositary resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof authorized in the deposit agreement, which we refer to as cash, on an averaged or other practicable basis, subject to:

•	appropriate adjustments for taxes withheld;

•	such distribution being impermissible or impracticable with respect to certain holders, and

•	deduction of the depositary’s expenses in:

•	converting any foreign currency to U.S. dollars by sale or in such other manner as the depositary may determine to the extent that it determines that such conversion may be made on a reasonable basis;

•	transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis;

•	obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time; and

•	making any sale by public or private means in any commercially reasonable manner.

•	Shares:

•	Additional ADRs evidencing whole ADSs representing any shares available to the depositary resulting from a dividend or free distribution on deposited securities consisting of shares; and

•	U.S. dollars available to it resulting from the net proceeds of sales of shares received in such share distribution, which shares would give rise to fractional ADSs if additional ADRs were issued therefor, as in the case of cash.

•	Rights:

•	Warrants or other instruments in the discretion of the depositary representing rights to acquire additional ADRs in respect of any rights to subscribe for additional shares or rights of any nature available to the depositary as a result of a distribution on deposited securities, to the extent that we timely furnish to the depositary evidence satisfactory to the depositary that the depositary may lawfully distribute the same (we have no obligation to so furnish such evidence); or

•	to the extent we do not so furnish such evidence and sales of such rights are practicable, any U.S. dollars available to the depositary from the net proceeds of sales of such rights as in the case of cash; or

•	to the extent we do not so furnish such evidence and such sales cannot practicably be accomplished by reason of the nontransferability of such rights, limited markets for such rights, their short duration or otherwise, nothing (and any rights may lapse).

•	Other Distributions:

•	Securities or property available to the depositary resulting from any distribution on deposited securities other than distribution of cash, shares or rights, by any means that the depositary may deem equitable and practicable; or

•	to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, any U.S. dollars available to the depositary from the net proceeds of sales of such other distributions as in the case of cash. Such U.S. dollars available will be distributed by checks drawn on a bank in the United States for whole dollars and cents (any fractional cents being withheld without liability for interest and added to future cash distributions).

      The depositary shall not sell the rights or other securities received from our company, to the extent practicable, without consulting previously with our company. If upon receipt of foreign currency the depositary determines it may be converted into U.S. dollars on a reasonable basis, it will proceed to do so as promptly as practicable.

      To the extent that the depositary determines in its discretion that any distribution is not practicable with respect to any holder, upon consultation with our company, the depositary may make such distribution as it so determines is practicable, including the distribution of foreign currency, securities or property (or appropriate documents evidencing the right to receive foreign currency, securities or property) or the retention of such property as deposited securities with respect to such holder’s ADRs (without liability for interest thereon or the investment of such property).

      The depositary may not be able to convert any currency or sell or otherwise dispose of any distributed or offered property, subscription or other rights, shares or other securities in a timely manner or at a specified rate or price, as the case may be.

Disclosure of Interests

      To the extent that the provisions of or governing any deposited securities (including, without limitation, our Bylaws or applicable law) may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, holders and all persons holding ADRs agree to comply with all such disclosure requirements and ownership limitations and to cooperate with the depositary in the depositary’s compliance with any of our instructions with respect to such requirements and limitations, and the depositary will use reasonable efforts to comply with our instructions.

Record Dates

      The depositary may, after consultation with our company, if practicable, fix a record date (which shall be on the same date or as near as practicable to any corresponding record date set by us) for the determination of the holders who shall be entitled to receive any distribution on or in respect of deposited securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such holders shall be so entitled.

Voting of Deposited Securities

      As soon as practicable after receipt from our company of notice of any meeting or solicitation of consents or proxies of holders of shares or other deposited securities, the depositary shall mail to holders a notice stating:

•	such information as is contained in such notice and any solicitation materials;

•	that each holder on the record date set by the depositary will be entitled to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the deposited securities represented by the ADSs evidenced by such holder’s ADRs; and

•	the manner in which such instructions may be given, including instructions to give a discretionary proxy to a person designated by our company.

      Upon receipt of instructions of a holder on such record date in the manner and on or before the date established by the depositary for such purpose, the depositary shall endeavor insofar as practicable and permitted under the provisions of or governing deposited securities to vote or cause to be voted (or to grant a discretionary proxy to a person designated by our company to vote in accordance with the third bullet above) the deposited securities represented by the ADSs evidenced by such holder’s ADRs in accordance with such instructions. The depositary will not itself exercise any voting discretion in respect of any deposited securities. To the extent such instructions are not so received by the depositary from any holder, the depositary shall deem such holder to have so instructed the depositary to give a discretionary proxy to a person designated by our company and the depositary shall endeavor insofar as practicable and permitted under the provisions of or governing deposited securities to give a discretionary proxy to a person designated by our company to vote the deposited securities represented by the ADSs evidenced by such holder’s ADRs as to which such instructions are so given, provided that no such instruction shall be deemed given and no discretionary proxy shall be given with respect to any matter as to which we inform the depositary (and we agree to provide such information promptly in writing) that we do not wish such proxy given.

      If any requirement of Chilean law, of our By-laws or of any securities exchange on which shares, other deposited securities, ADRs or the ADSs evidenced thereby are listed does not permit the depositary to vote (or to vote on any particular matter) in accordance with instructions received from holders or in accordance with a deemed discretionary proxy, the depositary shall vote the shares or other deposited securities as required by such law, By-laws or securities exchange, or, if no manner of voting is so required, in a manner permitted by such law, By-law or securities exchange that the depositary determines in its sole discretion (following consultation with our company) to most fairly give effect to the instructions received with respect to such vote.

Inspection of Transfer Books

      The deposit agreement provides that the depositary will keep books at its transfer office for the registration, registration of transfer, combination and split-up of ADRs, which at all reasonable times will be open for inspection by the holders and our company for the purpose of communicating with holders in the interest of our business or a matter related to the deposit agreement.

Reports and Other Communications

      The depositary shall make available for inspection by holders at the transfer office any reports and communications received from our company which are both:

•	received by the depositary as the holder of the deposited securities; and

•	made generally available to the holders of such deposited securities by our company.

      The depositary shall also send to the holders copies of such reports when furnished by our company.

      On or before the first date on which we make any communication available to holders of deposited securities or any U.S. securities regulatory authority or stock exchange, by publication or otherwise, we shall transmit to each of the depositary and the custodian a copy of such communication, in the form of an English translation or summary of such communication. In connection with any registration statement under the Securities Act of 1993 relating to the ADRs or with any undertaking contained in the registration statement, we and the depositary shall each furnish to the other and to the Securities and Exchange Commission, referred to as the SEC, or any successor governmental agency such information as shall be required to make such filings or comply with such undertakings. We have delivered to the depositary, the custodian and any transfer office, a copy of all provisions of or governing the shares and any other deposited securities issued by our company or any of our affiliates and, promptly upon any change thereto, we shall deliver to the depositary, the custodian and any transfer office, a copy (in English or with an English translation) of such provisions as so changed. The depositary and its agents may rely upon our delivery thereof for all purposes of the deposit agreement. The depositary will make such copy and such notices, reports, summaries and other communications available for inspection by holders at the transfer office, at the office of the custodian and at any other designated transfer offices.

Changes Affecting Deposited Securities

      Subject to the terms and conditions of the deposit agreement, the depositary may, in its discretion after consultation with our company to the extent practicable, amend the form of ADR or distribute additional or amended ADRs (with or without calling the ADRs for exchange) or cash, securities or property on the record date set by the depositary to reflect any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities, any distribution of shares, securities or property other than cash or rights not distributed to holders or any cash, securities or property available to the depositary in respect of deposited securities from (and, in the deposit agreement, the depositary is authorized to surrender any deposited securities to any person and to sell by public or private sale any property received in connection with) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, and to the extent the depositary does not so amend the ADR or make a distribution to holders to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute deposited securities and each ADS shall automatically represent its pro rata interest in the deposited securities as then constituted.

Amendment and Termination of Deposit Agreement

      The ADRs and the deposit agreement may be amended by our company and the depositary, provided that any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that shall otherwise prejudice any substantial existing right of holders, shall become effective 30 days after notice of such amendment shall have been given to the holders. Every holder of an ADR at the time any amendment to the deposit agreement becomes effective shall be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the deposit agreement as amended. In no event shall any amendment impair the right of the holder of any ADR to surrender such ADR and receive the deposited securities represented by such ADR, except in order to comply with mandatory provisions of applicable law.

      The depositary shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the holders at least 30 days prior to the date fixed in such notice for such termination. The depositary may terminate this deposit agreement, upon the notice set forth in the preceding sentence, at any time after 60 days shall have elapsed after it shall have delivered to our company its written resignation, or such shorter period if a successor depositary shall have been appointed and accepted its appointment as provided in the deposit agreement. After the date fixed for termination, the depositary and its agents will perform no further acts under the deposit agreement and the ADRs, except to advise holders of such termination, receive and hold (or sell) distributions on deposited securities and deliver deposited securities being withdrawn. As soon as practicable after the expiration of six months from the date so fixed for termination, the depositary shall sell the deposited securities and shall subsequently (as long as it may lawfully do so) hold in a segregated account the net proceeds of such sales, together with any other cash then held by it under the deposit agreement, without liability for interest, in trust for the pro rata benefit of the holders not surrendered. After making such sale, the depositary shall be discharged from all obligations in respect of the deposit agreement and the ADRs, except to account for such net proceeds and other cash. After the date so fixed for termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the depositary and our agents.

Charges of Depositary

      The depositary may charge each person to whom ADRs are issued against deposits of shares including deposit in respect of distributions, rights or securities or property other than cash and each person surrendering ADRs for withdrawal of deposited securities, US$5.00 for each 100 ADSs (or portion) evidenced by the ADRs delivered or surrendered. We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian or other custodians) pursuant to but only to the extent of written agreements entered into from time to time between our company and the depositary, except:

•	stock transfer or other taxes and other governmental charges (which are payable by holders or persons depositing shares);

•	cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing, or holders delivering shares, ADRs or deposited securities (which are payable by such persons or holders);

•	transfer of registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities (which are payable by persons depositing shares or holders withdrawing deposited securities; there are no such fees in respect of the shares as of the date of the deposit agreement);

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars (which are paid out of such foreign currency); and

•	such fees and expenses as are incurred by the depositary (including without limitation expenses incurred on behalf of holders in connection with foreign exchange control regulations or any Chilean law or regulation relating to deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation.

Liability of Holders for Taxes

      If any tax or other governmental charge shall become payable by or on behalf of the custodian or the depositary with respect to the ADRs, any deposited securities represented by the ADSs evidenced by the ADRs or any distribution on deposited securities, such tax or other governmental charge shall be paid by the holder of such ADRs to the depositary. The depositary may refuse to effect any registration, registration of transfer, split-up or combination of these or, subject to the terms and conditions of the deposit agreement, any withdrawal of such deposited securities until such payment is made. The depositary may also deduct from any distributions on or in respect of deposited securities, or may sell by public or private sale for the account of the holder of such deposited securities any part or all of such deposited securities (after attempting by reasonable means to notify the holder of such deposited securities prior to such sale), and may apply such deduction or the proceeds of any such sale in payment of such tax or other governmental charge, the holder of such deposited securities remaining liable for any deficiency, and shall reduce the number of ADSs evidenced by the deposited securities to reflect any such sales of deposited securities. In connection with any distribution to holders, we will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by our company; and the depositary and the custodian will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the depositary or the custodian. If the depositary determines that any distribution in property other than cash (including shares or rights) on deposited securities is subject to any tax that the depositary or the custodian is obligated to withhold, the depositary may dispose of all or a portion of such property in such amounts and in such manner as the depositary deems necessary and practicable to pay taxes, by public or private sale, and the depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the holders entitled to such proceeds or balance.

General Limitations

      We, the depositary, and our agents and each of us shall:

•	incur no liability;

•	if present or future law, regulation, decree, order or other action of the United States, Chile or any other country, or of any other governmental authority (including any action that may constitute a breach by the Central Bank of its obligations under the Foreign Investment Contract), or by reason of any provision, present or future, of the Foreign Investment Contract or, in the case of the depositary or its agents, our by-laws or of the deposited securities, the provisions of or governing any deposited securities, act of God, war or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act which the deposit agreement, the ADRs, the Foreign Investment Contract, our By-laws or the deposited securities provides shall be done or performed by it, or

•	by reason of any exercise or failure to exercise any discretion given it in the deposit agreement or the ADRs;

•	assume no liability except to perform its obligations to the extent they are specifically set forth in the ADRs and the deposit agreement without gross negligence or bad faith;

•	in the case of the depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs;

•	in our case and the case of our agents under the deposit agreement, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve it in expense or liability, unless indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required; or

•	not be liable for any action or inaction by us in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any holder, or any other person believed by us to be competent to give such advice or information.

We, the depositary and our agents may rely and shall be protected in acting upon any written notice, request, direction or other document believed by us to be genuine and to have been signed or presented by the proper party or parties. The depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the deposited securities, or for the manner in which any such vote is cast (provided that such action or inaction is in good faith) or for the effect of any such vote; provided, that such action or inaction is in good faith. The depositary and its agents may own and deal in any class of our securities and those of our affiliates and in ADRs. We have agreed to indemnify the depositary and its agents under certain circumstances and the depositary has agreed to indemnify us against losses incurred by us to the extent such losses are due to the negligence or bad faith of the depositary.

      Prior to the issue, registration, registration of transfer, split-up or combination of any ADR, the delivery of any distribution in respect of such registration, registration of transfer, split-up or combination, or, subject to the terms and conditions of the deposit agreement, the withdrawal of any deposited securities, we, the depositary or the custodian may require:

•	payment with respect thereto of:

•	any stock transfer or other tax or other governmental charge;

•	any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register; and

•	any applicable charges as provided in the deposit agreement.

•	the production of proof satisfactory to us of:

•	the identity and genuineness of any signature;

•	such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities (including, without limitation, our By-laws) and terms of the deposit agreement and the ADRs, as we may deem necessary or proper; and

•	compliance with such regulations as the depositary may establish consistent with the deposit agreement, including without limitation any regulations deemed necessary or desirable by the depositary or the custodian to facilitate compliance with any applicable rules or regulations of the Central Bank or the SVS.

The issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or, subject to other terms of the deposit agreement, the withdrawal of deposited securities may be suspended, generally or in particular instances, when the ADR Register or any register for deposited securities is closed or when such action is deemed necessary or advisable by the depositary or by our company.

Chilean Regulatory Compliance

      In the deposit agreement, the depositary and the custodian have agreed to use their best efforts to comply with written instructions from our company or our Chilean counsel to maintain registration of the amount of deposited securities with the Central Bank, to furnish to the Central Bank and to the SVS or such other regulatory authorities as may be required, whenever required, any applications, information or documents related to the Foreign Investment Contract, the deposit agreement, the ADRs and the deposited securities and distributions on such deposited securities and to obtain such evidence of Chilean regulatory approval in connection with any action under the deposit agreement as shall be specified in such instructions, and may rely, and shall be fully protected in relying, on such written instructions from our company or our Chilean counsel in respect of such registration, applications, information, documents and evidence.

Governing Law

      The deposit agreement is governed by and shall be construed in accordance with the laws of the State of New York, United States of America.

JPMorgan Chase Bank

      The depositary is JPMorgan Chase Bank, a New York banking corporation, which has its principal office located in New York, New York. JPMorgan Chase Bank is a commercial bank offering a wide range of banking and trust services to its customers in the New York metropolitan area, throughout the United States and around the world.

TAXATION

Chilean Tax Considerations

      The following discussion is based on the opinion of Carey y Cía with respect to certain Chilean income tax laws presently in force, and summarizes the material Chilean income tax consequences of an investment in our common stock or ADSs by an individual who is not domiciled or resident in Chile or a legal entity that is not organized under the laws of Chile and does not have a permanent establishment located in Chile (a “Foreign Holder”). This discussion is based upon Chilean income tax laws presently in force, including Ruling No. 324 of January 29, 1990 of the Chilean Internal Revenue Service and other applicable regulations and rulings. The discussion is not intended as tax advice to any particular investor, which can be rendered only in light of that investor’s particular tax situation. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR TAX ADVISORS ABOUT THE CHILEAN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF ADSs OR SHARES. Under Chilean law, tax rates applicable to foreign investors, the computation of taxable income for Chilean purposes and the manner in which Chilean taxes are imposed and collected may only be established or amended by another statute. In addition, the Chilean tax authorities enact rulings and regulations of both general and specific application and interpret the provisions of Chilean tax law. Chilean tax may not be assessed retroactively against taxpayers who rely in good faith on such rulings, regulations and interpretations, but Chilean tax authorities may change such rulings, regulations and interpretations. There is no income tax treaty in force between Chile and the United States.

Cash Dividends and Other Distributions

      Cash dividends paid by our company with respect to the ADSs or shares held by a Foreign Holder will be subject to a 35% Chilean withholding tax, which is withheld and paid to the Chilean tax authorities by us (the “Withholding Tax”). A credit against the Withholding Tax is available based on the level of corporate income tax actually paid by us on the income to be distributed (the “First Category Tax”). However, since the amount of First Category Tax we pay is added to the taxable base in calculating the Withholding Tax, the overall tax burden to the holder will be 35%, regardless of whether we register a tax profit, with the corresponding credit for First Category Tax paid, or a tax loss. Full applicability of the First Category Tax Credit at the 17% rate results in an effective dividend withholding tax rate of 21.68%. Consequently, the effective withholding tax rate with respect to dividends fluctuates between 21.68% and 35%, depending on whether or not the dividends are attributable to taxable profits that were subject to First-Category Tax at the corporate level.

      Under Chilean income tax law, dividends generally are assumed to have been paid out of our oldest retained profits for the purpose of determining the level of First Category Tax that we paid. For information as to our retained earnings for tax purposes and the tax credit available on the distribution of such retained earnings, see Note 14 to the audited consolidated financial statements.

      For dividends attributable to our profits during years when the First Category Tax was 10% (before 1991), the effective dividend Withholding Tax rate will be 27.8%. However, whether the First Category Tax is 10% or 17%, the effective overall tax burden imposed on our distributed profits will be 35%.

      When the First-Category Tax credit is available, it does not reduce the Withholding Tax on a one-for-one basis because it also increases the base on which the Withholding Tax is imposed. In addition, if we distribute less than all of our distributable taxable income, the credit for First Category Tax is used proportionately. Presently, the First Category Tax rate is 17%. The example below illustrates the effective Chilean Withholding Tax burden on a cash dividend received by a Foreign Holder, assuming a Withholding Tax rate of 35%, an effective First Category Tax rate of 17% and a distribution of 30% of our consolidated net income distributable after payment of the First Category Tax.

D&S taxable income	100
First Category Tax (17% of Ch$ 100)	-17.0
Net distributable income	83.0

Dividend distributed (30% of net distributable income)	24.9
Withholding Tax (35% of the sum of Ch$ 25.2 dividend plus Ch$ 4.8 First Category Tax paid)	-10.5
Credit for 16.5% of First Category Tax paid	5.1

Net additional tax withheld	5.4

Net dividend received	19.5

Effective dividend withholding rate	22.7%

      In general, the effective dividend Withholding Tax rate, after giving effect to the credit for the First Category Tax, can be calculated using the following formula:

Effective dividend Withholding Tax Rate	=	(Withholding Tax Rate) - (First Category Tax Rate) 1 - (First Category Tax Rate)

      Dividend distributions made in property would be subject to the same Chilean tax rules as cash dividends. Stock dividends are not subject to Chilean taxation.

Capital Gains

      Gain from the sale or exchange of ADSs (or ADRs evidencing ADSs) outside of Chile, including those traded on the Santiago Stock Exchange Offshore Market, will not be subject to Chilean taxation. The deposit and withdrawal of common shares in exchange for ADRs will not be subject to any Chilean taxes.

      Gain recognized on a sale or exchange of shares (as distinguished from sales or exchanges of ADSs representing such shares) will be subject to both the First Category Tax and the Withholding Tax (the former being creditable against the latter) if either:

•	the Foreign Holder has held the shares for less than one year since exchanging the ADSs for the common shares;

•	the Foreign Holder acquired and disposed of the shares in the ordinary course of its business or as a habitual trader of shares;

•	the Foreign Holder and the purchaser of the shares are “related parties.”

      For these purposes, a “related party” is an entity in which the foreign holder is:

•	a partner;

•	a shareholder if the entity is a closed stock corporation; or

•	a shareholder with more than 10% of the shares if the entity is an open stock corporation.

      In all other cases, gain on the disposition of shares will be subject to a flat 17% First Category Tax, and no Withholding Tax will apply.

      The tax basis of our common shares received in exchange for ADRs generally will be the acquisition value of those shares on the date of the exchange, adjusted according to the Chilean Consumer Price Index (domestic inflation) variation between the month preceding the exchange and the month preceding the sale. The valuation procedure set forth in the deposit agreement, which values common shares that are being exchanged at the highest price at which they trade on the Santiago Stock Exchange on the date of the exchange, will determine the acquisition value for this purpose. Consequently, the conversion of ADRs into common shares and the immediate sale of those common shares for no more than the value established under the deposit agreement will not generate a gain subject to Chilean taxation.

      Notwithstanding the foregoing, in accordance with a Chilean Internal Revenue Service ruling (Oficio No. 3708/99), if a Foreign Holder sells the common shares received in exchange for ADRs on a Chilean Stock Exchange, within two business days prior to the date on which the share transfer with respect to the exchange for ADRs is registered in Santiago’s registry, the acquisition value is permitted to be the price at which the shares were sold, as evidenced by the invoice issued by the stockbroker with respect to the sale. Consequently, such a sale would not generate a gain subject to taxation in Chile.

      The exercise of preemptive rights relating to our common shares will not be subject to Chilean taxation. Any gain on the sale or assignment of preemptive rights relating to the common shares will be subject to both the First Category Tax and the Withholding Tax (the former being creditable against the latter).

Other Chilean Taxes

      There are no Chilean inheritance, gift or succession taxes applicable to the ownership, transfer or disposition of ADRs by a Foreign Holder, but such taxes generally will apply to the transfer at death or by gift of the shares by a Foreign Holder. There are no Chilean stamp, issue, registration or similar taxes or duties payable by holders of ADRs or shares.

Withholding Tax Certificates

      Upon request, we will provide to Foreign Holders appropriate documentation evidencing the payment of Chilean withholding taxes.

Tax Consequences to Foreign Holders in Respect of the Preemptive Rights Offering

Issuance of Rights or ADR Rights

      A Foreign Holder will not be subject to any Chilean tax consequences as a result of the receipt of rights or ADR rights on the shares or ADSs.

Sales of Rights (including Rights Represented by ADR Rights)

      The proceeds realized on the sale of rights (including the sale of rights by the depositary in Chile), will be subject to a 35% Chilean withholding tax.

Expiration of the Rights or ADR Rights

      If the rights or ADR rights are not exercised by a Foreign Holder prior to the rights expiration date or the ADR rights expiration date, as applicable, no gain or loss will be recognized.

Exercise of the Rights or ADR Rights

      Foreign Holders are not subject to Chilean taxation upon the exercise of rights or ADR rights.

United States Tax Considerations

      The following summary describes certain United States federal income tax consequences of the ownership of ADR rights, rights, shares and ADSs by U.S. Holders (as defined below) as of the date hereof. Except where noted, it deals only with ADR rights, rights, shares and ADSs held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, traders in securities that elect to use the mark-to-market method of accounting for their securities, persons holding ADR rights, rights, shares or ADSs as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, persons owning 10% or more of our voting stock, persons liable for alternative minimum tax, investors in pass-through entities or persons whose “functional currency” is not the United States dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. In addition, this summary is based, in part, upon representations made by the depositary to us and assumes that the Deposit Agreement, and all other related agreements, will be performed in accordance with their terms. PERSONS CONSIDERING THE PURCHASE, OWNER-

SHIP OR DISPOSITION OF ADR RIGHTS, RIGHTS, SHARES OR ADSS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

      As used herein, the term “U.S. Holder” means a beneficial holder of an ADR Right, right, share or ADS that is:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust:

•	that is subject to the supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Code; or

•	that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

      If a partnership holds ADR rights, rights, shares or ADSs, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. U.S. Holders that are partners of a partnership holding ADR rights, rights, shares or ADSs should consult their own tax advisors.

Issuance of ADR Rights or Rights

      A U.S. Holder will not be subject to United States federal income taxation with respect to the receipt of ADR rights or rights.

Basis and Holding Period of the ADR Rights and Rights

      Except as provided in the following sentence, the basis of the ADR rights or rights distributed to a U.S. Holder will be zero. However, if either (i) the fair market value of the ADR rights or rights is 15% or more of the fair market value (on the date of distribution ) of the ADSs or shares with respect to which they are distributed or (ii) the U.S. Holder of the ADR rights or rights irrevocably elects, in such holder’s federal income tax return for the taxable year in which the ADR rights or rights are received, to allocate part of the basis of such ADSs or shares, then upon exercise or sale of the ADR rights or rights the U.S. Holder’s basis in such ADSs or shares will be allocated between such ADSs or shares and the ADR rights or rights in proportion to the fair market values of each on the date of distribution of the ADR rights or rights. No basis will be allocated to any such ADR rights or rights that lapse. A U.S. Holder should include its holding period in ADSs or shares with respect to which the ADR rights or rights were distributed in determining the holding period of the ADR rights or rights.

Sale of Rights

      For United States federal income tax purposes, a U.S. Holder will recognize taxable gain or loss upon the sale or other disposition of rights (including the sale by the depositary or warrant agent of rights corresponding to unexercised ADR rights or fractional ADR rights of a U.S. Holder) in an amount equal to the difference between the amount realized for the rights (or, in the case of unexercised ADR rights or fractional ADR rights, distributions by the depositary with respect to the sale of the underlying rights) and the U.S. Holder’s basis in the ADR rights or rights. Such gain or loss will generally be treated as capital gain or loss. Capital gain of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital loss is subject to limitations.

      Gain or loss recognized by a U.S. Holder on a sale of rights generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. Consequently, a U.S. Holder may not be able to use the foreign tax credit arising from any Chilean tax imposed on the disposition of a right (including the sale by the depositary or warrant agent of rights corresponding to unexercised ADR rights or fractional ADR rights) unless such credit can be applied against tax due on other income treated as derived from foreign sources in the appropriate limitation category.

Expiration of the ADR Rights or Rights

      If a U.S. Holder does not exercise ADR rights prior to the ADR rights expiration date, such U.S. Holder generally will recognize no gain or loss, except to the extent of gains from distributions by the depositary with respect to the sale of rights represented by unexercised ADR rights, as discussed in “The Rights Offering—The exercise of ADR rights is irrevocable and may not be canceled or modified—Exercise of ADR Rights and Sale of Unexercised Rights.” If a U.S. Holder does not exercise rights prior to the rights expiration date, it will recognize no gain or loss.

Exercise of the ADR Rights or Rights

      U.S. Holders of ADR rights or rights will not recognize any gain or loss upon the exercise of the ADR rights or rights. The basis of ADSs or shares acquired upon exercise of ADR rights or rights will be equal to the sum of such U.S. Holder’s basis in the ADR rights or rights exercised and the amount paid upon exercise of those ADR rights or rights. The holding period of ADSs or shares acquired upon exercise of ADR rights or rights will begin on the date the ADR rights or rights are exercised.

ADSs

      In general, for United States federal income tax purposes, U.S. Holders of ADSs will be treated as the owners of the underlying shares that are represented by such ADSs. Accordingly, deposits or withdrawals of shares by U.S. Holders for ADSs will not be subject to United States federal income tax.

Taxation of Dividends

      The gross amount of distributions made to U.S. Holders of ADSs or shares (including the amount of any Chilean taxes withheld) will be treated as dividend income to such U.S. Holders, to the extent paid out of current or accumulated earnings and profits, as determined under United States federal income tax principles. Such income will be includable in the gross income of a U.S. Holder as ordinary income on the day received by the depositary, in the case of ADSs, or by the U.S. Holder, in the case of shares. Such dividends will not be eligible for the dividends received deduction allowed to corporations under the Code. With respect to U.S. non-corporate investors, certain dividends received before January 1, 2009 from a qualified foreign corporation may be subject to reduced rates of taxation. A foreign corporation is treated as a qualified foreign corporation with respect to dividends received from that corporation on shares (or ADSs backed by such shares) that are readily tradable on an established securities market in the United States. United States Treasury Department guidance indicates that our ADSs (which are listed on the New York Stock Exchange), but not our shares, are readily tradable on an established securities market in the United States. Thus, we do not believe that dividends that we pay on our shares currently meet the conditions required for these reduced tax rates. There can be no assurance that our ADSs will be considered readily tradable on an established securities market in later years. Non-corporate holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of our status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Non-corporate U.S. Holders should consult their own tax advisors regarding the application of these rules given their particular circumstances.

      The amount of any dividend paid in pesos will equal the United States dollar value of the pesos received calculated by reference to the exchange rate in effect on the date the dividend is received by the depositary, in the case of ADSs, or by the U.S. Holder, in the case of shares, regardless of whether the pesos are converted into United States dollars. If the pesos received as a dividend are not converted into United States dollars on the date of receipt, a U.S. Holder will have a basis in the pesos equal to their United States dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the pesos will be treated as United States source ordinary income or loss.

      Subject to certain conditions and limitations, Chilean withholding taxes (after taking into account the credit for the First Category Tax) may be treated as foreign taxes eligible for credit against a U.S. Holder’s United States federal income tax liability. The overall limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes or “baskets” of income. For purposes of calculating the foreign tax credit, dividends paid on the ADSs or shares will be treated as income from sources outside the United States and will generally constitute “passive income” or, in the case of certain U.S. Holders, “financial services income.” Foreign tax credits allowable with respect to each income basket cannot exceed the U.S. federal income tax otherwise payable with respect to such income. Special rules apply to certain individuals whose foreign source income during the taxable year consists entirely of “qualified passive income” and whose creditable foreign taxes paid or accrued during the taxable year do not exceed $300 ($600 in the case of a joint return). Further, in certain circumstances, if a U.S. Holder:

•	has held ADSs or shares of common stock for less than a specified minimum period during which such U.S. Holder was not protected from risk of loss, or

•	is obligated to make payments related to the dividends,

the U.S. Holder will not be allowed a foreign tax credit for foreign taxes imposed on dividends paid on ADSs or shares of common stock. The rules governing the foreign tax credit are complex. U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

      To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the ADSs or shares (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by the investor on a subsequent disposition of the ADSs or shares), and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange. Consequently, such distributions in excess of our current and accumulated earnings and profits would generally not give rise to foreign source income and a U.S. Holder would generally not be able to use the foreign tax credit arising from any Chilean withholding tax imposed on such distribution unless such credit can be applied (subject to applicable limitations) against U.S. tax due on other foreign source income in the appropriate category for foreign tax credit purposes.

      Distributions of ADSs, shares or preemptive rights to subscribe for shares that are received as part of a pro rata distribution to all of our shareholders generally will not be subject to United States federal income tax.

Passive Foreign Investment Companies

      We believe, based on our current operations and assets, that we should not be classified as a passive foreign investment company (a “PFIC”) for United States federal income tax purposes although there can be no assurance in this regard. This conclusion is a factual determination based on, among other things, a valuation of our assets, which is subject to change from time to time. The determination of whether we are a PFIC is made annually. Accordingly, it is possible that we may become a PFIC in the current or any future taxable year due to changes in our asset or income composition or changes in governing law. If we are or become a PFIC, a U.S. Holder could be subject to additional United States federal income taxes on gain recognized with respect to the ADSs or shares and on certain distributions, plus an interest charge on certain taxes treated as having been deferred under the PFIC rules.

      Non-corporate U.S. Holders will not be eligible for reduced rates of taxation on any dividends received from us prior to January 1, 2009, if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year.

Sale of ADSs or Shares

      For United States federal income tax purposes, a U.S. Holder will recognize taxable gain or loss upon the sale or other disposition of ADSs or shares in an amount equal to the difference between the amount realized for the ADSs or shares and the U.S. Holder’s basis in the ADSs or shares. Such gain or loss will generally be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder generally will be treated as United States source gain or loss. Consequently, in the case of a disposition of shares (which, unlike a disposition of ADSs, may be taxable in Chile), the U.S. Holder may not be able to use the foreign tax credit for Chilean tax imposed on the gain unless it can apply the credit (subject to applicable limitations) against tax due on other income from foreign sources.

Estate and Gift Taxation

      As discussed above under “Chilean Tax Considerations—Other Chilean Taxes”, there are no Chilean inheritance, gift or succession taxes applicable to the ownership, transfer or disposition of ADSs by a foreign holder, but such taxes generally will apply to the transfer at death or by gift of shares by a foreign holder. The amount of any inheritance tax paid to Chile may be eligible for credit against the amount of United States federal estate tax imposed on the estate of a U.S. Holder. Prospective purchasers should consult their personal tax advisors to determine whether and to what extent they may be entitled to such credit. The Chilean gift tax generally will not be treated as a creditable foreign tax for United States tax purposes.

Information Reporting and Backup Withholding

      In general, information reporting requirements will apply to dividends paid in respect of ADSs or shares or the proceeds received on the sale, exchange or redemption of ADSs or shares within the United States (and in certain cases, outside the United States) by U.S. Holders other than certain exempt recipients (such as corporations). A backup withholding tax may apply to such payments if the U.S. Holder fails to provide an accurate taxpayer identification number or certification of other exempt status or fails to report in full dividend and interest income.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. Holder’s United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

INVESTORS SHOULD CONSULT THEIR TAX ADVISORS ABOUT THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF ADSs OR SHARES.

PLAN OF DISTRIBUTION

      We will offer our existing holders of our ADRs and common shares the following rights:

•	With respect to holders of our ADRs, an ADR preemptive right to subscribe for new issues of ADRs in proportion to such ADR holder’s respective holdings; and

•	With respect to holders of our common shares, a common share preemptive right to subscribe for new issues of our common shares in proportion to such shareholder’s respective shareholdings.

      Holders of our ADRs and common shares who intend to participate in this offering and exercise their rights will be able to do so by returning the appropriate subscription forms to the warrant agent, in the case of ADR holders, or to Deposito Central de Valores, in the case of holders of our common shares, in each case at the address set forth in the relevant subscription forms. The rights distributed to holders of our common shares will be freely transferable. The ADR rights will not be transferable. Our board of directors may elect in its discretion to distribute any securities not subscribed in the exercise of preemptive rights to third party purchasers.

      We have not retained the services of a broker-dealer or solicitation agent for the preemptive rights offering. The preemptive rights offering will not be underwritten.

LEGAL MATTERS

      We are represented as to U.S. legal matters by Simpson Thacher & Bartlett LLP, New York, New York. The validity of the new shares will be passed upon for us by Carey y Cía, Santiago, Chile.

EXPERTS

      The financial statements as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 incorporated by reference in this prospectus have been audited by Deloitte & Touche Sociedad de Auditores y Consultores, Ltda., an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement (which reports express an unqualified opinion and include explanatory paragraphs referring to (i) the differences between accounting principles generally accepted in Chile and accounting principles generally accepted in the United States of America and the effect that the application of the latter would have on the determination of net income and the determination of shareholders’ equity; and (ii) the translation of constant Chilean pesos amounts into U.S. dollar amounts), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual and current reports and other information with the SEC. You may also read and copy any reports and other information filed by us at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

      You may also request copies of the documents, upon payment of a duplicating fee, by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room. Our SEC filings are available to the public over the SEC’s internet web site at www.sec.gov.

      We have filed a registration statement on Form F-3 under the Securities Act of 1933 regarding this offering. For further information with respect to us and those securities, you should refer to our registration statement and its exhibits. We have summarized certain key provisions of contracts and other document that we refer to in this prospectus. Because a summary may not contain all the information that is important to you, you should review the full text of the document. We have included copies of these documents as exhibits to our registration statement.

INCORPORATION BY REFERENCE

      The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document that we filed with the SEC. The information incorporated by reference is an important part of this prospectus. We incorporate by reference our Annual Report on Form 20-F for the fiscal year ended December 31, 2003.

      In addition, all reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act and, to the extent designated therein, reports on Form 6-K, we file after the date of the prospectus and before the expiration of this offering, will hereby also be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents.

      You may request a copy of our filings (other than exhibits) at no cost, by writing or telephoning us at the following address: Avenida Presidente Eduardo Frei Montalva 8301, Quilicura, Santiago, Chile, telephone: 562-200-5000, Attention: Investor Relations.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

      We are a corporation organized under the laws of Chile. Most of our shareholders, directors and officers and certain experts named herein reside outside the United States (principally in Chile). All or a substantial portion of our assets are located outside the United States. Accordingly, it may be difficult for investors:

•	to obtain jurisdiction over us and those shareholders, directors and officers and experts in courts in the United States in actions predicated on the civil liability provision of the US federal securities;

•	to effect service of process outside Chile upon us or such persons;

•	to enforce judgments against us or those persons in such actions;

•	to obtain judgments against us or those persons in original actions in Chile or other foreign courts predicated solely upon the US federal securities; or

•	to enforce against us or those persons in Chile or other foreign courts judgments of courts in the United States predicated upon the civil liability provision of the US federal securities laws.

      Our Chilean counsel, Carey y Cía, has advised us that no treaty exists between the United States and Chile for the reciprocal enforcement of foreign judgments. Chilean courts, however, have enforced judgments rendered in the United States by virtue of the legal principles of reciprocity and comity, subject to the review in Chile of the United States judgment to determine whether certain basic principles of due process and public policy have been respected, without reviewing the merits of the subject matter of the case. Carey y Cía has also advised us that there is doubt as to:

•	the enforceability, in original actions in Chilean courts, of liabilities predicated solely upon the United States federal securities laws; and

•	the enforceability in Chilean courts of judgments of United States courts obtained in actions predicated upon the civil liability provisions of the United States federal securities laws.

DISTRIBUCION Y SERVICIO D&S S.A.

DISTRIBUCION Y SERVICIO D&S S.A. AND SUBSIDIARIES

INTERIM CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Restated for general price-level changes and expressed in thousands of constant Chilean pesos (ThCh$) for the period ended March 31, 2003 and 2004)

		At March 31,

	Notes	2003	2004	2004

		ThCh$	ThCh$	ThUS$
				(note 2t)
ASSETS
CURRENT ASSETS:
Cash		9,163,373	8,128,749	13,187
Marketable securities	4	76,419	2,642,299	4,287
Notes and accounts receivable (net of allowance for doubtful accounts of ThCh$6,091,231 and ThCh$10,825,370 at March 31, 2003 and 2004, respectively)	5	135,397,149	136,699,426	221,767
Due from related companies	19	1,459,068	1,441,494	2,339
Inventories	6	86,573,990	104,605,609	169,701
Refundable taxes	14	2,099,357	9,968,011	16,171
Prepaid expenses		4,062,228	4,584,525	7,437
Other current assets	7	2,648,773	3,714,258	6,026

Total current assets		241,480,357	271,784,371	440,915

PROPERTY, PLANT AND EQUIPMENT — NET	8	492,249,509	551,201,801	894,213

OTHER ASSETS — NET	9	19,553,559	48,500,320	78,682

TOTAL ASSETS		753,283,425	871,486,492	1,413,810

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Banks and financial institutions	12	73,593,626	83,248,213	135,053
Current portion of long-term liabilities	12	45,078,405	29,435,962	47,754
Commercial paper	12	36,571,940	57,878,159	93,896
Accounts payable	10	133,801,768	180,946,984	293,550
Sundry creditors	12	5,826,641	5,948,608	9,650
Due to related companies	19	6,806,076	10,674,228	17,317
Accruals and withholdings	11	9,660,638	17,205,924	27,913
Other current liabilities		242,974	813,332	1,319

Total current liabilities		311,582,068	386,151,410	626,452

LONG-TERM LIABILITIES:
Banks and financial institutions	12	30,973,138	31,589,248	51,247
Bonds	12	81,108,957	131,538,814	213,395
Lease obligations	12	11,474,617	8,407,813	13,640
Sundry creditors	12	233,829	210,731	342
Accruals	20	3,314,741	3,700,509	6,003
Other long-term liabilities		2,815,456	309,857	503

Total long-term liabilities		129,920,738	175,756,972	285,130

MINORITY INTEREST		109,097	115,695	188

SHAREHOLDERS’ EQUITY:
Paid-in capital (Common stock, no par value; authorized, issued and outstanding 1,380,000,000 shares at March 31, 2003 and 2004)		214,784,612	216,932,458	351,929
Reserve for capital revaluation		1,073,923	(1,084,662)	(1,760)
Technical revaluation reserve and other reserves		1,307,298	1,307,233	2,121
Retained earnings		94,505,689	92,307,386	149,750

Total shareholders’ equity	13	311,671,522	309,462,415	502,040

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		753,283,425	871,486,492	1,413,810

The accompanying notes are an integral part of these consolidated financial statements

DISTRIBUCION Y SERVICIO D&S S.A. AND SUBSIDIARIES

INTERIM CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Restated for general price-level changes and expressed in thousands of constant Chilean pesos (ThCh$)
for the period ended March 31, 2003 and 2004)

		For the three month period ended March 31,

	Notes	2003	2004	2004

				ThUS$
		ThCh$	ThCh$	(Note 2t)
OPERATING RESULT
Net revenue		265,968,378	328,992,998	533,724
Cost of sales		(204,184,793)	(255,712,957)	(414,842)

Gross profit		61,783,585	73,280,041	118,882
Selling and administrative expenses		(46,888,113)	(66,191,136)	(107,382)

Operating income		14,895,472	7,088,905	11,500

NON-OPERATING RESULTS
Non-operating income	18	220,614	447,393	726
Non-operating expenses	18	(4,411,312)	(5,519,242)	(8,954)
Foreign exchange gain (loss)	16	681,471	(841,128)	(1,365)
Price-level restatement	16	456,208	(378,212)	(614)

Non-operating loss		(3,053,019)	(6,291,189)	(10,207)

INCOME BEFORE INCOME TAXES		11,842,453	797,716	1,293
INCOME TAXES	14	(2,407,709)	(610,044)	(990)

NET INCOME		9,434,744	187,672	303

The accompanying notes are an integral part of these consolidated financial statements

DISTRIBUCION Y SERVICIO D&S S.A. AND SUBSIDIARIES

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Restated for general price-level changes and expressed in thousands of constant Chilean pesos (ThCh$)
for the period ended March 31, 2003 and 2004)

		For the three month period ended
		March 31,

	Notes	2003	2004	2004

		ThCh$	ThCh$	ThUS$
				(Note 2t)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income		9,434,744	187,672	303
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense		9,184,265	11,783,437	19,116
Write offs and accruals		1,277,185	3,518,570	5,708
Equity in earnings of equity method investee		560	(116,707)	(189)
(Gain) loss on sales of property, plant and equipment, net		(3,055)	12,496	20
Minority interest		24,483	(11,358)	(18)
Price-level restatement	16	(456,208)	378,212	614
Foreign exchange	16	(681,471)	841,128	1,365
Others		250,367	333,010	540
Changes in assets and liabilities:
Increase in accounts receivable		(10,254,839)	(6,358,172)	(10,315)
Decrease (Increase) in inventory		3,129,521	(6,955,249)	(11,283)
(Increase) decrease in other assets		(3,151,574)	1,124,953	1,825
Decrease in accounts payable		(25,506,110)	(24,472,121)	(39,701)
Increase (decrease) in income tax payable		707,998	(1,233,148)	(2,001)
(Decrease) increase in other accounts payable		(7,926,513)	45,949	75
Increase in interest payable		874,597	2,126,601	3,450
Increase (decrease) in accruals and withholdings		3,324,419	(1,565,477)	(2,540)

Net cash used by operating activities		(19,771,631)	(20,360,204)	(33,031)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment		(9,456,811)	(10,699,653)	(17,358)
Proceeds from sale of property, plant and equipment		20,942	216,597	351
Collection of loans to related companies		1,425	(509)	(1)
Payment of capitalized interest		(84,410)	(260,454)	(423)
Purchases of Carrefour, net of the cash acquired		—	(23,685,795)	(37,426)
Other		76,340	4,717,711	7,654

Net cash used in investing activities		(9,442,514)	(29,712,103)	(47,203)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt		48,556,326	71,467,210	115,941
Proceeds from loans from related companies			2,910,885	4,723
Paid others loans related companies		(865,908)	—	—
Repayment of debt		(23,174,469)	(40,274,230)	(65,336)
Dividends paid	13	(6,934,500)	(6,865,500)	(11,138)
Payment of charges for issuance of bonds		—	(12,114)	(20)

Net cash provided by financing activities		17,581,449	27,226,251	44,170

NET DECREASE IN CASH AND CASH EQUIVALENTS		(11,632,696)	(22,846,056)	(36,064)
EFFECT OF CHANGES IN THE PURCHASING POWER OF THE CHILEAN PESO ON CASH AND CASH EQUIVALENTS		(372,869)	(1,254,065)	(2,034)
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD		21,168,938	33,228,870	53,907

CASH AND CASH EQUIVALENTS AT END OF THE PERIOD		9,163,373	9,128,749	15,809

The accompanying notes are an integral part of these consolidated financial statements

DISTRIBUCION Y SERVICIO D&S S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	The Company

      Distribución y Servicio D&S S.A. (“D&S”) is a corporation organized under the laws of the Republic of Chile. Its common shares are listed on the Chilean Stock Exchange and its American Depositary Receipts are listed on the New York Stock Exchange. D&S is regulated by the Chilean Superintendency of Securities and Insurance (“SVS”) and the United States Securities and Exchange Commission (“SEC”).

      D&S and its subsidiaries (the “Company”) are engaged principally in the operation of supermarkets in Chile. At March 31, 2004, the Company operated 75 supermarkets in Chile.

2.	Summary of Significant Accounting Policies

      The accompanying interim consolidated financial statements are unaudited. In the opinion of the management of the Company, all adjustments (consisting only of normal recurring adjustments) necessary for fair presentation of such interim financial statements have been made. The results of these interim periods are not necessarily indicative of results for the entire year.

      a. Basis of Presentation — The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Chile (“Chilean GAAP”). For the convenience of the reader, the consolidated financial statements have been translated into English from Spanish.

      b. Basis of Consolidation — All significant intercompany transactions and balances have been eliminated in consolidation and the minority interests in subsidiaries have been recognized.

      The consolidated group comprises D&S and all majority-owned subsidiaries. The principal subsidiaries are the following:

	Total ownership
	percentage

	2003	2004

	%	%
Administradora de Concesiones Comerciales de Hipermercados S.A.	99.50	99.50
Administradora de Concesiones Comerciales de Supermercados S.A.	99.17	99.17
SAITEC S.A.	99.96	99.96
Maquinsa S.A.	99.99	99.99
Magallanes S.A. (formerly Carrefour Chile S.A.)(1)	—	100.00

(1)	On January 7, 2004, the purchase agreement entered into on December 19, 2003 was consummated by virtue of which Carrefour Nederland B.V. sold to the Company 1,701,403 shares of Carrefour Chile S.A., corresponding to 99.9999% of the shares of the latter, for a price of € 99,999,940. At that same date, and based on the same document, Intercross Roads B.V. (a company related to Carrefour Nederland B.V.) sold to Administradora de Concesiones Comerciales de Hipermercados S.A. (a subsidiary of the Company) one share of Carrefour Chile S.A., corresponding to 0.0001% of the shares of the latter, for a price of € 60. With these purchases, the Company acquired the entirety of the shares of Carrefour Chile S.A.

      c. Price-Level Restatement — The financial statements have been price-level restated in order to reflect the effect of changes in the purchasing power of the Chilean currency during each period. All non-monetary assets and liabilities and income statement accounts have been restated to reflect the changes in the Chilean consumer price index from the date they were acquired or incurred to the end of the period.

      The purchasing power gains and losses have been included in net income within the account “price-level restatement” and reflect the effects of Chilean inflation on the value of monetary assets and liabilities held by the Company.

DISTRIBUCION Y SERVICIO D&S S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The restatements were calculated using the official consumer price index of the Chilean National Institute of Statistics (“CPI”) and based on the “prior month rule”, in which inflation adjustments are based on the consumer price index at the close of the month preceding the close of the respective period or transaction. This index is considered by the business community, the accounting profession and the Chilean government to be the index which most closely complies with the technical requirement to reflect the variation in the general level of price in the country and, consequently, is widely used for financial reporting purposes in Chile.

      The values of the Chilean consumer price index are as follows:

		Change over
		previous
	Index	March 31

Period ended March 31, 2003	115.21	4.5%
Period ended March 31, 2004	114.35	(0.7)%

      The values of the Chilean consumer price index used for financial accounting price-level restatement purposes are as follows:

		Change over
		previous
	Index	March 31

February 28, 2003	113.88	3.8%
February 28, 2004	113.87	0.0%

      The above-mentioned price-level restatements do not purport to represent appraisal or replacement values and are only intended to restate all non-monetary financial statement components in terms of local currency of a single purchasing power and to include in the net result for each period the gain or loss in purchasing power arising from the holding of monetary assets and liabilities exposed to the effects of inflation.

      Assets and liabilities that are denominated in index-linked units of account are stated at the period-end values of their respective units of account. The principal index-linked unit used in Chile is the Unidad de Fomento (UF), which changes daily to reflect the changes in Chile’s consumer price index. Many of the Company’s financial investments are denominated in UFs. As the Company’s indexed liabilities exceed its indexed assets, the increase in the index results in a net loss on indexation.

      Values for the UF are as follows (historical pesos per UF):

Ch$

Period ended March 31, 2003	16,783.60
Period ended March 31, 2004	16,820.82

      Comparative financial statements:

      For comparative purposes, the March 31, 2003 and 2004 consolidated financial statements, and the amounts disclosed in the related notes to the consolidated financial statements, have been restated in terms of Chilean pesos of March 31, 2004 purchasing power. This updating does not change the prior period’s statements or information in any way except to update the amounts to constant Chilean pesos of similar purchasing power.

      d. Assets and Liabilities Denominated in Index-Linked Units of Account and in Foreign Currencies — Assets and liabilities denominated in foreign currencies and unidades de fomento (UF — an inflation-indexed,

DISTRIBUCION Y SERVICIO D&S S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Chilean peso-denominated monetary unit) are presented in Chilean pesos at the following period-end rates (stated in Chilean pesos per foreign currency):

	At March 31,

	2003	2004

	Ch$	Ch$
U.S. Dollar	731.56	616.41
UF	16,783.60	16,820.82

      e. Statements of Cash Flows — The statements of cash flows have been prepared using the indirect method. Cash and cash equivalents include cash and investments in fixed income mutual funds with original maturities of less than 90 days at the date of purchase.

      f. Marketable Securities — Marketable securities correspond to investments in shares and mutual funds, which are stated as follows:

•	Shares are stated at the lower of price-level restated purchase cost or year-end market value.

•	Mutual Funds are stated at the year-end value of the units, which is considered market value.

      g. Inventories — Inventories are stated at the lower of price-level restated cost, on a weighted-average-cost basis, which is not in excess of the net realizable value.

      h. Allowance for doubtful accounts — In order to cover the risk of uncollectibility, the Company provided for an allowance by calculating a general provision for doubtful accounts based on historical write-off or loss experience (updated for current trends or facts and circumstances) in its distinct aging categories for each of accounts receivable, notes receivable, and sundry debtors.

      i. Property, Plant and Equipment, and Depreciation — Property, plant and equipment is stated at price-level restated purchase cost. The revaluation of property, plant and equipment resulting from an independent technical appraisal is recorded, with a corresponding increase in shareholders’ equity. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

      The cost of financing the works under construction is included as part of the cost of the fixed assets under construction. This capitalization is determined considering the average rate of the actual financing cost.

      Assets acquired under finance leases are accounted for in the same manner as the purchase of property, plant and equipment, recording the total liability and the interest on the accrual basis. The Company records the sale and leaseback of assets as lessee under financial-type lease maintaining the same value of the assets prior to the transaction.

      These assets are not legally owned by the Company until it exercises its purchase option.

      j. Investments in Affiliated Companies — Investments in related companies made before January 1, 2004 are valued in accordance with the equity method of accounting, which consists in assigning each investment maintained by the Company the proportion that corresponds to it in the issuer’s equity and proportionally recognizing its variations in accordance with Circular N368 of the SVS and Technical Bulletin N42 of the Chilean Institute of Accountants.

      k. Business combinations — From January 1, 2004, purchase accounting in accordance with Circular No. 1697 of the SVS and Technical Bulletin No. 72 issued by the Chilean Association of Accountants, requires that assets acquired and liabilities assumed in a business combination be recorded at their fair value. Excess of the purchase price over the fair value of the assets acquired and liabilities assumed is recorded as goodwill.

      l. Goodwill and Negative Goodwill — The excess of carrying value over cost of investments and the excess of cost over carrying value are amortized over the estimated term of return on investments which is 10 and 20 years, respectively.

DISTRIBUCION Y SERVICIO D&S S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      m. Bonds payable — Bonds payable are reported as liabilities at the par value of the bonds issued. The difference between the proceeds and the par value at the time of placement is deferred, and then amortized on a straight-line basis over the period in which the bonds’ nominal interest is accrued on a straight-line basis. The straight- line method of amortization approximates the effective interest rate method.

      n. Income Taxes — The Company has recognized income tax obligations according to legal stipulations in force at year-end.

      o. Deferred Taxes — The Company records income taxes in accordance with Technical Bulletin N60 of the Chilean Association of Accountants, and with Circular N1466 issued on January 27, 2000 by the SVS, recognizing the deferred tax effects of temporary differences between the financial statement and tax values of assets and liabilities using the tax rates estimated to be in effect at the time of reversal.

      p. Vacation Expense — The annual cost of employee vacations and benefits is recorded on the accrual basis.

      q. Research and Development Expenses — Research and development expenses are charged to the income statement during the period incurred.

      r. Severance Indemnities — The liabilities for voluntary severance indemnities paid to employees are accrued at the discounted present value of the vested benefits using a 7% discount rate and considering future service until retirement (age 60 for women; age 65 for men), adjusted for estimated employee turnover.

      s. Revenue Recognition — Revenue from product sales is recognized when the merchandise is delivered to the customer. At such point, all requirements for completing the earnings process have been complied with under Chilean GAAP.

      Revenue obtained from suppliers for reaching volume targets on purchases is recorded on an accrual basis and included on operating revenue on the statements of income. Such volume rebates are recognized on a pro rata basis as purchases are made.

      t. Use of Estimates — The preparation of consolidated financial statements in conformity with Chilean GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      u. Translation to U.S. Dollars — The Company maintains its accounting records and prepares its financial statements in Chilean pesos. The U.S. dollar amounts disclosed in the accompanying interim consolidated financial statements are presented solely for the convenience of the readers, at the March 31, 2004 Observed Exchange Rate of Ch$ 616.41 per U.S.$1.00 reported by the Chilean Central Bank. This translation should not be construed as a representation that the Chilean peso amounts actually represent or have been, could have been or could in the future be converted into U.S. dollars at that or any other rate.

      v. Forward contracts — The Company has entered into foreign currency forward contracts with financial institutions. Rights and obligations of these contracts are valued at fair value through the income statement at year end in accordance with Technical Bulletin N57 issued by the Chilean Institute of Accountants.

      w. Long-lived assets — The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets, derived from the present value of expected cash flows.

      Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

DISTRIBUCION Y SERVICIO D&S S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Changes in Accounting Principles

      From January 1, 2004 purchase accounting in accordance with Circular No. 1697 of the SVS and Technical Bulletin No. 72 issued by the Chilean Association of Accountants, requires that the assets acquired and liabilities assumed in a business combination be recorded at their fair value. Excess of the purchase price over the fair value of the assets acquired and liabilities assumed is recorded as goodwill.

4.	Marketable Securities

      The detail of marketable securities is as follows:

	At March 31,

	2003	2004

	ThCh$	ThCh$
Shares	76,419	160,489
Mutual funds (fixed income securities)	—	1,000,000
Mutual funds(1)	—	1,481,810

Total	76,419	2,642,299

(1)	This amount represents an investment in a combined portfolio of fixed and variable rate instruments.

5.	Notes and Accounts Receivable

      The detail of notes and accounts receivable is as follows:

	At March 31,

	2003	2004

	ThCh$	ThCh$
Trade accounts receivable(b)	66,236,736	108,011,896
Notes receivable	1,714,287	3,001,806
Sundry debtors(a)	73,537,357	36,511,094
Allowance for uncollectible receivables	(6,091,231)	(10,825,370)

Total	135,397,149	136,699,426

      a) This principally corresponds, at March 31, 2004, to the unpaid portion of the receivable from Disco S.A. (U.S.$90,000,000 agreed-upon price). The receivable relates to the 1999 sale of the shares of Supermercados Ekono S.A. (Argentina). Its maturity date was May 2, 2003. Disco S.A. paid the above-mentioned amount on the basis of the Argentine law which stipulates that “the obligations expressed and payable in dollars should be converted to Argentine pesos.“Such “pesoified” payment amount left an outstanding receivable of ThCh$29,419,976 as of March 31, 2004.

      Management believes that the Company has contractual and legal recourse to recover the remaining balance, in the form originally agreed to and, as a result, no provision is necessary for the receivable due from Disco S.A., which is guaranteed by Disco Ahold International Holding N.V.(Note 22d.).

      At March 31, 2003 the amount of this receivable account was ThCh$65,462,400, equivalent to U$90,000,000, the original debt amount.

      (b) In 2004, this amount includes ThCh$80,829,376 (ThCh$47,436,134 in 2003) of trade accounts receivable of Servicios y Administración de Créditos Comerciales Presto Ltda. the finance subsidiary of the Company.

DISTRIBUCION Y SERVICIO D&S S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Inventories

      The detail of inventories is as follows:

	At March 31,

	2003	2004

	ThCh$	ThCh$
Merchandise for sale	82,733,290	103,082,084
Imports in transit	3,601,945	2,642,627
Supplies	455,937	549,953

Subtotal	86,791,172	106,274,664
Allowance to reduce inventory to net realizable value(1)	(217,182)	(1,669,055)

Total	86,573,990	104,605,609

(1)	At March 31, 2003 and 2004, an allowance was recorded for inventory whose aging was more than one year and for discontinued and out-of-season products.

7.     Other Current Assets

      The detail of other current assets is as follows:

	At March 31,

	2003	2004

	ThCh$	ThCh$
Deferred taxes (Note 14.b)	1,636,053	2,889,800
Other	1,012,720	824,458

Totals	2,648,773	3,714,258

DISTRIBUCION Y SERVICIO D&S S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.     Property, Plant and Equipment — Net

      The detail of property, plant and equipment is as follows:

	At March 31,

	2003	2004

	ThCh$	ThCh$
Land	133,843,899	155,148,090
Buildings and infrastructure:
Buildings	334,736,638	397,732,749
Construction in progress	8,764,978	17,289,234
Machinery and equipment	128,938,931	147,593,113
Other:
Leased assets(1)	36,371,494	39,389,363
Fixtures	29,512,290	26,035,028

Subtotal	672,168,230	783,187,577

Technical revaluation(2):
Land	3,567,760	3,503,515
Buildings	478,116	542,159

Subtotal	4,045,876	4,045,674

Total gross property, plant and equipment	676,214,106	787,233,251
Accumulated depreciation	(183,964,597)	(236,031,450)

Total net property, plant and equipment	492,249,509	551,201,801

(1)	Corresponds to land, buildings and equipment leased under finance type leases for store premises. The Company is a lessee in these transactions.

(2)	The technical revaluation was determined based on a study by independent consultants, in accordance with Circular N1529 of the SVS.

      The depreciation is determined using the straight-line method. Depreciation amounted to ThCh$9,087,018 in 2003 and ThCh$11,368,240 in 2004 and includes ThCh$7,601 in each year for the depreciation of the technical revaluation. These amounts include the amortization expense associated with leased assets.

Useful lives assigned to property, plant and equipment:

      The detail of the useful life assigned to property, plant and equipment is as follows:

• Buildings and infrastructure	20 to 60 years
• Machinery and equipment	4 to 7 years
• Leased assets	5 to 7 years
• Fixtures	10 years
• Other fixed assets	4 years

DISTRIBUCION Y SERVICIO D&S S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.     Other Assets — Net

      Other assets are summarized as follows:

	At March 31,

	2003	2004

	ThCh$	ThCh$
Goodwill (net) (Note 9a)	9,610,650	30,325,104
Other long-term assets (Note 9b)	9,942,909	18,175,216

Total	19,553,559	48,500,320

      a. Goodwill and negative goodwill

      Goodwill and (negative goodwill) net of accumulated amortization are detailed as follows:

	At March 31,

	2003	2004

	ThCh$	ThCh$
SAITEC S.A.	(378,180)	(240,648)
El Rodeo S.A.	(568,520)	(361,767)
Inversiones Solpacific Ltda.	(57,479)	—
Maquinsa S.A.	10,164,471	9,404,030
Magallanes S.A. (formerly Carrefour Chile S.A.)	—	21,116,587**
Other	450,358	406,902

Total	9,610,650	30,325,104

      ** See “Acquisition of Magallanes S.A.” below.

      The accumulated amortization for goodwill and negative goodwill was ThCh$5,917,799 and ThCh$7,030,496 at March 31, 2003 and 2004, respectively.

Incorporation of Saitec S.A., El Rodeo S.A. and Almac Internacional S.A.

      On December 28, 1995, the Company received 99.96%, 99.99% and 99.99% interests in SAITEC S.A., El Rodeo S.A., and Almac Internacional S.A., respectively, as payment for the capital increase approved at the Extraordinary Shareholders’ Meeting held on that date. These investments were contributed by the shareholders Empresas Almac S.A. and Estudios y Proyectos Comerciales e Inmobiliarios S.A.

      The excess of the carrying value of the underlying net assets over the stated increase in the Company’s capital (negative goodwill) was recognized and is being amortized over ten years.

Acquisition of Maquinsa S.A. (formerly Fullmarket S.A.)

      On October 31, 1996, the Company acquired from unrelated third parties a 100% interest in Maquinsa S.A. for ThCh$12,666,554, that was paid during 1997. During 1999 the Company increased the goodwill balance by ThCh$1,043,256 paid as the result of an arbitration proceeding that settled a dispute with Fullmarket’s former owners. The acquisition was accounted for as a purchase. Excess of cost over assets acquired and liabilities assumed was designated as goodwill, which is being amortized over twenty years.

Acquisition of Magallanes S.A. (formerly Carrefour Chile S.A.)

      Carrefour Acquisition. The difference between the purchase price and the fair value of assets acquired and liabilities assumed from the purchase of share of Carrefour Chile S.A., later on Magallanes S.A., has been preliminarily assigned to goodwill and is being amortized over 20 years in accordance with terms established by Bulletin No.1697 of the SVS. The total purchase price was US$124 million. The Company is still in the process of finalizing the allocation of the purchase price to the assets acquired and liabilities assumed,

DISTRIBUCION Y SERVICIO D&S S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

including the appraisal of certain assets. Once this allocation is finalized, which is expected to occur in June 2004, the amount recorded as goodwill may change.

      b. Other long-term assets

      Other long-term assets are detailed as follows:

	At March 31,

	2003	2004

	ThCh$	ThCh$
Electric utility refundable advances	245,012	176,694
Deferred discount on bond issuance	2,088,597	2,853,797
Deferred expenses of bond placement and issuance costs	1,194,658	1,736,121
Investment in related companies	1,616,076	1,607,036
Long term receivables	4,547,818	7,994,586
Long term deferred taxes (Note 14 b)	—	2,610,981
Other	250,748	1,196,001

Total	9,942,909	18,175,216

10.     Accounts Payable

      Accounts payable are summarized as follows:

	At March 31,

	2003	2004

	ThCh$	ThCh$
Domestic suppliers	132,985,952	179,780,766
Foreign suppliers	815,816	1,166,218

Total	133,801,768	180,946,984

11.     Accruals and Withholdings

      Accruals and withholdings are summarized as follows:

	At March 31,

	2003	2004

	ThCh$	ThCh$
Accruals:
Vacations	781,957	1,066,087
Bonuses payable	1,977,680	2,832,972
Other	4,127,172	9,901,259

Subtotal	6,886,809	13,800,318
Withholdings:
Income tax payable	—	66,452
Other	2,773,829	3,339,154

Total	9,660,638	17,205,924

DISTRIBUCION Y SERVICIO D&S S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.     Bank Debt, Sundry Creditors and Other Liabilities

      a. Short-term bank debt

      Short-term bank debt is summarized as follows:

	At March 31,

	2003	2004

	ThCh$	ThCh$
Payable in:
United States dollars	17,968,465	18,627,954
Chilean pesos (not indexed)	55,183,424	64,089,285
Inflation-linked units (UFs)	441,737	530,974

Total	73,593,626	83,248,213

Weighted average interest rates are as follows:
Loans in U.S. Dollars	5.60%	3.66%
Loans in Chilean pesos (not indexed)	5.75%	4.16%
Loans in inflation-linked units (UFs)	9.60%	4.80%

	Balance			Balance
	March 31,			March 31,	Stated
Bank/Financial Institution	2003	Currency		2004	Interest Rate

	ThCh$			ThCh$
Santander — Santiago	7,126,833		US	$8,581,687	LIBOR + 0,5
	441,737		UF	530,974	4.80%
	1,565,085		Ch	$8,369,922	4.16%
Bice	2,947,244		US	$863,564	LIBOR + 0,5
Chile	3,385,536		US	$4,721,426	LIBOR + 0,5
	15,340,478		Ch	$2,055,505	4.16%
Scotiabank	48,979	US$		—	4.16%
	192,747		Ch	$223,124	4.80%
Citibank	929,462		Ch	$28,223,440	4.16%
Bhif	10,538,958		Ch	$25,208,958	LIBOR + 0,5
Estado	671,339		US	$977,120	LIBOR + 0,5
	17,569,517	Ch$		—	7.16%
BCI	2,661,632		US	$3,011,887	LIBOR + 0,5
	9,976,639		Ch	$6,511	4.16%
Corpbanca	197,440	US$		—	LIBOR + 0,5
Bankboston	—		US	$472,270	4.16%
Security	—		Ch	$1,825	4.16%

	73,593,626			83,248,213

DISTRIBUCION Y SERVICIO D&S S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

b.	Long-term bank debt

      Long-term bank debt is summarized as follows:

	At March 31,

	2003	2004

	ThCh$	ThCh$
Payable in:
Inflation-linked units (UFs)	66,932,874	51,546,503
Less: Current portion	35,959,736	19,957,255

Long-term portion	30,973,138	31,589,248

	Balance		Balance
Bank/Financial	March 31,		March 31,	Stated	Maturity
Institution	2003	Currency	2004	Interest Rate	Date

	ThCh$		ThCh$
Santander — Santiago	30,973,138	UF	11,404,264	TAB + 1,25%	04/06/05
Estado	—	UF	20,184,984	2,25%	02/09/07

	30,973,138		31,589,248

      TAB is a referenced rate in the Chilean Market, and corresponds to the average rate for fund investments of 90, 180 and 360 days.

      Long-term bank debt is payable as follows:

ThCh$
2005	11,404,264
2006	—
2007	20,184,984

Total	31,589,248

      The material covenants of our long-term debt agreements at March 31, 2004 are described in the table below:

Principal Loan Covenants

Banco Santander Santiago	1.	Minimum coverage of interest expenses of 3.75 (operating income plus depreciation divided by interest expense) for June and December
	2.	Not to sell or use as collateral the Ekono, Almac and Lider brands.
	3.	No leverage more than 1.2 times (interest-bearing liabilities divided by equity plus accumulated amortization of goodwill and negative goodwill).
	4.	Not to grant new guarantees.

DISTRIBUCION Y SERVICIO D&S S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

c.	Capital lease and leaseback obligations

      Capital lease and leaseback obligations are summarized as follows:

	At March 31,

	2003	2004

	ThCh$	ThCh$
Lease obligations	7,919,631	7,912,975
Less: Current portion	2,758,694	3,623,190

Long-term portion	5,160,937	4,289,785

Leaseback obligations	8,278,789	6,214,785
Less: Current portion	1,965,109	2,096,757

Long-term portion	6,313,680	4,118,028

Total long-term lease and leaseback obligations	11,474,617	8,407,813

      Lease and leaseback obligations are denominated in U.F.’s and accrue interest at rates that range from 7.00% to 13.56%.

Leaseback agreements

							Income
							(Loss)
		Selling	Nominal	N of	Interest		From
Creditor	Asset	Price in	Value	Installments	Rate	Term of Contract	Transactions

		UF	UF		%		ThCh$
Bansa Santander S.A.	Land and buildings Alameda	380,518	570,504	121	8.57	18.12.1996 to 20.01.2007	—
Bansa Santander S.A.	Land and buildings Maipú	519,499	763,499	121	8.28	30.08.1996 to 02.10.2006	(307,894)
Bansa Santander S.A.	Land San Bernardo	109,893	111,711	121	8.20	14.03.1997 to 14.03.2007	(50,349)
Bansa Santander S.A.	Land San Bernardo	21,026	30,904	123	8.65	04.12.1997 to 14.03.2007	—

      The losses derived when comparing the book value with the selling price are amortized over the term of the respective contracts and are included in fixed assets, as part of leased assets.

      Future minimum lease payments on the long-term portion of capital lease and leaseback obligations at March 31, 2004 are as follows:

ThCh$
2005	4,511,090
2006	3,491,314
2007	405,409

Total	8,407,813

DISTRIBUCION Y SERVICIO D&S S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

d.	Short-term sundry creditors

      Short-term sundry creditors are summarized as follows:

	At March 31,

	2003	2004

	ThCh$	ThCh$
Provision for merchandise rebate obligation(1)	571,873	1,060,606
Other (in Chilean pesos)	5,254,768	4,888,002

Total	5,826,641	5,948,608

(1)	Represents an obligation for rebates on merchandise provisioned 100%.

e.	Commercial paper and bonds

	At March 31,

Short term	2003	2004

	ThCh$	ThCh$
Payable in:
Chilean pesos	36,571,940	57,878,159

      The commercial paper all matures at various dates throughout 2004 and the detail of the placements is as follows:

Stated
Series	Interest Rate

003-4	4.80%
003-5	4.32%
003-6	3.24%
011-1	4.32%
011-2	4.32%

      Long-term bonds are summarized as follows:

	At March 31,

	2003	2004

	ThCh$	ThCh$
Payable in:
Inflation-linked units (UFs)	84,049,339	135,275,773
Chilean pesos
Less: current portion	2,940,382	3,736,959

Total	81,108,957	131,538,814

DISTRIBUCION Y SERVICIO D&S S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      D&S and its subsidiary SAITEC S.A. have issued bonds to the Chilean public in UFs. The issues are summarized as follows:

Bonds:

      D&S has issued four series of bonds issued in 2000 and 2003. The detail is as follows:

Bond	Date of		Amount		Maturity	Nominal	Amortization	Interest
Issued	Issuance	Indexation	Issued	Series	Date	Interest Rate	Terms	Payment

SERIES A	15.11.2001	U.F.	3,500,000	A1 U.F. 300,000	2006	7.0% compounded	1 installment due	Semiannually, due on April 1,
				A2 U.F. 3,200,000	2014	semiannually	on April 1, 2006	and October 1, each year,
								as from April 1, 2001
SERIES B	15.11.2001	U.F.	1,200,000	B1 U.F. 200,000	2022	6.5% compounded	32 semiannual equal	Semiannually, due on April 1,
				B2 U.F. 1,000,000	2022	semiannually	installments as from	and October 1, each year,
							April 1, 2007	as from April 1, 2001
SERIES C	01.12.2003	U.F.	2,000,000	C1 U.F. 2,000,000	2009	4.5% compounded	10 semiannual	Semiannually, due on April 1,
						semiannually	Installments as from	and December 1, each year
							December, 2009	as from June 1
SERIES D	01.12.2003	U.F.	1,000,000	D1 U.F. 1,000,000	2025	5.5% compounded	38 semiannual	Semiannually, due on April 1,
						semiannually	Installments as from	and December 1, each year
							December, 2009	as from June 1

      SAITEC S.A. has issued to UF350,000 of 22 year debentures issued in 1992. Principal is paid down semiannually from October 1, 1995, after a three-year grace period. Interest is payable semiannually at 6.5%. These debentures are not secured.

      Interest accrued on these bonds at March 31, 2004 and 2003 was ThCh$1,570,620 and ThCh$1,431,386 respectively and is included under current liabilities. The difference between par value and the proceeds is being deferred and amortized by the straight line method which approximates the effective interest method. The discount at March 31, 2004, was ThCh$3,243,859 (ThCh$2,419,250 in 2003) and is included under current assets for ThCh$390,062 (ThCh$330,653 in 2003) and other assets for ThCh$2,853,797 (ThCh$2,088,597 in 2003).

Commercial paper:

      On November 15, 2002, the Company registered an issuance of bearer promissory notes amounting to UF2,150,000, with the SVS, under number 003.

      On October 14, 2003, the Company also registered with the SVS, under number 011, an issuance of bearer promissory notes for UF1,250,000.

      The principal characteristics of these are:

a) Accrued interest on the promissory notes at year end is shown with the current portion of long-term liabilities.

b) Long-term principal is shown under commercial paper and bonds on the consolidated balance sheets.

c) The promissory notes are not secured.

d) At March 31, 2004, the premium from the placement of the promissory notes amounted to ThCh$243,872 (ThCh$128,348 in 2003). At March 31, 2004 and 2003 these amounts are shown in other short-term liabilities.

e) The expenses incurred in the issue and placement of these promissory notes were capitalized and are being amortized over the term of the notes. At March 31, 2004, ThCh$280,825 has been amortized and included in the financial expenses for 2004 (ThCh$175,235 in 2003). Of the balance an amount of ThCh$165,447 is included in other current assets (ThCh$535,765 in 2003).

DISTRIBUCION Y SERVICIO D&S S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Bonds and Commercial Paper Covenants

     Bonds Series A, B, C, D

      1. Maintain an indebtedness relationship lower than 1,2 times, defined as the ratio between current liabilities that accrue interest and equity.

      2. Minimum coverage of interest expense of 3.5 times (operating results plus depreciation plus amortization of intangibles divided by interest expenses).

      3. Keeping assets free from liens in a total amount equal to at least 1.3 times the outstanding balance of the total bonds issued for the Issuer, which are in force, calculated and measured each quarter over the consolidated balance sheet.

      4. Keeping consolidated total equity of an amount equal at least to UF13,000,000, calculated and measured each quarter.

     Commercial paper

      1. Minimum Coverage of financial expenses of 3.5 (operating income plus depreciation divided by interest expenses) for March, June, September and December.

      2. Leverage less than 1.2 (current liabilities divided by equity) for March, June, September and December.

f.	Long-term sundry creditors

      The details of long—term portion of sundry creditors is as follows.

	At March 31,

	2003	2004

	ThCh$	ThCh$
Due to Compañía de Petróleos de Chile S.A. and accruing interest at 8.59% a year	256,927	232,532
Due to Inmobiliaria Los Cóndores S.A. and others and accruing interest at 6.58% a year	1,431,386	—

Less: Current portion	1,454,484	21,801

	233,829	210,731

DISTRIBUCION Y SERVICIO D&S S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.     Shareholders’ Equity

      The changes in shareholders’ equity accounts are as follows:

					Retained Earnings
		Reserve for	Technical
	Paid-in	Capital	Revaluation	Other	Retained	Net Income	Interim
	Capital	Revaluation	Reserve	Reserves	Earnings	for the Year	Dividends	Total

	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Balances, January 1, 2003	214,784,612	—	1,267,377	33,417	67,770,224	23,777,482	(6,900,000)	300,733,112
Transfers	—	—	—	—	23,777,482	(23,777,482)	—	—
Monetary correction	—	1,073,923	6,337	167	457,739	—	(34,500)	1,503,666
Net income for the period	—	—	—	—	—	9,434,744	—	9,434,744

Balances, March 31, 2003	214,784,612	1,073,923	1,273,714	33,584	92,005,445	9,434,744	(6,934,500)	311,671,522
Price-level restatement	—	—	—	—	—	—	—	—

Balances as of March 31, 2003 price-level restated at March 31, 2004	214,784,612	1,073,923	1,273,714	33,584	92,005,445	9,434,744	(6,934,500)	311,671,522

Balances, January 1, 2004	216,932,458	—	1,280,051	33,751	78,642,483	20,819,444	(6,879,300)	310,828,887
Transfers	—	—	—	—	20,819,444	(20,819,444)	—	—
Monetary correction	—	(1,084,662)	(6,400)	(169)	(497,309)	—	34,396	(1,554,144)
Net income for the period	—	—	—	—	—	187,672	—	187,672

Balances, March 31, 2004	216,932,458	(1,084,662)	1,273,651	33,582	98,964,618	187,672	(6,844,904)	309,462,415

      a. Paid-in capital

      At March 31, 2004, D&S’s paid-in capital consists of 1,380,000,000 no-par-value common shares.

      b. Capital increases

      The Eleventh Extraordinary Meeting of Shareholders held on May 23, 2002 approved an increase in the capital of the Company by ThCh$163,622,500. The Company agreed to issue 250 million shares, no par value, to the public within three years. The Board of Directors meeting held on December 23, 2003, resolved to issue the entirety of these shares during the first six months of 2004.

      c. Income distribution policy

      In compliance with current Chilean law, the Company must distribute at least 30% of its net income as a cash dividend, unless the General Shareholders’ Meeting decides otherwise by a unanimous vote of the issued shares.

DISTRIBUCION Y SERVICIO D&S S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

d.	Reserve for technical revaluation of property, plant and equipment

      This reserve corresponds to D&S’s share in technical revaluations made by subsidiaries in prior years.

      e. Other reserves

      These reserves correspond to the technical revaluation of property, plant and equipment.

14.     Income Taxes

      a. The detail of accrued income taxes is as follows:

	At March 31,

	2003	2004

	ThCh$	ThCh$
Prior First category income taxes	(5,960,573)	(3,505,837)
First category income taxes	(1,712,317)	(2,005,657)
Less:
Estimated monthly payments	7,455,177	6,896,623
Personnel training credit and Real estate tax credit	2,308,201	3,033,338
Benefit from tax loss carryback	—	508,621
Arica Law tax credit	8,869	8,868

Net income taxes receivable	2,099,357	4,935,956

      At March 31, 2004, recoverable income tax includes other refundable taxes such as VAT.

      At March 31, 2004, the Company had no retained taxable income and its subsidiaries have retained taxable income of approximately ThCh$119,806,877 (ThCh$108,198,990 in 2003). The latter are entitled to a credit for first category tax when dividends are distributed to the shareholders. Certain subsidiaries have tax losses for tax purposes totaling ThCh$44,248,640 as of March 31, 2004 (ThCh$15,526,541 in 2003).

DISTRIBUCION Y SERVICIO D&S S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      b. Deferred taxes — The detail of accumulated consolidated balances of deferred taxes is as follows:

	Balance, March 31, 2003				Balance, March 31, 2004

	Deferred Assets		Deferred Liabilities		Deferred Assets		Deferred Liabilities

	Short-Term	Long-Term	Short-Term	Long-Term	Short-Term	Long-Term	Short-Term	Long-Term

	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Temporary difference
Allowance for uncollectible accounts	730,468				1,682,975
Vacations accrual	96,473				410,847
Leased assets				499,618				677,603
Depreciation of property, plant and equipment				3,655,803		1,304,861		4,742,113
Severance indemnity	94,217	568,478			207,674	627,411
Realization allowance on inventory	164,635				473,480
Sundry provisions	5,311				424,897
Sundry debtors	7,219				37,777
Capitalized financial cost				1,485,710				1,495,987
Deferred charges			88,401	1,257,480			319,604	1,420,222
Tax loss	736,656	1,902,856				7,522,269

Total deferred taxes	1,834,979	2,471,334	88,401	6,898,611	3,237,650	9,454,541	319,604	8,335,925

Complementary accounts balance	(110,525)	(499,631)		(2,391,728)	(28,246)	(487,239)	—	(1,979,604)

Net balances per balance sheet	(2)1,724,454	(1)1,971,703	(2)88,401	(1)4,506,883	(2)3,209,404	(1)8,967,302	(2)319,604	(1)6,356,321

(1)	Long-term deferred tax liabilities are presented net of long-term deferred tax assets under other long-term liabilities.

(2)	Short-term deferred tax assets are presented net of short-term deferred tax liabilities under other current assets.

      The complementary accounts are amortized over the estimated period the differences will reverse.

      The charge for income taxes is as follows:

	Three Month Period Ended
	March 31,

	2003	2004

	ThCh$	ThCh$
Current tax expense
For the year	(1,712,317)	(2,005,657)
Deferred taxes
Change in deferred taxes	(565,622)	1,198,463
Benefit from tax loss carryback	—	57,003
Effect of amortization of complementary accounts of deferred tax assets and liabilities	(129,770)	140,147

Total charge to results	(2,407,709)	(610,044)

DISTRIBUCION Y SERVICIO D&S S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.     Foreign Currencies

      Balances in foreign currencies, all of which are denominated in United States dollars, are summarized as follows:

	At March 31,

	2003	2004

	ThCh$	ThCh$
ASSETS
Current assets	65,840,400	29,417,976

LIABILITIES
Current liabilities	21,888,921	21,241,217
Long-term liabilities	4,086,329	3,968,081

Total liabilities	25,975,250	25,209,298

Net asset position	39,865,150	4,208,678

16.     Price-Level Restatement And Foreign Exchange

      Price-level restatement (monetary correction) and foreign exchange, described in Note 2c and 2d, credited (charged) to income is as follows:

	Three Month Period Ended
	March 31,

	2003	2004

	ThCh$	ThCh$
Property, plant and equipment — net	2,506,702	(2,794,412)
Non-monetary liabilities — net of other long-term non-monetary assets	183,640	(86,644)
Shareholders’ equity	(1,503,666)	1,554,144
Indexation	(634,166)	944,750
Income statement amounts	(96,302)	3,950

Price-level restatements — net	456,208	(378,212)
Foreign exchange gain (loss)	681,471	(841,128)

Gain (loss) from changes in purchasing of Chilean peso and foreign exchange	1,137,679	(1,219,340)

17.     Directors’ Remuneration

      The remuneration paid to the Directors of D&S and its subsidiaries for performing their duties is summarized as follows:

	Three Month Period
	Ended March 31,

	2003	2004

	ThCh$	ThCh$
Attendance fees	364,300	64,000

DISTRIBUCION Y SERVICIO D&S S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following amounts were also paid to the Directors for activities not related to their positions as Directors:

	Three Month Period
	Ended March 31,

	2003	2004

	ThCh$	ThCh$
Per-diem	52,728	13,209

18.     Non-Operating Income and Expenses

      a. Non-operating income for each period is summarized as follows:

	Three Month Period
	Ended March 31,

	2003	2004

	ThCh$	ThCh$
Interest income	96,072	134,956
Amortization of negative goodwill	87,860	86,059
Minority interest	—	11,358
Other	36,682	215,020

Total	220,614	447,393

      b. Non-operating expense for each period is summarized as follows:

	Three Month Period
	Ended March 31,

	2003	2004

	ThCh$	ThCh$
Financial expense	4,128,168	4,784,429
Amortization of goodwill	185,107	501,256
Minority interest	24,483	—
Other	73,554	233,557

Totals	4,411,312	5,519,242

DISTRIBUCION Y SERVICIO D&S S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.	Transactions With Related Parties

      a. Related companies —The Company has transactions with its equity — method investees and other related parties. Balances due from and due to these companies are shown on the consolidated balance sheets. The detail of accounts receivable and payable is the following:

	At March 31,

	Receivable		Payable

	2003	2004	2003	2004

	ThCh$	ThCh$	ThCh$	ThCh$
Short-term:
Servicios Profesionales y de Comercialización S.A.(1)	—	—	6,790,843	10,658,995
Intersuper Argentina S.A.	—	—	15,233	15,233
Aquapuro S.A.	208,847	208,847	—	—
Inversiones Solpacific S.A.	107,025	107,025	—	—
Inmobiliaria Mall Calama S.A.	1,140,035	1,125,622	—	—
Sociedad Agricola Panquehue Ltda.	3,161	—	—	—

Totals	1,459,068	1,441,494	6,806,076	10,674,228

(1)	The balance payable is owed to a shareholder, bears interest at 3.8% a year on UF denominated principal.

      The accounts receivable and payable, other than that mentioned in (1), are not subject to interest or indexation.

      b. Transactions with related companies — The principal transactions with related companies are summarized as follows:

Company	Description of Transaction	2003	2004	2003	2004

		ThCh$	ThCh$	ThCh$	ThCh$
Servicios Profesionales y de Comercialización S.A.	Interest and indexation on current account	92,965	43,189	(92,965)	(43,189)
Aquapuro S.A.	Purchase of merchandise	1,850,246	1,107,082	—	—
Alimentos y Servicios Ltda.	Purchase of merchandise	635,376	754,083	—	—
Larrain Vial S.A. Corredora de Bolsa	Professional services	—	242,977	—	—
Kimberly Clarke Chile S.A.	Purchase of merchandise	793,566	1,337,714	—	—

20.     Severance Indemnities

      The Company records an accrual for voluntary severance indemnities, which has been accrued at the discounted present value of the vested benefit using 7% discount rate and considering future service until retirement (age 60 for women, age 65 for men).

      The accrual amounts to ThCh$3,314,741 in 2003 and ThCh$3,700,509 in 2004 and is included as accruals under long-term liabilities. The short-term accrual in 2003 and 2004, respectively, amounts to and ThCh$411,684 and ThCh$842,425.

DISTRIBUCION Y SERVICIO D&S S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

21.     Financial Derivatives

      As of March 31, 2004 the Company and its subsidiaries held the following financial derivative contracts with financial institutions with the object of decreasing exposure to foreign currency risk, as follows:

							As of March 31, 2004
									Unrealized
							Initial	Closing	Gain
	Nominal		Date of		Sales/		Hedged	Hedged	(Loss) in
Type	Amount	Currency	Maturity	Item	Purchase	Hedged Item	Amount	Amount(1)	Income

						ThCh$		ThCh$	ThCh$
FR	5,985,100	US$	2 quarter 2004	Exchange rate	P	Accounts receivable	3,978,613	3,799,613	(179,000)
FR	4,803,600	US$	2 quarter 2004	Exchange rate	P	Accounts receivable	3,167,370	3,039,690	(127,680)
FR	6,143,300	US$	2 quarter 2004	Exchange rate	P	Accounts receivable	3,820,413	3,799,613	(20,800)
FR	7,236,480	US$	2 quarter 2004	Exchange rate	P	Accounts receivable	4,719,975	4,559,535	(160,440)
FR	37,237	US$	2 quarter 2004	Exchange rate	P	Accounts receivable	14,760	19,829	5,069
FR	65,719	US$	2 quarter 2004	Exchange rate	P	Accounts receivable	48,799	43,671	(5,128)
FR	173,148	US$	2 quarter 2004	Exchange rate	P	Accounts receivable	128,517	115,038	(13,479)
FR	7,536	US$	2 quarter 2004	Exchange rate	P	Accounts receivable	3,093	4,053	960
FR	31,470	US$	2 quarter 2004	Exchange rate	P	Accounts receivable	22,439	20,558	(1,881)
FR	53,078	US$	2 quarter 2004	Exchange rate	P	Accounts receivable	39,348	35,246	(4,102)

FR: Forward contract									(506,481)

(1)	Includes unrealized gain, if any.

22.     Contingencies and Commitments

Parent company

      a. Direct commitments

      a.1. To secure the loans granted by Banco Santiago and Banco Santander, the following guarantees were entered into, which were in force at March 31, 2004:

•	Mortgage in favor of Banco Santiago for land located in the Community of Lo Barnechea and at 15 Norte St. in Viña del Mar with a book value of ThCh$49,998,554.

•	Mortgage in favor of Banco Santander on land located in the Community of La Reina with a book value of ThCh$12,287,379.

•	Mortgage in favor of Inversiones Inmobiliaria Quilicura, Inversiones Bancard and Ases e Inversiones CMB S.A. for land located in the Community of Chicureo with a book value of ThChM$4,223,809.

      a.2. The Company has commitments arising from imports of inventory and plant and equipment under bank letters of credit amounting to ThCh$4,140,390.

      b. Indirect commitments

      The Company has no indirect commitments.

      c. Management restrictions and financial covenants:

      In accordance with long-term loan contracts with Banco Santiago and Banco Santander, the Company must comply with certain financial covenants. At March 31, 2004, the Company is in compliance with these covenants.

      d. Lawsuits

      At March 31, 2004, the Company and its subsidiaries had lawsuits filed against them which are related to their normal business activity. According to the Company’s legal advisors and the Company’s management, they do not present risk of significant loss.

      Due to the non-payment of a certain portion of the account receivable related to the sale of Supermercado Ekono S.A. (Argentina), the Company initiated judicial action against the guarantor of this

DISTRIBUCION Y SERVICIO D&S S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

debt as well as its parent. Management believes that the Company has contractual and legal recourse to recover the remaining balance in the form originally agreed to and, as a result, no provision is necessary.

Subsidiaries

Direct commitments:

•	General mortgage in favor of Banco Santander on the property located in La Dehesa St. No 2016, Community of Lo Barnechea. The book value of such asset is ThCh$5,781,168.

23.	Subsequent Events

      Between April 1 and May 8, 2004 the date these financial statements were issued, there have been no subsequent events, which required disclosure.

24.	Supplementary Cash Flow Information

	Three Month Period
	Ended March 31,

	2003	2004

Interest collected	19,898	49,355

Interest paid	2,606,558	2,140,107

Property, plant and equipment acquired by assuming directly related debt	982,237	486,256

* * * * * *

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers

      Neither the laws of Chile nor the Registrant’s constitutive documents provide for the indemnification of directors or officers. However, under Chilean law, when a director or officer of a corporation acts within the scope of his or her authority, the corporation will answer for any resulting liabilities or expenses.

Item 9.	Exhibits

INDEX TO EXHIBITS

Exhibit
Number	Description

4.1	Deposit Agreement dated as of October 7, 1997 among the Registrant, JPMorgan Chase Bank (formerly known as Morgan Guaranty Trust Company of New York), as depositary, and the holders from time to time of American depositary Receipts issued thereunder (as filed in Amendment No. 2 to our Form F-1 dated as of October 6, 1997 and incorporated herein by reference).
4.2	Form of Common Stock share certificate (as filed in Amendment No. 2 to our Form F-1 dated as of October 6, 1997 and incorporated herein by reference).
4.3	English translation of the Form of Amended Foreign Investment Contract among the Company, JPMorgan Chase Bank (formerly known as Morgan Guaranty Trust Company of New York) and the Central Bank of Chile relating to the foreign exchange treatment of the investment in ADSs and ADRs.
4.4	Form of Warrant Agent Agreement between the Registrant and JPMorgan Chase Bank, as Warrant Agent.*
4.5	Form of Warrant.*
5.1	Opinion of Carey y Cía regarding the validity of the shares.*
8.1	Opinion of Carey y Cía regarding certain Chilean tax matters relating to the rights, ADR rights shares and ADSs (included in Exhibit 5.1).*
8.2	Opinion of Simpson Thacher & Bartlett LLP regarding certain U.S. tax matters relating to the rights, ADR rights shares and ADSs.*
23.1	Consent of Deloitte & Touche, Sociedad de Auditores y Consultores Ltda.
23.2	Consent of Carey & Cía (included in Exhibit 5.1).*
23.3	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 8.2).*
24.1	Powers of Attorney (included on signature page to Registration Statement).
99.1	Form of Information Agent Agreement between the Registrant and the Information Agent.*

*	To be filed by amendment.

Item 10.	Undertakings

      (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (b) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

      (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 or Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant Distribución y Servicio D&S S.A. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santiago, Republic of Chile, on the 26th day of July, 2004.

DISTRIBUCIÓN Y SERVICIO D&S S.A.

By:	/s/ CRISTÓBAL LIRA IBÁÑEZ

Name: Cristóbal Lira Ibáñez
Title: Chief Executive Officer

By: /s/ MIGUEL NÚÑEZ SFEIR

Name: Miguel Núñez Sfeir
Title: Chief Financial Officer

POWERS OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Cristóbal Lira Ibáñez and Miguel Núñez Sfeir, to act as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all such capacities, to sign any and all amendments, including post-effective amendments, and supplements to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the following capacities on July 26th, 2004.

Name	Title

/s/ CRISTÓBAL LIRA IBÁÑEZ Cristóbal Lira Ibáñez	Chief Executive Officer

/s/ MIGUEL NÚÑEZ SFEIR Miguel Núñez Sfeir	Chief Financial Officer

/s/ MARCELO GÁLVEZ SALDíAS Marcelo Gálvez Saldías	Chief Operating Officer

/s/ FELIPE IBÁÑEZ SCOTT Felipe Ibáñez Scott	President

/s/ NICOLÁS IBÁÑEZ SCOTT Nicolás Ibáñez Scott	Director

Name	Title

/s/ MANUEL IBÁÑEZ OJEDA Manuel Ibáñez Ojeda	Director

/s/ ENRIQUE BARROS BOURIE Enrique Barros Bourie	Director

/s/ JONNY KULKA FRAENKEL Jonny Kulka Fraenkel	Director

/s/ HANS EBEN OYANEDEL Hans Eben Oyanedel	Vice President

/s/ FERNANDO LARRAíN CRUZAT Fernando Larraín Cruzat	Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF DISTRIBUCIÓN Y SERVICIO D&S S.A.

      Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Distribución y Servicio D&S S.A. has signed this Registration Statement or amendment thereto in the City of Newark, State of Delaware, on the 26th day of July, 2004.

By:	/s/ DONALD PUGLISI

Name: Donald Puglisi

INDEX TO EXHIBITS

Exhibit
Number	Description

4.1	Deposit Agreement dated as of October 7, 1997 among the Registrant, JPMorgan Chase Bank (formerly known as Morgan Guaranty Trust Company of New York), as depositary, and the holders from time to time of American depositary Receipts issued thereunder (as filed in Amendment No. 2 to our Form F-1 dated as of October 6, 1997 and incorporated herein by reference).
4.2	Form of Common Stock share certificate (as filed in Amendment No. 2 to our Form F-1 dated as of October 6, 1997 and incorporated herein by reference).
4.3	English translation of the Form of Amended Foreign Investment Contract among the Company, JPMorgan Chase Bank (formerly known as Morgan Guaranty Trust Company of New York) and the Central Bank of Chile relating to the foreign exchange treatment of the investment in ADSs and ADRs.
4.4	Form of Warrant Agent Agreement between the Registrant and JPMorgan Chase Bank, as Warrant Agent.*
4.5	Form of Warrant.*
5.1	Opinion of Carey y Cía regarding the validity of the shares.*
8.1	Opinion of Carey y Cía regarding certain Chilean tax matters relating to the rights, ADR rights shares and ADSs (included in Exhibit 5.1).*
8.2	Opinion of Simpson Thacher & Bartlett LLP regarding certain U.S. tax matters relating to the rights, ADR rights shares and ADSs.*
23.1	Consent of Deloitte & Touche, Sociedad de Auditores y Consultores Ltda.
23.2	Consent of Carey & Cía (included in Exhibit 5.1).*
23.3	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 8.2).*
24.1	Powers of Attorney (included on signature page to Registration Statement).
99.1	Form of Information Agent Agreement between the Registrant and the Information Agent.*

*	To be filed by amendment.